Franklin Credit Management Corporation 10-12G

Exhibit 99.4

FRANKLIN CREDIT MANAGEMENT CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302

August 10, 2012

Dear Stockholder:

I am pleased to advise you that Franklin Credit Holding Corporation’s previously announced distribution of its mortgage servicing business to Franklin Credit Holding Corporation common stockholders, effectuated through its Prepackaged Plan of Reorganization, which was confirmed by the U.S. Bankruptcy Court in the District of New Jersey pursuant to a confirmation order in Chapter 11 Case No. 12-24411(DHS) entered on July 18, 2012 (the “Confirmation Order”), occurred on August 10, 2012 through a distribution of eighty percent (80%) of the outstanding common stock of Franklin Credit Management Corporation, which represent all of the outstanding common stock of Franklin Credit Management Corporation held by Franklin Credit Holding Corporation. On the Distribution Date, all outstanding shares of common stock of Franklin Credit Holding Corporation were cancelled. Franklin Credit Management Corporation intends to take the steps necessary to have its shares of common stock become eligible for quotation on the Over-the-Counter Bulletin Board (OTC-BB).

Holders of record of Franklin Credit Holding Corporation common stock as of the close of business on August 2, 2012 (the “Record Date”), which was the record date for the distribution, received one share of Franklin Credit Management Corporation common stock for each share of Franklin Credit Holding Corporation common stock held by such stockholder. Stockholder approval of the distribution was not required and no additional action is required on your part to receive your Franklin Credit Management Corporation shares and you will not be required to pay for the new shares.

The attached information statement describes the distribution of shares of Franklin Credit Management Corporation common stock to Franklin Credit Holding Corporation stockholders and contains important information about the distribution and Franklin Credit Management Corporation, including:

•	a description of the U.S. Federal income tax consequences of your receipt of Franklin Credit Management Corporation common stock;

•	how you received your shares of Franklin Credit Management Corporation common stock;

•	a description of the primary purposes for the distribution of the outstanding common stock of Franklin Credit Management Corporation;

•	a description of the business of Franklin Credit Management Corporation and,

•	information regarding the management and Board of Directors of Franklin Credit Management Corporation.

I suggest that you read this information statement carefully. If you have any questions regarding the distribution, please contact Franklin Credit Management Corporation’s transfer agent, Computershare, at 1-800-962-4284.

Sincerely,

/s/ Thomas J. Axon
THOMAS J. AXON
Chairman and President

Preliminary Information Statement
Subject to Completion, dated August 10, 2012

Information Statement

FRANKLIN CREDIT MANAGEMENT CORPORATION

Distribution of Common Stock of
FRANKLIN CREDIT MANAGEMENT CORPORATION
by
FRANKLIN CREDIT HOLDING CORPORATION

You are being sent this information statement in connection with the Confirmation Order in the bankruptcy case of Franklin Credit Holding Corporation (“Franklin Holding”), pursuant to which each stockholder of Franklin Holding, as of the close of business on August 2, 2012 (the “Record Date”), received a pro rata share of Franklin Holding’s 80% interest in Franklin Credit Management Corporation (“FCMC”). In accordance therewith, you were distributed one share of FCMC common stock for each share of Franklin Holding common stock outstanding on the Record Date. The distribution was effective as of August 10, 2012 (the “Distribution Date”). Pursuant to the Confirmation Order, all outstanding shares of common stock of Franklin Holding were cancelled on the Distribution Date.

Prior to the distribution, Franklin Holding owned eighty percent (80%) of the outstanding shares of FCMC common stock and Thomas J. Axon, the Chairman and President of Franklin Holding and FCMC, owned the remaining twenty percent (20%) of FCMC’s outstanding common shares. Mr. Axon retained his ownership of FCMC common stock following the distribution by Franklin Holding of its shares of FCMC common stock to current Franklin Holding stockholders.

There is currently no public trading market for FCMC common stock. FCMC intends to take the steps necessary to have the shares of FCMC common stock become eligible for quotation on the Over-the-Counter Bulletin Board (the “OTC-BB”).

FCMC IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY IN CONNECTION WITH THE MATTERS DISCUSSED IN THIS INFORMATION STATEMENT.

No vote of Franklin Holding stockholders was required in connection with this distribution pursuant to the Confirmation Order. Franklin Holding stockholders will not be required to pay for the shares of FCMC common stock they received in the distribution, or to surrender or exchange shares of Franklin Holding common stock in order to receive shares of FCMC common stock in the distribution, or to take any other action in connection with the distribution. You are being sent this information statement, which contains additional information about FCMC and its business, as well as a description of the distribution and certain U.S. Federal income tax consequences of the distribution, for your information only.

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 17.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the shares of FCMC common stock or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is _______________.

This information statement is first being mailed to Franklin Credit Management Corporation stockholders on or about _______________.

-i-

SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the distribution or other information that may be important to you. To better understand the distribution and FCMC’s business and financial position, you should carefully review this entire information statement. As used herein (except as expressly indicated or unless the context otherwise requires), references to “FCMC,” “we,” “our” and “us” refer to Franklin Credit Management Corporation and references to “Franklin Holding” or “FCHC” refer to Franklin Credit Holding Corporation and, when the context requires, collectively with its subsidiaries (excluding FCMC, unless otherwise indicated). References to the “Licensing Credit Agreement,” which extends a line of credit and letter of credit facility to FCMC, refer to the Licensing Credit Agreement, as amended, between FCMC and The Huntington National Bank (“Huntington” or the “Bank”).

FCMC’s Business

Following a corporate reorganization that took effect in December 2008 and a debt restructuring completed in March 2009 with the Bank, which are described in greater detail below, Franklin Holding’s operating business has been conducted solely through FCMC. FCMC is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, including specialized loan collection and recovery servicing, and in the due diligence, analysis, pricing and acquisition of residential mortgage portfolios, for third parties. FCMC will continue to engage in such services following completion of the distribution of eighty percent (80%) of the outstanding common stock of FCMC owned by Franklin Holding, which is referred to herein as the “distribution.” Following the distribution, FCMC will no longer be part of the same corporate family as Franklin Holding and its other subsidiaries.

FCMC has positive net worth, and as a result of certain transactions with the Bank in September 2010, which are described in greater detail below, operates its servicing, collections and recovery business free of past pledges of FCMC’s capital stock and free of significant restrictive covenants under a legacy credit agreement with the Bank and its participating banks (the “Legacy Credit Agreement”), which governs the substantial debt owed to the Bank by subsidiaries of Franklin Holding, other than FCMC. At March 31, 2012, FCMC had total assets of $27.2 million and had stockholders’ equity of $12.9 million.

FCMC (previously named Miramar Resources, Inc.) was incorporated on February 24, 1988. Following the distribution, FCMC’s principal office will continue to be located at 101 Hudson Street, Jersey City, NJ 07302, and its telephone number will continue to be 1-201-604-1800.

Bankruptcy Filing of Franklin Holding

On June 4, 2012 (the “Petition Date”), Franklin Holding filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) ) and filed with the Bankruptcy Court a proposed prepackaged plan of reorganization (as amended, the “Prepackaged Plan”) and a related disclosure statement (the “Disclosure Statement”). The Prepackaged Plan proposed, among other things, that Franklin Holding would distribute its 80% interest in FCMC to Franklin Holding’s stockholders in consideration for FCMC agreeing to pay Franklin Holding $250,000 in cash and an aggregate of $1,109,000 (representing the fair market value of FCMC as determined by an independent third party) over a period of five years.

FCMC believes that the distribution benefits FCMC by:

•	enhancing the ability of FCMC to develop new business opportunities;

•	providing FCMC with potential financing and capital raising opportunities that are not available to FCMC as long as it is a part of Franklin Holding; and,

•	allowing FCMC to attract and retain qualified employees essential to FCMC’s business growth and success.

On July 18, 2012, the Bankruptcy Court entered an order approving and confirming the Prepackaged Plan (the “Confirmation Order”), including the distribution of FCMC, as proposed under the Prepackaged Plan. The Prepackaged Plan became effective on the Distribution Date, which is also the effective date of the Prepackaged Plan. All outstanding shares of common stock of Franklin Holding were cancelled and extinguished on the Distribution Date pursuant to the terms of the Confirmation Order and the Prepackaged Plan.

Corporate Reorganization and 2009 Restructuring of Franklin Holding and FCMC

In December 2008, FCMC, which was then a public company, and its then-existing subsidiaries engaged in a series of transactions (the “Reorganization”) in which a holding company form of organizational structure was adopted, Franklin Holding becoming the parent of FCMC and successor to FCMC as the public company, all of the equity and membership interests in FCMC’s direct subsidiaries were transferred to other entities in the reorganized corporate structure, ownership of any loans held directly by FCMC was transferred to other entities in the reorganized corporate structure, and loan agreements with the Bank were amended. As a result of the Reorganization, Franklin Holding became the successor issuer to FCMC, and FCMC became the servicing business subsidiary of Franklin Holding.

Effective March 31, 2009, Franklin Holding, and its consolidated subsidiaries, including FCMC, entered into a series of agreements with the Bank (referred to herein as the “Restructuring”) pursuant to which:

•	loans, pledges and guarantees under the Legacy Credit Agreement (which matured and expired on March 31, 2012) were substantially restructured;

•	substantially all of Franklin Holding’s portfolio of subprime mortgage loans and owned real estate was transferred to the Bank’s trust (with the loans and owned real estate transferred to the Bank’s trust collectively referred to herein as the “Portfolio”) in exchange for trust certificates, with certain trust certificates, representing an undivided interest in approximately 83% of the Portfolio, transferred in turn by Franklin Holding to a real estate investment trust wholly-owned by the Bank (the “Bank’s Trust” or the “Trust”) in exchange for preferred securities in a REIT of the Bank (the “REIT Securities”);

•	FCMC and Franklin Holding entered into a new credit facility with the Bank (the Licensing Credit Agreement); and,

•	FCMC entered into a servicing agreement (the “Legacy Servicing Agreement”) with the Bank’s Trust.

In consideration of certain guarantees (which have since been released) by Thomas J. Axon, the Chairman and President of Franklin Holding and FCMC, under the Licensing Credit Agreement, the Bank and Franklin Holding’s Audit Committee consented to a payment to Mr. Axon equal to 10% of the outstanding common stock of FCMC.

The Restructuring did not include a portion of the debt of subsidiaries of Franklin Holding (the “Unrestructured Debt”), which as of March 31, 2012 totaled approximately $38.2 million and was subject to a forbearance agreement that expired unrenewed on September 30, 2011. However, FCMC is not obligated to the Bank with respect to the Unrestructured Debt.

Third Quarter 2010 Restructuring of Franklin Holding and FCMC

During the quarter ended September 30, 2010, Franklin Holding and FCMC entered into a series of transactions with the Bank facilitating sales by the Bank’s Trust to third parties of substantially all of the loans underlying the trust certificates issued by the Bank’s Trust. These transactions, which are described below, were effective in July and September 2010, and are referred to as the “July 2010 Transaction” and the “September 2010 Transaction,” respectively. The loan sales in July and September 2010 in connection with these third quarter transactions are collectively referred to as the “Loan Sales.”

July 2010 Transaction. On July 16, 2010, Franklin Holding and FCMC entered into a letter agreement (the “Letter Agreement”) with the Bank, the Trust, and, for certain limited purposes, Thomas J. Axon, Chairman and President of Franklin Holding. The Letter Agreement was entered into in connection with and in anticipation of the Trust’s then-proposed sale (the “July Loan Sale”) to a third party of substantially all of the first-lien residential mortgage loans held by the Bank’s Trust and serviced by FCMC under its servicing agreement with the Trust (the “Legacy Servicing Agreement”). In the July Loan Sale, substantially all of the first-lien residential mortgage loans held by the Bank’s Trust were sold by the Bank’s Trust.

The July Loan Sale, effective July 1, 2010, to an unrelated third party closed on July 20, 2010 (the “July Loan Sale Closing Date”) and, on July 20, 2010, the July Loan Sale third-party purchaser (the “Purchaser”) entered into a loan servicing agreement with FCMC (the “Loan Sale Servicing Agreement”), pursuant to which FCMC continues to service approximately 75% of the first-lien residential mortgage loans sold in the July Loan Sale.

The Letter Agreement included terms amending, or committing the Bank, FCMC and Franklin Holding to amend certain of the restructuring agreements entered into in connection with Franklin Holding’s Restructuring with the Bank on March 31, 2009, including the existing relationships under the Legacy Servicing Agreement, the Legacy Credit Agreement, and the Licensing Credit Agreement, and commitments by FCMC to make certain payments to the Bank. Additionally, the Letter Agreement set forth certain mutual commitments of the parties with respect to Franklin Holding’s consideration of a distribution of its ownership of FCMC, as well as certain guaranties of Mr. Axon.

Under the terms of the Letter Agreement with the Bank: (i) FCMC made a $1 million payment to the Bank as reimbursement for certain expenses incurred by the Bank in connection with the July Loan Sale; (ii) FCMC released all claims under the Legacy Servicing Agreement with respect to the loans sold in the July Loan Sale; (iii) the Legacy Servicing Agreement was terminated as to the loans sold; and, (iv) FCMC and the Trust entered into an amended and restated servicing agreement (the “New Trust Servicing Agreement”) effective August 1, 2010, relating to the servicing of the loans not sold in the July Loan Sale.

On the July Loan Sale Closing Date, Franklin Holding and FCMC entered into Amendment No. 2 to the Licensing Credit Agreement with the Bank. In accordance with the terms of Amendment No. 2 to the Licensing Credit Agreement with the Bank: (i) FCMC used $1 million in unpledged cash to repay the amount outstanding under its revolving line of credit with the Bank, (ii) available credit under the revolving loan facility was reduced from $2 million to $1 million, and (iii) cash collateral, which is required to secure the revolving loan and letter of credit facilities, was reduced from $8.5 million to $7.5 million, with the released cash collateral applied as a voluntary payment against the debt outstanding of certain subsidiaries of Franklin Holding under the Legacy Credit Agreement.

Due to the retention of the servicing for approximately 75% of the loans sold to the Purchaser and the servicing fee rates agreed to under the Loan Sale Servicing Agreement, the servicing fees paid by the Purchaser to FCMC have been substantially less than the servicing fees that had been paid by the Trust for such loan servicing, resulting in significantly reduced revenues for FCMC.

Effective August 1, 2010, FCMC entered into the New Trust Servicing Agreement with the Bank’s Trust (for the loans not sold in the July Loan Sale) to replace the Legacy Servicing Agreement that had been entered into with the Bank’s Trust as part of Franklin Holding’s March 31, 2009 Restructuring with the Bank. The servicing revenues from the New Trust Servicing Agreement were significantly lower than those that had been earned under the Legacy Servicing Agreement for those assets that were not sold in the July Loan Sale.

September 2010 Transaction. Franklin Holding and FCMC entered into a series of transactions with the Bank on September 22, 2010. The September 2010 Transaction has enabled FCMC to operate its servicing, collections and recovery business free of past pledges of its stock and free of significant restrictive covenants under the Legacy Credit Agreement, which governs the substantial debt owed to the Bank by subsidiaries of Franklin Holding, other than FCMC.

In connection with the terms of the September 2010 Transaction, effective September 1, 2010, the Bank sold substantially all of the subordinate lien consumer loans owned by the Bank’s Trust to Bosco Credit II, LLC (“Bosco II”), an entity formed and owned solely by Mr. Axon. Under the terms and conditions of the September 2010 Transaction (and Franklin Holding and FCMC entering into a settlement agreement with the Bank on May 23, 2011 to amicably resolve an alleged failure by Franklin Holding (but not FCMC) to make certain payments under certain interest rate hedge agreements with the Bank):

(1)	the Bank agreed to release Franklin Holding’s pledge of 70% of the outstanding shares of FCMC as security for the Legacy Credit Agreement, in consideration of $4 million paid by FCMC to the Bank;

(2)	the Bank agreed to release its liens on real properties owned by FCMC that were previously pledged to the Bank, in consideration of $1 million paid by FCMC;

(3)	The Bank released, cancelled and discharged the recourse guarantee of FCMC under the Legacy Credit Agreement;

(4)	the Bank eliminated all cross-default provisions under the Licensing Credit Agreement and servicing agreement of FCMC with the Trust (for the remaining loans and real estate owned properties held by the Trust and serviced by FCMC) that could have triggered a default resulting from a default under the Legacy Credit Agreement;

(5)	the Bank extended the $6.5 million letter of credit and $1.0 million revolving credit facilities available under the Licensing Credit Agreement, which are collateralized by $7.5 million in cash held by FCMC, to September 30, 2011 (subsequently extended to September 30, 2012 and then to March 31, 2013);

(6)	the Bank and the participating lenders consented to the future transfer, sale, restructuring or distribution of the ownership of FCMC, subject to a review and final approval of the Bank;

(7)	FCMC entered into a deferred payment agreement to pay the Bank 10% of the cumulative proceeds, minus $4 million, from any qualifying transactions (including dividends or distributions) that monetize FCMC’s value or significant assets prior to March 20, 2019; and

(8)	the Bank cancelled and terminated a prior obligation of FCMC to make payments aggregating $3 million to the Bank based upon FCMC’s earnings over a three-year period.

In consideration of Mr. Axon’s undertaking the obligations required of him by the Bank as part of the September 2010 Transaction and various guarantees and concessions previously provided by Mr. Axon for Franklin Holding’s benefit, Franklin Holding transferred an additional 10% of FCMC’s outstanding common stock to Mr. Axon, with the approval of Franklin Holding’s Audit Committee. When combined with FCMC shares already directly owned by Mr. Axon, Mr. Axon owns 20% of FCMC, while the remaining 80% of FCMC is owned by Franklin Holding.

On September 22, 2010, FCMC also entered into a servicing agreement with Bosco II for the servicing and collection of the loans purchased by Bosco II from the Trust. The servicing revenues from the Bosco II servicing agreement with FCMC have been significantly lower than those that had been earned historically under the prior servicing agreement with the Bank.

December 2010 Sale of Remaining Loans and Participation Interest in Unrestructured Debt with the Bank

In December 2010 (the “December Transaction” or the “December Loan Sale”), Bosco Credit III, LLC (“Bosco III”), which is owned 50% by Franklin Holding’s Chairman and President, Thomas J. Axon, purchased the remaining loans (other than real estate properties) held by the Trust, consisting of principally charge-off first and subordinate lien loans, and purchased from the Bank a 50% participation interest in each of the commercial loans to Franklin Holding covering that portion of Franklin Holding’s debt (the Unrestructured Debt) with the Bank.

In the December Transaction, FCMC entered into a servicing agreement with Bosco III for the servicing and collection of principally charge-off first and subordinate lien loans purchased by Bosco III from the Bank’s Trust.

Franklin Holding also has one servicing contract between FCMC and certain Franklin Holding subsidiaries for the loans collateralizing the Unrestructured Debt.

The 2011 Restructuring, Legacy Credit Agreement and Licensing Credit Agreement

On May 23, 2011, Franklin Holding entered into a settlement agreement (the “Settlement Agreement”) with the Bank covering the surrender and transfer of the REIT Securities held by Franklin Holding (and pledged as collateral under the Legacy Credit Agreement).

Contemporaneously with the execution of the Settlement Agreement, Franklin Holding entered into amendments to both the Legacy Credit Agreement and the Licensing Credit Agreement.

The Licensing Credit Agreement, as amended, provides for a $1 million line of credit and $6.5 million letter of credit facility from the Bank to FCMC and Franklin Holding. The Settlement Agreement extended the term of the Licensing Credit Agreement to September 30, 2012, and deleted the financial covenant that Franklin Holding and FCMC maintain a minimum amount of net income before taxes. The Bank has a first priority lien on the $7.5 million held in an FCMC account with the Bank, which account is pledged in favor of the Bank to secure the obligations under the Licensing Credit Agreement.

Prior to the filing of the bankruptcy case, on June 4, 2012, Franklin Holding and FCMC had entered into an amendment to their credit facility with the Bank, which, pursuant to the terms thereof, extended the termination date of the Licensing Credit Agreement to March 31, 2013; waived acknowledged defaults and an event of default related to the bankruptcy filing of Franklin Holding; and, granted a forbearance, until March 31, 2013, from the exercise of rights and remedies with respect to cash pledged as collateral triggered by the failure of Franklin Holding subsidiaries (not including FCMC) to pay in full the amounts due upon the March 31, 2012 maturity of the Legacy Credit Agreement with the Bank and the bankruptcy filing of Franklin Credit Holding Corporation.

FCMC Separated from Franklin Holding Consolidated Tax Group

In connection with the filing of its 2010 Federal income tax return, Franklin Holding determined that FCMC did not remain eligible to be included in its Federal income tax return. In September of 2010, a deferred payment agreement was entered into with the Bank (the “Deferred Payment Agreement”). Pursuant to the Deferred Payment Agreement, FCMC paid the Bank $4 million in cash and agreed to further pay to the Bank 10% of any monetizing transactions of FCMC, less $4 million, from FCMC. Monetizing transactions include additional contributions to the capital of FCMC, the sale of the FCMC stock, dividends paid by FCMC, and liquidating distributions of FCMC (but not the sale, restructuring or distribution, subject to the prior approval of the Bank, by Franklin Holding of its ownership interests in FCMC). The Deferred Payment Agreement is in effect until March 2019.

Based on FCMC’s business plan for the continuation and expansion of its servicing business, additional capital will be needed by FCMC in order to grow its business and to operate this business profitably and/or to monetize value for its shareholders. It is therefore highly likely that a capital transaction will take place with respect to FCMC within the term of the Deferred Payment Agreement and thus the Bank would be paid an amount(s) pursuant to the terms of the Deferred Payment Agreement.

Due to provisions of the Deferred Payment Agreement, it was determined that FCMC was no longer eligible to be included in the consolidated Federal income tax return of Franklin Holding. The Deferred Payment Agreement constructively gave the Bank a certain amount of ownership in FCMC stock. Since Franklin Holding had owned 80% of the FCMC stock (which for Federal tax purposes would be reduced by 10% due to the entry into the Deferred Payment Agreement with the Bank) and Thomas Axon owns 20%, Franklin Holding concluded that FCMC failed the 80% test of IRC 1504(a)(2)(B) and thus, could no longer file a consolidated Federal income tax return with Franklin Holding as of September 2010.

Accordingly, FCMC was included in Franklin Holding’s 2010 consolidated Federal income tax return as part of Franklin Holding’s consolidated group from January 1, 2010 through September 22, 2010, and then FCMC filed as a stand-alone Federal income tax entity for the period September 23, 2010 through December 31, 2010.

FCMC’s Current Operations

As of March 31, 2012, FCMC had five meaningful servicing contracts with third parties to service 1-4 family mortgage loans and owned real estate property. Four of those servicing contracts are with related parties (Bosco I, Bosco II, including approximately 7,000 subordinate-lien residential mortgage loans purchased and serviced by Bosco II effective March 15, 2012, and Bosco III), and one with an unrelated third party. With respect to Bosco I, as Bosco I’s lending agreement expired on May 28, 2011, although the lenders have continued to permit FCMC to remain the servicer of the mortgage loans, it is unclear whether the lenders will continue to permit FCMC to remain the servicer of the mortgage loans.

As of March 31, 2012, FCMC actively serviced and provided recovery collection services on a total population of approximately 38,000 loans. The servicing revenues earned from servicing the Bosco entities represented approximately 60% and 56% of the total servicing revenues earned during the three months ended March 31, 2012 and 2011, respectively. During the twelve months ended December 31, 2011, servicing revenues earned from servicing Bosco entities represented approximately 58% of the total servicing revenues earned. At March 31, 2012 and 2011, approximately 75% and 70%, respectively, of the loans serviced by FCMC were serviced for Bosco entities.

Servicing Agreements with Related Parties

As of March 31, 2012, FCMC’s servicing and collection business consisted of approximately 28,500 first and second-lien loans for Bosco entities (approximately 75% of the loans serviced at March 31, 2012), which are related-party entities of FCMC affiliated under common control and ownership by Thomas Axon, the Chairman, President and majority stockholder of FCMC: approximately 2,100 home equity loans for Bosco I; approximately 25,300 subordinate-lien loans for Bosco II; including approximately 7,100 subordinate-lien residential mortgage loans purchased by Bosco II and serviced by Bosco II effective March 15, 2012; approximately 500 actively serviced first and subordinate-lien loans that are principally in bankruptcy, foreclosure or charge-off statuses, and approximately 600 actively serviced loans (representing 100% of the loans securing the Unrestructured Debt of certain Franklin Entities (other than FCMC) in which Bosco III has a 50% participation interest as lender) for Bosco III; and, approximately seven (7) real estate owned properties serviced for Bosco Credit IV, LLC (“Bosco IV”).

Bosco I Servicing Agreement – On May 28, 2008, FCMC entered into a servicing agreement to service on a fee-paying basis for Bosco I approximately $245 million of residential home equity line of credit mortgage loans. Bosco I was organized by FCMC, and the holders of the membership interests in Bosco I include FCMC’s Chairman and President, Thomas J. Axon, and a related company of which Mr. Axon is the chairman of the board and three of FCMC’s directors serve as board members. The Bosco I lending agreement expired on May 28, 2011 without being renewed or extended. Although Bosco I is still the owner of the collateral and FCMC remains as the servicer of the mortgage loans, it is uncertain whether the lenders at some time in the future will foreclose on the collateral or continue in the foreseeable future to permit FCMC to remain the servicer of the mortgage loans. The Bosco I servicing agreement also expired on May 28, 2011.

Bosco II Servicing Agreement – On September 22, 2010, FCMC entered into a servicing agreement with Bosco II and a trust to service and collect on approximately 19,300 loans purchased by Bosco II from an indirect subsidiary of the Bank’s Trust. 100% of the membership interests in Bosco II are held by Mr. Axon. The Bosco II servicing agreement may be terminated without cause and penalty upon thirty days’ prior written notice.

On February 8, 2012, FCMC, entered into a terms agreement, effective April 1, 2012, with the trust for Bosco II to service an additional pool of approximately 7,100 subordinate-lien residential mortgage loans. The servicing of these loans may be terminated without cause and penalty upon thirty days’ prior written notice.

Bosco III Servicing Agreement and Participation Interest in Unrestructured Debt with the Bank – In January 2011, effective December 2010, FCMC entered into a servicing agreement with Bosco III and a trust to service and collect charged-off loans purchased by Bosco III from the Bank’s Trust (the remaining loans held by the Bank’s Trust) and purchased from the Bank a 50% participation interest in each of the commercial loans to certain subsidiaries of Franklin Holding (other than FCMC) covering that portion of the debt of such subsidiaries with the Bank (the Unrestructured Debt). 50% of the membership interests in Bosco III are held by Mr. Axon.

The Bosco III servicing agreement governs the servicing of approximately 4,300 of first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses (including the loans securing the Unrestructured Debt), of which substantially fewer loans are actively serviced by FCMC. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days’ prior written notice.

Bosco IV Servicing Agreement – In May 2011, the Bank’s Trust sold thirteen (13) of its remaining REO properties to Bosco IV, a third-party entity controlled by Mr. Axon, and FCMC entered into a servicing agreement with Bosco IV to manage and sell the REO properties. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days’ prior written notice.

Bosco V Servicing Agreement – In April 2012, FCMC entered into a servicing agreement with a trust of Bosco Credit V, LLC (with the LLC, referred to as “Bosco V”) to service and collect on approximately 1,850 non-performing subordinate lien loans purchased by Bosco V. The sole member of Bosco V is Mr. Axon. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days’ prior written notice.

Bosco VI Servicing Agreement – In May 2012, FCMC entered into a servicing agreement with a trust of Bosco Credit VI, LLC (with the LLC, referred to as “Bosco VI”) to service and collect on approximately 1,900 performing, subperforming and non-performing subordinate lien loans purchased by Bosco VI. The owners of Bosco VI include Mr. Axon at an ownership percentage at 67.39% and FCMC at 32.61%. FCMC’s services may be terminated only for cause.

Other Servicing/Collection Agreements with FCMC’s Chairman and President – FCMC entered into a collection services agreement, effective December 23, 2009, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 4,000 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $56 million, which were acquired by two trusts set up by a fund in which Mr. Axon is a member, and contributed 50% of the purchase price and agreed to pay certain fund expenses.

On February 1, 2010, FCMC entered into a collection services agreement, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 1,500 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $85 million, which were acquired through a trust set up by a fund in which Mr. Axon contributed 25% of the purchase price and is a member.

Properties

FCMC’s principal office at 101 Hudson Street, Jersey City, New Jersey is and following the distribution will remain leased directly by FCMC. See “Description of FCMC’s Business – Properties.”

Employees

As of March 31, 2012, FCMC had 101 full-time employees. Following the distribution, all employees of FCMC will continue to be employed by FCMC.

The Distribution

Distributing Company	Franklin Holding. After the distribution pursuant to the Confirmation Order, Franklin Holding does not own any equity of FCMC.

Separated Company	FCMC is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, including specialized loan collection and recovery servicing, and in the due diligence, analysis, pricing and acquisition of residential mortgage portfolios, for third parties. After the distribution, FCMC will be an independent company and will continue to operate its specialty consumer finance business as it has prior to the distribution. FCMC intends to take steps to have the shares of FCMC common stock become eligible for quotation on the Over-the- Counter Bulletin Board (the “OTC-BB”).

Reasons for the	The following potential benefits were considered:
distribution
	•	Enabling Franklin Holding stockholders to potentially retain some value in FCMC, which would not have been likely without the distribution due to Franklin Holding’s significant consolidated losses, significant stockholders’ equity deficit, inability to repay its outstanding debt to the Bank (which is non-recourse to FCMC), and going concern uncertainty and insolvency of the consolidated Franklin Holding;

	•	Enabling the financial markets to appropriately value FCMC as a stand-alone company;

	•	Enhancing the ability of FCMC to develop new business opportunities;

	•	Providing FCMC with potential financing and capital raising opportunities that are not available to FCMC as part of Franklin Holding; and

	•	Allowing FCMC to attract and retain qualified employees, which is essential to FCMC’s business growth and success and which has been impeded by Franklin Holding’s financial condition.

Distribution Ratio	Each holder of Franklin Holding common stock received one share of FCMC common stock for each share of Franklin Holding common stock held on August 2, 2012, the Record Date for the distribution. There is currently no public market for FCMC common stock. FCMC intends to take the steps necessary to have the shares of FCMC common stock become eligible for quotation on the OTC-BB. Shares of Franklin Holding common stock were cancelled as of the Distribution Date and therefore ceased to be traded or quoted on the OTC-BB at the close of business on the Distribution Date.

Securities to be Distributed	Based on 8,028,795 shares of Franklin Holding common stock outstanding on August 2, 2012, 8,028,795 shares of FCMC common stock were distributed to Franklin Holding stockholders. The shares of FCMC common stock distributed constitutes eighty percent (80%) of the outstanding shares of FCMC common stock immediately after the distribution, with Thomas Axon directly owning approximately 56%, or 5,636,139 shares, of the outstanding shares of FCMC common stock immediately after the distribution. Franklin Holding stockholders will not be required to pay for the shares of FCMC common stock to be received by them in the distribution, or to surrender or exchange shares of Franklin Holding common stock (which were cancelled on the Distribution Date by operation of the Confirmation Order) in order to receive FCMC common stock, or to take any other action in connection with the distribution.

Record Date	August 2, 2012.

Distribution Date	August 10, 2012

U.S. Federal Income Tax Consequences of the Distribution	Franklin Holding has been advised by Marcum LLP substantially to the effect that the distribution should qualify as a tax-free transaction to Franklin Holding stockholders under Section 355 of the Internal Revenue Code of 1986, as amended. See “The Distribution – U.S. Federal Income Tax Consequences of the Distribution” for a more complete discussion of the U.S. Federal income tax consequences of the distribution.

Trading market and symbol	There is currently no public market for FCMC common stock. FCMC intends to take the steps necessary to have the shares of FCMC common stock become eligible for quotation on the OTC-BB.

Distribution Agent, Transfer Agent and Registrar	Computershare is the distribution agent, transfer agent and registrar for the shares of FCMC common stock.

Relationship Between Franklin Holding and FCMC After the Distribution	As of the Distribution Date, Franklin Holding does not have any continuing stock ownership interest in FCMC, but certain subsidiaries of Franklin Holding maintain a business relationship with FCMC. See “Intercompany Arrangements.”

FCMC Dividend Policy	The declaration and payment of future dividends by FCMC will be subject to the discretion of FCMC’s Board of Directors and will depend upon many factors, including FCMC’s financial condition, earnings, capital requirements, covenants associated with certain of FCMC’s debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by FCMC’s Board of Directors. Currently, FCMC does not anticipate paying any cash dividends on FCMC common stock for the foreseeable future.

Risk Factors	FCMC faces numerous risks related to, among other things, its business operations, strategies, general economic conditions, the legal and regulatory environment in which it operates, its separation from Franklin Holding through the Prepackaged Plan confirmed by the Bankruptcy Court on July 18, 2012 and its status as an independent public company following the distribution. These risks are set forth in detail under the heading “Risk Factors.” If any of these risks should materialize, they could have a material adverse effect on FCMC’s business, financial condition, results of operations or cash flows. FCMC encourages you to review these risk factors carefully. Furthermore, this information statement contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Forward- Looking Information.”

Selected Summary Financial Data

The following tables present certain selected summary historical financial information of FCMC as of and for each of the years in the two-year period ended December 31, 2011, and as of March 31, 2012 and for the three months ended March 31, 2012 and 2011. The selected summary historical financial data as of December 31, 2011 and 2010 and for each of the fiscal years in the two-year period ended December 31, 2011 have been derived from FCMC’s historical audited financial statements included elsewhere in this information statement. The selected summary historical financial data as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 are derived from FCMC’s unaudited financial statements that are included elsewhere in this information statement. The unaudited financial statements have been prepared on the same basis as the audited financial statements, and in the opinion of FCMC’s management include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair presentation of the information set forth in this information statement.

The selected summary historical financial data presented below should be read in conjunction with FCMC’s financial statements and accompanying notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this information statement. For all periods presented, FCMC was a subsidiary of Franklin Holding. The financial information included herein for such periods may not necessarily reflect FCMC’s financial position, results of operations and cash flows in the future or what FCMC’s financial position, results of operations and cash flows would have been had FCMC been an independent, publicly-traded company during such periods. In addition, FCMC’s historical financial information does not reflect changes that FCMC expects to experience in the future as a result of its separation from Franklin Holding, including possible changes in the financing, operations, cost structure and personnel needs of FCMC’s business. Further, the historical financial information includes the reimbursement for allocations of certain FCMC costs incurred on behalf of Franklin Holding. FCMC believes the assumptions and methodologies underlying the allocation of general corporate expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by us if FCMC had operated as an independent, publicly-traded company or of the costs to be incurred in the future.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010

Statement of Operations Data:
Servicing revenue	$2,300,475	$3,026,897	$11,119,927	$17,278,595
Other income	242,954	690,547	2,320,605	2,409,096
Total revenue	$2,543,429	$3,717,444	$13,440,532	$19,687,691
Salaries and benefits	$1,987,765	$2,039,713	$7,896,171	$10,721,775
Total expenses	$3,393,429	$3,643,144	$14,738,643	$19,226,573
Net (loss)/income before tax	$(850,000)	$74,300	$(1,298,111)	$461,118
Net (loss)/income after tax	$(850,000)	$44,300	$(1,298,111)	$276,118

	At March 31,	At December 31,
	2012	2011	2010

Balance Sheet Data:
Cash and cash equivalents	$11,358,314	$12,163,426	$12,071,212
Restricted cash	12,030,479	11,529,819	7,304,521
Receivables and other assets	3,763,916	4,090,867	5,413,821
Total assets	$27,152,709	$27,784,112	$24,789,554

Servicing liabilities	$12,030,479	$11,529,819	$7,304,521
Other liabilities	$2,212,830	$2,291,265	$1,611,871
Total stockholders’ equity	$12,909,400	$13,963,028	$15,873,162

	At March 31,		At December 31,
	2012	2011	2011	2010

Other Data:
UPB of loans serviced	$1,881,542,189	$1,569,841,839	$1,495,236,938	$1,607,655,294
Number of loans serviced	37,858	31,912	30,816	32,433
Number of second-lien loans serviced	33,030	26,823	25,869	27,166
Number of loans serviced for Bosco entities	28,500	22,200	21,600	26,500
Employees	101	112	105	112

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010

Servicing revenue – related party ($)	$1,372,000	$1,684,000	$6,419,000	$2,539,759
Servicing revenue – related party (%)	60%	56%	58%	15%

Questions and Answers About the Distribution

The following provides brief answers to some common questions you may have regarding the distribution of FCMC common stock. Further information concerning the distribution is provided throughout this information statement.

Q:	What is the distribution?

A:	The distribution is the method through which Franklin Holding, which is being liquidated pursuant to the Confirmation Order and the Prepackaged Plan, was separated from its corporate family. In the distribution, Franklin Holding distributed to its stockholders 80% of the outstanding shares of FCMC common stock, which amount represents all of the shares of FCMC common stock held by Franklin Holding. Following the distribution, FCMC is a separate company from Franklin Holding, and Franklin Holding did not retain any ownership interest in FCMC.

Q:	What is being distributed in the distribution?

A:	8,028,795 shares of FCMC common stock were distributed in the distribution, based upon the number of shares of Franklin Holding common stock outstanding on the Record Date of August 2, 2012. The shares of FCMC common stock distributed by Franklin Holding constitutes 80% of the issued and outstanding shares of FCMC capital stock immediately after the distribution, which amount represents all of the shares of FCMC’s common stock held by Franklin Holding. Thomas Axon will directly own approximately 56%, or 5,636,139 shares, of the outstanding shares of FCMC common stock immediately after the distribution. For more information on the shares that were distributed, see “Description of Capital Stock.”

Q:	What will I receive in the distribution?

A:	Holders of Franklin Holding common stock received one share of FCMC common stock for every share of Franklin Holding common stock held by them on August 2, 2012, the Record Date. For more information on the shares that were distributed in the distribution, see “Description of Capital Stock.”

Q:	Why is Franklin Holding separating FCMC from the Franklin Holding corporate family and distributing FCMC stock through the Prepackaged Plan of Reorganization of Franklin Holding?

A:	The separation of FCMC from the Franklin Holding corporate family provides FCMC with certain opportunities and benefits that are not otherwise attainable as part of the Franklin Holding corporate family. For example, the distribution enables Franklin Holding stockholders to potentially retain some value in FCMC, which was not likely without the distribution due to Franklin Holding’s significant consolidated losses, significant stockholders’ equity deficit, inability to repay its outstanding debt to the Bank, and insolvency of the consolidated Franklin Holding corporate family; enables the financial markets to appropriately value FCMC as a stand-alone company; enhances the ability of FCMC to develop new business opportunities; provides FCMC with potential financing and capital raising opportunities that were not available to FCMC as part of Franklin Holding; and, allows FCMC to attract and retain qualified employees, which is essential to FCMC’s business growth and success and which was impeded by Franklin Holding’s financial condition. For more information on the reasons for the distribution, see “The Distribution – Reasons for the Distribution.”

Q:	What do I have to do to participate in the distribution?

A:	Nothing. If you were a holder of record of Franklin Holding common stock on the Record Date, you were not required to pay any cash or deliver any other consideration, including any shares of Franklin Holding common stock (which were cancelled pursuant to the Confirmation Order), in order to receive shares of FCMC common stock in the distribution. No vote will be taken in connection with the distribution, and you are not being asked to provide a proxy with respect to any of your shares of Franklin Holding common stock in connection with the distribution. You received your FCMC common stock because you were a Franklin Holding stockholder on the Record Date.

Q:	How will Franklin Holding distribute shares of FCMC?

A:	Computershare has been appointed as the distribution agent, transfer agent and registrar of FCMC. At the close of business on the Distribution Date, you were credited with the number of FCMC shares you are entitled to receive in the distribution through the transfer agent’s book-entry registration system. All shares of FCMC common stock will be designated as “restricted” on the transfer agent’s book-entry registration system until the later of the date of this information statement and the date upon which FCMC common stock becomes quoted on the OTC-BB or other over-the-counter quotation system or national securities exchange.

Q:	Will I receive physical certificates representing my shares of FCMC?

A:	Holders of shares of Franklin Holding common stock on the Record Date received shares of FCMC’s common stock on the Distribution Date through the transfer agent’s book-entry registration system. These shares will not be in certificated form. As such, instead of a share certificate, Franklin Holding stockholders who hold physical stock certificates representing their shares in Franklin Holding common stock received a statement from the distribution agent that details their ownership interest and the method by which they may access their account. For more information, see “The Distribution – When and How You Will Receive the Distribution.”

Q:	What is book-entry?

A:	The book-entry system allows registered owners to hold their shares without the need for physical stock certificates. Holding shares in book-entry form eliminates the problems associated with paper certificates, such as storage and safety of certificates, and the requirement for physical movement of stock certificates at the time of sale or transfer of ownership. You will not receive a stock certificate representing your shares distributed pursuant to the distribution. All shares of FCMC common stock will be designated as “restricted” on the transfer agent’s book-entry registration system until the later of the date of this information statement and the date upon which FCMC common stock becomes quoted on the OTC-BB or other over-the-counter quotation system or national securities exchange.

Q:	How were fractional shares treated in the distribution?

A:	No fractional shares were issued in the distribution.

Q:	What was the Distribution Date?

A:	Shares of FCMC common stock were distributed by the distribution agent, on behalf of Franklin Holding, on or about August 10, 2012.

Q:	Is the distribution taxable to me?

A:	FCMC has been advised by Marcum LLP that the distribution should qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended. See “The Distribution – U.S. Federal Income Tax Consequences of the Distribution” for a more complete discussion of the U.S. Federal income tax consequences of the distribution.

Q:	How will the distribution affect my tax basis in Franklin Holding common stock?

A:	A stockholder who receives FCMC stock will be required to first determine the basis of their Franklin Holding common stock just prior to the distribution, and then must allocate the basis between Franklin Holding common stock and FCMC common stock in proportion of their fair market values on August 10, 2012.

Q:	Does FCMC intend to pay cash dividends?

A:	FCMC does not expect to pay cash dividends in the foreseeable future. FCMC’s Board of Directors is free to declare and pay future dividends at such time as deemed appropriate. For more information about FCMC’s dividend policy, see “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters – Dividends.”

Q:	Does FCMC have any debt?

A:	No. FCMC has available credit under a revolving loan facility of $1 million and a $6.5 million letter of credit facility with the Bank under FCMC’s Licensing Credit Agreement, as amended, which expires March 31, 2013. As of March 31, 2012, FCMC had no debt outstanding under the revolving loan facility and approximately $4.7 million of letters of credit (with no outstanding drawn amounts) under its credit agreement with the Bank. FCMC may draw on its revolving loan facility or letter of credit facility, to the extent that the net proceeds of the revolving loan or letters of credit are used solely to assure that all state licensing requirements of FCMC are met and to pay “Approved Expenses” of FCMC (subject to the terms and conditions of and as permitted under the Licensing Credit Agreement), or seek other financing in the future in order to meet its financing and liquidity needs.

Q:	Who will pay the separation costs?

A:	FCMC will pay all fees expenses and expenses incurred by Franklin Holding directly related to the distribution. Costs incurred after the distribution will be borne by the party incurring such costs.

Q:	Who will manage FCMC after the distribution?

A:	The management team of FCMC will be the same as prior to the distribution. FCMC’s management team will be led by Thomas J. Axon, President and Chairman of the Board of Directors of FCMC since 1990 and 1994, respectively, and an executive officer of Franklin Holding, who will serve as FCMC’s President and Chairman of the Board of Directors, and Paul D. Colasono, the Chief Financial Officer and Executive Vice President since 2005, who will serve as FCMC’s Chief Financial Officer. For more information on FCMC’s management, see “Management of FCMC Following the Distribution.”

Q:	What is the relationship between Franklin Holding and FCMC following the distribution?

A:	As of the Distribution Date, FCMC and Franklin Holding are no longer within the same corporate family, and Franklin Holding, which will be liquidated pursuant to the Confirmation Order and the Prepackaged Plan, no longer has any ownership interest in FCMC. Certain subsidiaries of Franklin Holding will maintain a business relationship with FCMC following the distribution. See “Intercompany Arrangements.”

Q:	Where will FCMC common stock trade?

A:	Currently, there is no public market for FCMC common stock. FCMC intends to take the steps necessary to have the shares of FCMC common stock become eligible for quotation on the OTC-BB. For more information on the trading market for FCMC shares, see “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters – Market Information.”

Q:	Do I have appraisal rights?

A:	No. Holders of Franklin Holding common stock have no appraisal rights in connection with the distribution under the Prepackaged Plan.

Q:	Who will be the transfer agent for FCMC common stock?

A:	Computershare will be the distribution agent, transfer agent and registrar for the shares of FCMC common stock.

Q:	Where can I get more information?

A:	If you have questions relating to the distribution of FCMC common stock, please contact Computershare at 1-800-962-4284.

RISK FACTORS

Risks Related to FCMC’s Business

If FCMC’s lender fails to renew FCMC’s Licensing Credit Agreement for additional terms, FCMC’s revolving line of credit and letter of credit facilities will expire on March 31, 2013.

The revolving line of credit and letter of credit facilities under the Licensing Credit Agreement expire (if not earlier terminated under the provisions of the Licensing Credit Agreement) on March 31, 2013. The Licensing Credit Agreement, which is the sole source of credit for FCMC, does not include a commitment to renew the $1 million revolving loan commitment, or the letter of credit commitment of up to $6.5 million, which supports various servicer licenses of FCMC, and there is no assurance that FCMC’s lender will renew the credit line or letters of credit at that time.

The clients for whom FCMC services loans may transfer its rights as servicer and FCMC may be unable to add business or take appropriate cost saving measures to replace reduced revenues.

Under the terms of FCMC’s servicing agreements with third parties, FCMC’s clients have, in general (except for Bosco VI), reserved the right to terminate FCMC’s servicing of their loans without cause upon minimal notice and the payment of minimal or no termination penalties. In addition, with respect to one of its significant servicing clients (Bosco I), the maturity date of the client’s loan agreement with its lenders expired without extension or renewal on May 28, 2011. In the event that Bosco I’s lending agreement cannot be extended or renewed, it is uncertain whether the lenders would permit FCMC to remain the servicer of Bosco I’s mortgage loans. Should FCMC be unable to attract new business or should clients exercise their rights to terminate a significant portion of the loans currently serviced by FCMC, FCMC may be unable to add business or take appropriate cost saving measures to replace the reduced revenues or avoid insolvency. If any significant servicing contract with FCMC as servicer (of which there are five) should be terminated by the client, such termination would represent a loss of a significant portion of FCMC’s servicing revenue and FCMC’s operations and financial condition would be adversely affected, which could result in the insolvency of FCMC.

FCMC’s ability to fund operating expenses depends on the cash flow received principally from servicing loans for third parties.

The line of credit available for FCMC under the Licensing Credit Agreement, which expires on March 31, 2013, is limited to $1 million and may only be used to assure that all state licensing requirements are met or to pay expenses of FCMC approved by the Bank. If the cash flow received by FCMC from servicing loans and performing due diligence services for third parties is insufficient to sustain the cost of operating FCMC’s business, and FCMC has fully utilized its licensing credit facility, there is no guarantee that FCMC can continue in business. During the quarter ended March 31, 2012, the cash flow received by FCMC from servicing loans and performing due diligence services for third parties did not cover the cost of operating its business. FCMC’s operating loss during the quarter ended March 31, 2012 was $850,000.

A prolonged economic slowdown or a lengthy or severe recession could harm FCMC’s servicing operations, particularly if it results in a decline in the real estate market.

The risks associated with FCMC’s servicing business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased real estate values. Any material decline in real estate values would increase the loan-to-value ratios on loans that FCMC services for third parties and, therefore, weaken any collateral coverage, increase the likelihood of a borrower with little or no equity in his or her home defaulting and increase the possibility of reduced servicing and collection revenues if a borrower defaults.

FCMC’s servicing business is sensitive to, and can be materially affected by, changes in interest rates.

FCMC’s servicing business may be adversely affected by a decrease in interest rates. A significant decrease in interest rates could increase the rate at which the performing loans that FCMC services for third parties are prepaid and reduce its servicing and collection income in subsequent periods on the servicing of performing loans.

FCMC may not be successful in expanding or implementing its planned business of providing servicing and other mortgage related services for other entities on a fee-paying basis.

The servicing and mortgage-related services industries are highly competitive. Prior to 2010, FCMC did not historically provide such services to unrelated third parties. Additionally, the absence of a rating by a statistical rating agency as a primary or special servicer of residential mortgage loans may make it difficult to compete or effectively market FCMC’s services to entities that rely on such ratings as a factor in the selection of a servicer for their loans. If FCMC does not succeed in expanding its business of providing such services to third parties, or prove unable to provide such services on a profitable basis, such a failure could adversely affect FCMC’s operations and financial condition.

If FCMC does not obtain and maintain the appropriate state licenses, it will not be allowed to service mortgage loans in affected states, which would adversely affect FCMC’s operations.

The requirements imposed by state mortgage finance licensing laws vary considerably. In addition to the requirement for a license to engage in mortgage origination activities, many mortgage licensing laws impose a licensing obligation to service residential mortgage loans. Further, certain state collection agency licensing laws require entities collecting on current, delinquent or defaulted loans for others or to acquire such loans to be licensed as well.

Under the SAFE Act of 2008, which establishes minimum standards for the licensing and registration of individuals meeting the definition of a mortgage loan originator, the Department of Housing and Urban Development (HUD), which until a transfer of authority to the Consumer Financial Protection Bureau (CFPB) was delegated the authority to ensure that every state meet the requirements of the SAFE Act, issued proposed rules on December 15, 2009. In those rules, HUD took the informal position that individuals who perform loan modifications for servicers meet the definition of “mortgage loan originator” for purposes of the state versions of the SAFE Act. Several states adopted this informal position, pending the publication of final rules from HUD or CFPB. Other states have moved to either specifically include or exempt those individuals working for servicers from the definition of “mortgage loan originator.” On June 30, 2011, HUD issued a final rule, but did not adopt its proposed position on loan modification activities, deferring the question to the CFPB. The CFPB, which took over responsibilities on the SAFE Act on July 21, 2011, re-published HUD’s final rule on December 19, 2011 as an interim final rule establishing a Regulation H for public comment by February 17, 2012, with only non-substantive technical and conforming changes. Significantly, the CFPB has to date not adopted the exception for loss mitigation activities for borrowers reasonably likely to default applicable to federally regulated institutions. As a result, individuals who engage in loan modification activities for state regulated servicers may potentially fall within the definition of a loan originator and be required to hold individual licenses within a particular state. Furthermore, state SAFE Acts impose civil and criminal penalties on both individuals and companies for failure to comply with their requirements. This individual licensing issue is currently in-flux, and subject to change pending a final rule from the CFPB, and a more thorough review of the licensing policy from state regulators over the coming months.

As the examinations for licensing under the SAFE Act (which is required for those not employed by a Federally regulated institution) generally cover the origination and not servicing of loans, there can be no assurance that FCMC’s staff or those FCMC hires will be able to pass the required state and national exams and satisfy individual licensing requirements in sufficient numbers to continue loan modifications efforts in those states where SAFE Act licensing is required. Any such failures may result in FCMC losing a license in any such state that requires a servicer to consider a modification prior to foreclosure and a loss of servicing business. In the alternative, if hiring individuals who are already licensed under the SAFE Act is necessary, such individuals may not have adequate experience servicing or modifying loans and FCMC could be at a competitive disadvantage from an internal cost perspective to federally regulated institutions, which are not subject to individual licensing requirements.

Approximately 30% of the states have enacted broader state laws that specifically require or are interpreted to require individuals who perform loan modifications, including as part of loss mitigation, be licensed as a mortgage loan originator. Although FCMC has encountered difficulty in having its servicing employees pass the SAFE Act exams, which focus primarily on loan originations, and may face regulatory action and penalties in those states in which employee loan originator licenses to the extent required to perform loan modifications may not yet have been obtained, ten (approximately 18%) of its servicing employees have passed the Federal SAFE Act exam and, in most of the states requiring loan originator licenses to perform loan modifications, employees have passed a state SAFE Act exam, with an individual license having been granted to an employee(s) in a number of those states.

Once licenses are obtained by a company, state regulators impose additional ongoing obligations on licensees, such as maintaining certain minimum net worth or line of credit requirements. In limited instances, the net worth calculation may not include recourse on any contingent liabilities. If FCMC does not, among other things, meet these minimum net worth or line of credit requirements, state regulators may revoke or suspend FCMC’s licenses and prevent FCMC from continuing to service loans in such states, which would adversely affect FCMC’s operations and financial condition and ability to attract new servicing customers.

A significant amount of the mortgage loans that FCMC services on behalf of third parties are secured by property in New York, New Jersey, Florida, Texas and California, and FCMC’s operations could be harmed by economic downturns or other adverse events in these states.

A significant portion of the loans serviced by FCMC are concentrated in the northeastern United States, particularly in New York and New Jersey, and in Florida, Texas, and California. An overall decline in the economy or the residential real estate market, a continuing decline in home prices, or the occurrence of events such as a natural disaster or an act of terrorism could decrease the value of residential properties in those areas. This could result in an increase in the risk of delinquency, default or foreclosure, which could reduce FCMC’s servicing and collection revenues.

FCMC may not be adequately protected against the risks inherent in servicing subprime residential mortgage loans, including subordinate liens and loans that have become unsecured.

The vast majority of the loans serviced by FCMC for third parties were underwritten generally in accordance with standards designed for subprime residential mortgages. Mortgage loans underwritten under these underwriting standards are likely to experience rates of delinquency, foreclosure and loss that are higher, and may be substantially higher, than prime residential mortgage loans. A significant portion of these loans were made under a “limited documentation” program, which generally placed the most significant emphasis on the loan-to-value ratio based on the appraised value of the property, and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan. FCMC’s loan servicing practices may not afford adequate protection against the higher risks associated with loans made to such borrowers particularly in a poor housing and credit market or an economic recession.

In addition, the vast majority of the loans serviced by FCMC for third parties are second-lien residential mortgage loans that, in many instances, are under-collateralized or have become unsecured. In the bankruptcy of a borrower, a secured claim for the amount due on an under-collateralized second-lien loan may be subject to a “cram-down” by the bankruptcy court to the value of the collateral or a strip of the lien, which in any event could result in an unsecured claim in whole or part for which there may be no funds remaining to pay the claim. Further, should the senior lien holder foreclose its interest in the property serving as collateral, there are some states with no recourse and anti-deficiency laws that depending on the loan characteristics (e.g., which could include purchase money loans for primary residences) may bar the pursuit of a deficiency judgment for the unpaid balance due on the second-lien loan. On other loans, there are also statute of limitations and restrictions on post-judgment remedies that must be considered.

If FCMC is unable to mitigate these risks, its ability to service and collect on these loans may be adversely affected resulting in a decrease in FCMC’s servicing and collection revenues and cash flows, and FCMC’s results of operations, financial condition and liquidity could be materially harmed.

A number of the second-lien mortgage loans that FCMC services are subordinated to ARM or interest-only mortgages that may be subject to monthly payment increases, which may result in delinquencies and a decrease in servicing and collection revenues.

A number of the second-lien mortgage loans FCMC services for third parties are subordinated to an adjustable rate mortgage (“ARM”) held by a third party that was originated in a period of unusually low interest rates or originated with a below market interest rate, or to an interest-only mortgage. A substantial majority of these ARMs bore a fixed rate for the first two or three years of the loan, followed by annual interest and payment rate resets. As a result, holders of ARM loans faced monthly payment increases following interest rate adjustments. Similarly, interest-only loans typically required principal payments to be made after the first one or two years from the date of the loan. The decreased availability of refinancing alternatives has impacted the run-off that typically occurs as an ARM rests or the interest-only loans begin to require the payment of principal. Interest rate adjustments or principal becoming payable on first lien mortgages may also have a direct impact on a borrower’s ability to repay any underlying second-lien mortgage loan on a property. As a result, delinquencies on these loans may increase and FCMC’s ability to service and collect on these loans may be adversely affected resulting in a decrease in FCMC’s servicing and collection revenues and cash flows.

FCMC may be subject to losses from the mortgage loans it acquired or mortgage loans originated by its then subsidiary prior to 2008 due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, sellers of loans FCMC acquired, vendors and FCMC’s employees.

When FCMC acquired loans and its then subsidiary, Tribeca Lending Corp., originated loans, including those mortgage loans FCMC continues to service for third parties, FCMC or its subsidiary typically relied heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information and, employment and income stated on the loan application. If any of this information was intentionally or negligently misrepresented and such misrepresentation was not detected prior to the acquisition or funding of the loan, the value of the loan may end up being significantly lower than expected. Whether a misrepresentation was made by the loan applicant, the mortgage broker, another third party or one of the employees of FCMC or its then subsidiary, FCMC may bear the risk of loss associated with the misrepresentation except when FCMC purchased loans pursuant to contracts that include a right of return and the seller remains sufficiently creditworthy to render such right meaningful.

Legal proceedings and regulatory investigations could be brought or initiated which could adversely affect FCMC’s financial results.

Various companies throughout the mortgage industry have been named as defendants in individual and class action law suits and have been the subject of regulatory investigations challenging residential loan servicing and origination practices (even as an acquirer of a loan), including, most recently, standing to bring a foreclosure action, foreclosure processes and procedures and the verification of information included in and notarization of affidavits filed in foreclosure, eviction and bankruptcy matters and the purchase of force-placed insurance on behalf of homeowners for homes without insurance and costs, premiums, rebates and commissions associated therewith. At least some of those participants have paid significant sums to settle lawsuits or regulatory proceedings brought against it in respect of servicing and origination practices. There can be no assurance that similar suits or proceedings will not be brought against FCMC in the future, and that FCMC will not be subject to resulting fines, sanctions, costs, damages, penalties or claims by counterparties or third parties (or, additionally with respect to foreclosures, the overturning of foreclosure sales or delays in the foreclosure process) that could adversely affect its financial results, or substantial damages that could render FCMC insolvent.

Given the nature of the industry in which FCMC operates, FCMC’s businesses is, and in the future may become, involved in various legal proceedings the ultimate resolution of which is inherently unpredictable and could have a material adverse effect on FCMC’s business, financial position, results of operations or cash flows.

Due, in part, to the heavily regulated nature of the industries in which FCMC operates, FCMC is, and in the future may become, involved in various legal proceedings. FCMC may therefore incur legal costs and expenses in connection with the defense of such proceedings. In addition, the actual cost of resolving FCMC’s pending and any future legal proceedings might be substantially higher than any amounts reserved for such matters. Depending on the remedy sought and the outcome of such proceedings, the ultimate resolution of FCMC’s pending and any future legal proceedings could have a material adverse effect on FCMC’s business, financial position, results of operations or cash flows.

FCMC is exposed to counter-party risk and there can be no assurances that FCMC will manage or mitigate this risk effectively.

FCMC is exposed to counterparty risk in the event of nonperformance by counterparties to various agreements and transactions. The insolvency, unwillingness or inability of a significant counterparty to perform its obligations under an agreement or transaction, including, without limitation, as a result of the rejection of an agreement or transaction by counterparty in bankruptcy proceedings, could have a material adverse effect on FCMC’s business, financial position, results of operations or cash flows. There can be no assurances that FCMC will be effective in managing or mitigating its counterparty risk, which could have a material adverse effect on FCMC’s business, financial position, results of operations or cash flows.

The success and growth of FCMC’s servicing business will depend on its ability to adapt to and implement technological changes, and any failure to do so could result in a material adverse effect on its business.

FCMC’s mortgage loan servicing business is dependent upon its ability to effectively adapt to technological advances, such as the ability to automate loan servicing, process borrower payments and provide customer information over the Internet, accept electronic signatures and provide instant status updates. The intense competition in FCMC’s industry has led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. The failure to acquire new technologies or technological solutions when necessary could limit FCMC’s ability to remain competitive in its industry and its ability to increase the cost-efficiencies of its servicing operation, which would harm FCMC’s business, results of operations and financial condition. Alternatively, adapting to technological changes in the industry to remain competitive may require FCMC to make significant and costly changes to its loan servicing and information systems, which could in turn increase operating costs.

If FCMC does not effectively manage changes and growth in its business, its financial performance could be harmed.

Changes in FCMC’s servicing business and future growth could require capital resources beyond what FCMC currently possess, which would place certain pressures on FCMC’s infrastructure. FCMC will need to continue to upgrade and expand its financial, operational and managerial systems and controls, particularly its servicing systems and resources. If FCMC does not manage the changes in its servicing business effectively, its expenses could increase, and FCMC’s business, liquidity and financial condition could be significantly harmed.

The inability to attract and retain qualified employees could significantly harm FCMC’s business.

FCMC continually needs to retain, attract, hire and successfully integrate qualified personnel, including certain servicing personnel that are able to satisfy licensing requirements under the SAFE Act to perform loan modifications (in those states where SAFE Act licensing is required for such activities), in an intensely competitive hiring environment in order to manage and operate FCMC’s business. The market for skilled management, professional and loan servicing personnel is highly competitive. Competition for qualified personnel may lead to increased hiring and retention costs. If FCMC is unable to attract, successfully integrate and retain a sufficient number of skilled personnel at manageable costs, FCMC will be unable to effectively continue to service mortgage loans, which would harm FCMC’s business, results of operations and financial condition. Due to limited capital resources, FCMC may be unable to hire additional qualified personnel and retaining key employees could become more challenging.

An interruption in or breach of FCMC’s information systems may result in lost business and increased expenses.

FCMC relies heavily upon communications and information systems to conduct its business. Any failure, interruption or breach in security of or damage to FCMC’s information systems or the third-party information systems on which FCMC relies could cause FCMC to be noncompliant with its servicing and collection contracts and significant Federal and state regulations relating to the handling of customer information, particularly with respect to maintaining the confidentiality of such information. A failure, interruption or breach of information systems could result in the loss of FCMC’s servicing and collection contracts, regulatory action and litigation against FCMC. FCMC cannot assure that such failures or interruptions will not occur or if they do occur that they will be adequately addressed by FCMC or the third parties on which FCMC relies.

FCMC is exposed to the risk of environmental liabilities with respect to properties to which FCMC took title.

FCMC historically foreclosed on defaulted mortgage loans in its portfolio, taking title to the properties underlying those mortgages. By taking title, FCMC could be subject to environmental liabilities with respect to such properties and any remaining properties that FCMC has to reacquire pursuant to contracts with third parties. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on these properties during FCMC’s ownership or after a sale to a third party. Environmental defects can reduce the value of and make it more difficult to sell such properties, and FCMC may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and cleanup costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. These costs could be substantial. If FCMC ever becomes subject to significant environmental liabilities, its business, financial condition, liquidity and results of operation could be materially and adversely affected. Although FCMC has not to date incurred any environmental liabilities in connection with real estate, there can be no assurance that FCMC will not incur any such liabilities in the future.

A loss of FCMC’s Chairman and President may adversely affect its operations.

Thomas J. Axon, the Chairman and President of FCMC and Franklin Holding, is responsible for making substantially all of the most significant policy and managerial decisions in FCMC’s business operations. These decisions are paramount to the success and future growth of FCMC’s servicing business. Mr. Axon is also the managing member of three of FCMC’s principal servicing clients and was instrumental in maintaining FCMC’s relationship with the Bank and retaining the servicing of loans sold by the Huntington Trust in the third and fourth quarters of 2010. A loss of the services of Mr. Axon could disrupt and adversely affect FCMC’s operations.

Adverse developments in general business, economic and political conditions could have a material adverse effect on FCMC’s financial condition and its results of operations.

FCMC’s business and operations are sensitive to general business and economic conditions in the United States. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. economy, both nationally and in the regions in which FCMC conducts its business.

A host of factors beyond FCMC’s control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on FCMC’s financial condition and its results of operations.

Failures in FCMC’s internal controls and disclosure controls and procedures could lead to material errors in FCMC’s financial statements and cause FCMC to fail to meet its reporting obligations.

Effective internal controls are necessary for FCMC to provide reliable financial reports. Such controls are designed to provide reasonable, not absolute assurance that FCMC is providing reliable financial reports. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there is only reasonable assurance that FCMC’s controls will succeed in achieving their goals under all potential future conditions. If such controls fail to operate effectively, this may result in material errors in FCMC’s financial statements. Deficiencies in FCMC’s system of internal controls over financial reporting may require remediation, which could be costly. Failure to remediate such deficiencies or to implement required new or improved controls could lead to material errors in FCMC’s financial statements, cause FCMC to fail to meet its reporting obligations, and expose FCMC to government investigation or legal action.

Risks Related to the Distribution

FCMC’s agreements with Franklin Holding and its affiliates may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated parties.

FCMC provides servicing and collection services to related-party entities, the Bosco-entities, for the loans acquired by these entities. While FCMC negotiated these servicing agreements with the Bosco-entities and believes that it services the loans subject generally to customary terms, conditions and servicing practices for the mortgage servicing industry, these agreements were not the result of arm’s-length negotiations and thus may not reflect terms that would have resulted from arm’s-length negotiations between two unaffiliated parties.  See “Summary – Servicing Agreements with Related Parties” and “Intercompany Arrangements.”

If the distribution is determined to be taxable for U.S. Federal income tax purposes, FCMC, its stockholders, and Franklin Holding could incur significant U.S. Federal income tax liabilities.

Franklin Holding has been advised by Marcum LLP substantially to the effect that the distribution should qualify as a tax-free transaction to Franklin Holding stockholders under Section 355 of the Internal Revenue Code of 1986, as amended. If the distribution were to fail to qualify as a tax-free transaction, Franklin Holding would recognize gain equal to the excess of the fair market value of FCMC common stock distributed to Franklin Holding stockholders over Franklin Holding’s adjusted tax basis in FCMC stock. In addition, each Franklin Holding stockholder who received FCMC common stock in the distribution would be treated as having received a taxable distribution in an amount equal to the fair market value of such stock on the distribution date. That distribution would be taxable to the stockholder as a dividend to the extent of Franklin Holding’s current and accumulated earnings and profits, if any.

Certain adverse tax consequences could result from the distribution of FCMC from Franklin Holding.

Under the March 2009 Restructuring, Franklin Holding, at the request of the Bank, elected under Section 362(e) of the Internal Revenue Code to transfer the tax basis in mortgage loans to the Bank, in the amount of approximately $1.1 billion, in exchange for assets in the Bank’s REIT, which qualifies under Section 351 of the Internal Revenue Code. A liquidation of Franklin Holding or an event with respect to which substantially all of the assets of the consolidated Franklin Holding have been disposed of could trigger a taxable gain with insufficient offsetting net operating losses to offset the resulting tax liability. There can be no assurance that entry of the Confirmation Order approving and confirming the Prepackaged Plan or issuance of a note payable by FCMC to Franklin Holding under the Prepackaged Plan, for the benefit of Franklin Holding’s creditors, including but not limited to the Internal Revenue Service, in consideration for the distribution of Franklin Holding’s interest in FCMC to its shareholders in lieu of a liquidation of Franklin Holding will be acceptable to the Internal Revenue Service (since governmental units have until 180 days after the date of the order for relief or 60 days after the filing of the final tax return to assert a tax claim against Franklin Holding) or that the Confirmation Order in the Franklin Holding bankruptcy case would stop or preclude the Internal Revenue Service from seeking recovery against FCMC, which prior to September 23, 2011 was part of the consolidated Franklin Holding Federal income tax group.

FCMC must abide by certain restrictions to preserve the tax-free treatment of the distribution and may not be able to engage in desirable acquisitions and other strategic transactions following the distribution.

In order to preserve the tax-free treatment of the distribution, Franklin Holding and FCMC are precluded from entering into a transaction whereby one or more persons acquire directly or indirectly a 50% greater ownership interest during a four- year period beginning on the date that is two years before the date of the distribution as part of a plan or series of related transactions that includes the distribution.

FCMC’s historical financial information may not be representative of results FCMC would have achieved as an independent company or will achieve in the future.

As a result of the inherent uncertainties of FCMC’s business, the historical financial information FCMC has included in this information statement may not reflect what FCMC’s results of operations, financial position, cash flows or costs and expenses would have been had FCMC been a stand-alone company during the periods presented or be indicative of what FCMC’s results of operations, financial position, cash flows or costs and expenses will be in the future.

For additional information about the past financial performance of FCMC’s business and the basis of the presentation of the historical financial statements, see “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and the accompanying notes included elsewhere in this information statement.

If a state regulator determines that the distribution constitutes a change-in-control under applicable state mortgage financing licensing laws and regulations, FCMC may be required to file a notice or application in such states, which could delay or inhibit FCMC’s ability to conduct business in these states.

FCMC is subject to various state mortgage finance licensing laws and regulations, including the requirement to be licensed in order to engage in mortgage origination activities and to service residential mortgage loans. Further, certain state collection agency licensing laws require entities collecting on current, delinquent or defaulted loans for others or to acquire such loans to be licensed as well. Many states require the holder of mortgage lending, servicing or collection agency licenses to notify the applicable state regulator prior to undertaking a transaction that constitutes a change-in-control of the license holder. Other states require prior approval of a transaction that would result in a change-in-control. While FCMC does not believe that the distribution constitutes a change-in-control for state licensing purposes, if a state regulator disagrees with this conclusion, FCMC might be required to file a change-in-control notice or application in such state, which possibly could delay or inhibit FCMC’s ability to do conduct business in such state for a period of time. Additionally, state regulators could take corrective action against FCMC, including license revocation or suspension, requirement for the filing of a corrective action plan, denial of an application for license renewal or a combination of the same, in which case FCMC’s business would be adversely affected.

FCMC may face potential successor liability.

As a former member of the Franklin Holding corporate family, FCMC may be subject to liability based on previous actions of Franklin Holding in the event that FCMC is found by a court of competent jurisdiction to share an identity of interest with Franklin Holding or to be a successor in interest to Franklin Holding. Such liability may arise in a number of circumstances, such as if a known creditor of Franklin Holding did not receive proper notice of the pendency of the bankruptcy case relating to the Prepackaged Plan or the deadline for filing claims therein; the injury giving rise to, or source of, a creditor’s claim did not manifest itself in time for the creditor to file the creditor’s claim; a creditor did not timely file the creditor’s claim in such bankruptcy case due to excusable neglect ; FCMC is deemed liable for Franklin Holding’s tax liabilities under a Federal and/or state theory of successor liability; or the order of confirmation for the Prepackaged Plan is found to be procured by fraud. The deadline for governmental creditors, including the Internal Revenue Service, to file a proof of claim is December 3, 2012. If FCMC should become subject to such successor liability, it could materially adversely affect FCMC’s business, financial condition and results of operations.

Risks Related to FCMC’s Securities

Thomas J. Axon effectively controls FCMC, substantially reducing the influence of FCMC’s other stockholders.

Thomas J. Axon, FCMC’s Chairman and President, following the distribution, will beneficially own approximately 56% of FCMC’s outstanding common stock. As a result, Mr. Axon will be able to influence significantly the actions that require stockholder approval, including:

•	the election of FCMC’s directors; and,
•	the approval of mergers, sales of assets or other corporate transactions or matters submitted for stockholder approval.

Furthermore, the members of the Board of Directors as a group (including Mr. Axon) following the distribution will beneficially own a substantial majority of FCMC’s outstanding common stock. As a result, FCMC’s other stockholders may have little or no influence over matters submitted for stockholder approval. In addition, Mr. Axon’s influence and/or that of FCMC’s current board members could preclude any unsolicited acquisition of FCMC and consequently materially adversely affect the price of FCMC common stock.

FCMC intends to take the steps necessary to have its shares of common stock become eligible for quotation on the OTC Bulletin Board, which may adversely impact the price and liquidity of the common stock, and FCMC’s ability to raise capital in the future.

FCMC intends to take the steps necessary to have its shares of common stock become eligible for quotation on the OTC Bulletin Board, a centralized quotation service for over-the-counter securities and is subject to the rules promulgated under the Securities Exchange Act of 1934 relating to “penny stocks.” These rules require brokers who sell securities that are subject to the rules, and who sell to persons other than established customers and institutional accredited investors, to complete required documentation, make suitability inquiries of investors and provide investors with information concerning the risks of trading in the security. These requirements could make it more difficult to buy or sell FCMC common stock in the open market. In addition, this could materially adversely affect FCMC’s ability to raise capital in the future, and could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

In addition, since Mr. Axon will control more than 50% of the common stock of FCMC following the distribution, the liquidity or float in FCMC generally will be limited, which could affect the ability to purchase or sell FCMC stock or the price of such purchases and sales.

FCMC organizational documents and Delaware law may make it harder for FCMC to be acquired without the consent and cooperation of its Board of Directors and management.

Several provisions of FCMC’s organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of FCMC common stock.

FCMC’s classified Board of Directors will make it more difficult for a person seeking to obtain control of FCMC to do so. Also, FCMC’s supermajority voting requirements may discourage or deter a person from attempting to obtain control of FCMC by making it more difficult to amend the provisions of FCMC’s certificate of incorporation to eliminate an anti-takeover effect or the protections they afford minority stockholders, and will make it more difficult for a stockholder or stockholder group to put pressure on FCMC’s Board of Directors to amend FCMC’s certificate of incorporation to facilitate a takeover attempt. In addition, under the terms of FCMC’s certificate of incorporation, FCMC’s Board of Directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by FCMC’s current Board of Directors.

FCMC’s quarterly operating results may fluctuate and cause FCMC’s stock price to decline.

Because of the nature of FCMC’s business, FCMC’s quarterly operating results may fluctuate as a result of any of the following:

•	the timing and amount of collections on loans that FCMC services;
•	the rate of delinquency, default, foreclosure and prepayment on the loans FCMC services;
•	FCMC’s inability to successfully increase its servicing of loans for third parties;
•	increases in operating expenses associated with the changes in FCMC’s business;
•	general economic and market conditions; and,
•	the effects of state and Federal tax, monetary and fiscal policies.

Many of these factors are beyond the control of FCMC, and FCMC cannot predict their potential effects on the price of FCMC common stock. FCMC cannot assure you that the market price of FCMC common stock will not fluctuate or decline.

In addition, FCMC experienced a decline in net income during the year ended December 31, 2011 and the three months ended March 31, 2012 compared to prior comparable periods principally due to reduced servicing fee revenues and is currently operating at a loss. If FCMC is not successful in attracting new servicing customers and growing revenue as a stand alone company, its net income may continue to decline compared to prior periods and it may incur operating losses in the near future, which could cause its stock price to decline.

There may be a limited public market for FCMC common stock and FCMC’s stock price may experience volatility.

Prior to the distribution, there has not been a public market for FCMC common stock. FCMC intends to take the steps necessary to have the shares of FCMC common stock become eligible for quotation on the OTC-BB. However, there can be no assurance that an active trading market for FCMC common stock will develop or be sustained in the future. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of particular companies. Changes in economic and other external factors may have a significant impact on the market price of FCMC’s common stock. Fluctuations or decreases in the trading price of FCMC common stock may adversely affect the liquidity of the trading market for FCMC common stock and FCMC’s ability to raise capital through future equity financing.

Substantial sales of FCMC common stock following the distribution may have an adverse impact on the trading price of FCMC common stock.

Some of the Franklin Holding stockholders who receive shares of FCMC common stock may decide that their investment objectives do not include ownership of FCMC’s shares, and may sell their shares of common stock following the distribution. FCMC cannot predict whether other stockholders will resell large numbers of their shares of common stock in the public market following the distribution or how quickly they may resell these shares. If FCMC’s stockholders sell large numbers of FCMC shares of common stock over a short period of time, or if investors anticipate large sales of FCMC shares of common stock over a short period of time, this could adversely affect the trading price of FCMC common stock.

Risks Related to the Regulation of FCMC’s Industry

New legislation and regulations directed at curbing predatory lending and servicing practices could restrict FCMC’s ability to service non-prime residential mortgage loans, which could adversely impact FCMC’s earnings.

The Federal Home Ownership and Equity Protection Act, or HOEPA, identifies a category of residential mortgage loans and subjects such loans to restrictions not applicable to other residential mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate, which is based on the interest rate and certain finance charges, exceed specified levels. Laws, rules and regulations have been adopted at the state and local levels that are similar to HOEPA in that they impose certain restrictions on loans that exceed certain cost parameters. These state and local laws generally have lower thresholds and broader prohibitions than under the federal law. The restrictions include prohibitions on steering borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, flipping or repeatedly refinancing loans and originating loans without a reasonable expectation that the borrowers will be able to repay the loans without regard to the value of the mortgaged property.

Compliance with some of these restrictions requires lenders to make subjective judgments, such as whether a loan will provide a “net tangible benefit” to the borrower. These restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten and impact the way in which a loan is underwritten. The remedies for violations of these laws are not based on actual harm to the consumer and can result in damages that exceed the loan balance. Liability for violations of HOEPA, as well as violations of many of the state and local equivalents, would extend not only to FCMC, but to assignees, which may include warehouse lenders and whole-loan buyers, regardless of whether such assignee knew of or participated in the violation.

It was the policy of FCMC’s then subsidiary, Tribeca Lending Corp., not to originate loans that would be subject to HOEPA or similar state and local laws and not to purchase high cost loans that would have violated those laws. FCMC purchased loans that are covered by one of these laws, rules or regulations only if, in its judgment, a loan was made in accordance with FCMC’s strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If FCMC or its then subsidiary miscalculated the numerical thresholds described above, however, FCMC or its then subsidiary may have mistakenly originated or purchased such loans and bear the related marketplace and legal risks and consequences. In a number of states, for example, state and local anti-predatory lending laws and regulations broaden the trigger test for loans subject to restrictions. If the numerical thresholds were miscalculated, certain variations of the loan product of the then subsidiary of FCMC, where the lending decision may have been based entirely or primarily on the borrower’s equity in his or her home and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan, would violate HOEPA and many of these state and local anti-predatory lending laws. In the past, FCMC or its then subsidiary sold a portion of its loans to third parties on a whole-loan, servicing-released basis.

Several states and municipalities have adopted legislation and ordinances establishing new consumer protections governing loan servicing practices and foreclosure procedures. Some of the provisions will impede or materially delay a holder’s ability to foreclose on certain mortgaged properties. There are proposed laws providing greater protections to consumers, pertaining to such activities as maintenance of escrow funds, timely crediting of payments received, limitation on ancillary income, responding to customer inquiries and requirements to conduct loss mitigation. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) was signed into law. The Reform Act, which is designed to improve accountability and transparency in the financial system and to protect consumers from abusive financial services practices, creates various new requirements affecting mortgage servicers, such as FCMC, including mandatory escrow accounts for certain mortgage loans; notice requirements for consumers who waive escrow services; certain prohibitions related to mortgage servicing with respect to force-placed hazard insurance, qualified written requests, requests to correct certain servicing errors, and requests concerning the identity and contact information for an owner or assignee of a loan; requirements for prompt crediting of payments, processing of payoff statements, and monthly statements with certain disclosures for adjustable rate mortgage loans; and late fee restrictions on high cost loans. In addition, a new executive agency and consumer financial regulator, the Bureau of Consumer Financial Protection (“CFPB”), was established in the Federal Reserve System under the Reform Act. On July 21, 2011, the regulation of the offering and provision of consumer financial products or services, including mortgage servicing, under Federal consumer financial laws, was transferred and consolidated into the CFPB. In February 2012, the CFPB announced that it is in the process of drafting new rules regarding required disclosures on billing statements to be sent to homeowners by mortgage servicers (a prototype of which has already been released by the CFPB), force-placed insurance, and new disclosures for certain types of adjustable-rate mortgages.

The Federal Reserve Board approved changes to HOEPA in Regulation Z, which implements the Truth in Lending Act, to protect consumers from unfair or deceptive home mortgage lending and advertising practices. Effective October 1, 2009, the amendments create protections for a new category of loans called “higher-priced mortgage loans.” Under these amendments, companies that service mortgage loans will be required to credit consumers’ loan payments as of the date of receipt. Further, the HOEPA amendments expand the types of loans subject to early disclosures. Previously, transaction-specific early disclosures were only required for purchase money mortgage loans. The early disclosures now are required with all closed-end non-purchase money mortgage loans, such as refinancings, closed-end home equity loans and reverse mortgage loans. Under the Reform Act, HOEPA was revised to lower APR and point and fee triggers and expand coverage to purchase money mortgages.

FCMC cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting FCMC’s business. FCMC is evaluating the potential impact of these initiatives, if enacted, on FCMC’s servicing practices and results of operations. As a result of these and other initiatives, FCMC is unable to predict whether Federal, state, or local authorities will require changes in FCMC’s servicing practices in the future, including reimbursement of fees charged to borrowers, or will impose fines. These changes, if required, could adversely affect FCMC’s profitability, particularly if FCMC makes such changes in response to new or amended laws, regulations or ordinances in states where FCMC services a significant amount of mortgage loans.

The broad scope of FCMC’s servicing and collection operations exposes FCMC to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the Federal, state and local levels.

Because FCMC services and collects on loans and it or its affiliates purchased and originated mortgage loans in all 50 states, FCMC must comply with the laws and regulations pertaining to licensing, disclosure and substantive practices, as well as judicial and administrative decisions, of all of these jurisdictions, as well as an extensive body of Federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years, and government agencies enforcing these laws, as well as the courts, sometimes interpret the same law in different ways. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. Accordingly, it may be more difficult to identify comprehensively and to interpret accurately applicable laws and regulations and to employ properly FCMC’s policies, procedures and systems and train FCMC personnel effectively with respect to all of these laws and regulations, thereby potentially increasing FCMC’s exposure to the risks of noncompliance with these laws and regulations.

Federal, state and local governmental authorities have focused on the lending and servicing practices of companies in the non-prime mortgage lending industry, sometimes seeking to impose sanctions for practices such as charging excessive fees, imposing interest rates higher than warranted by the credit risk of the borrower, imposing prepayment fees, failing to adequately disclose the material terms of loans and abusive servicing and collection practices.

FCMC’s failure to comply with this regulatory regimen can lead to:

•	civil and criminal liability, including potential monetary penalties;
•	loss of servicing and debt collection licenses or approved status required for continued business operations;
•	demands for indemnification or loan repurchases from purchasers of loans;
•	legal defenses causing delay and expense;
•	adverse effects on FCMC’s ability, as servicer or debt collector, to enforce loans;
•	the imposition of supervisory agreements and cease-and-desist orders;
•	the borrower having the right to rescind or cancel the loan transaction;
•	adverse publicity;
•	individual and class action lawsuits;
•	administrative enforcement actions;
•	damage to FCMC’s reputation in the industry; or,
•	the inability to obtain credit to fund FCMC’s operations.

Although FCMC has systems and procedures directed to compliance with these legal requirements and believes that it is in material compliance with all applicable Federal, state and local statutes, rules and regulations, FCMC cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies or courts will not interpret existing laws or regulations in a more restrictive manner, which could render FCMC’s current business practices non-compliant or which could make compliance more difficult or expensive. These applicable laws and regulations are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently, or may be interpreted infrequently or only recently and inconsistently. As a result of infrequent, sparse or conflicting interpretations, ambiguities in these laws and regulations may leave uncertainty with respect to permitted or restricted conduct under them. Any ambiguity under a law to which FCMC is subject may lead to regulatory investigations, governmental enforcement actions or private causes of action, such as class action lawsuits, with respect to FCMC’s compliance with applicable laws and regulations.

FCMC may be subject to fines or other penalties based upon the conduct of independent brokers of its then subsidiary.

Mortgage brokers that the then subsidiary of FCMC, Tribeca Lending Corp., utilized prior to November of 2007 to source legacy mortgage originations, have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly Federal and state agencies have sought to impose such assignee liability. For example, the FTC entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender. The FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. In the past, the United States Department of Justice sought to hold a non-prime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, FCMC may be subject to fines or other penalties based upon the conduct of independent mortgage brokers utilized by its then subsidiary in the past.

FCMC is subject to reputation risks from negative publicity concerning the mortgage industry.

The mortgage industry in which FCMC operates may be subject to periodic negative publicity, which could damage FCMC’s reputation and adversely impact its servicing business.

Reputation risk, or the risk to FCMC’s business, earnings and capital from negative publicity, is inherent in FCMC’s industry. There is a perception that borrowers of loans may be unsophisticated and in need of consumer protection. Accordingly, from time to time, consumer advocate groups or the media may focus attention on FCMC’s services (both past and present), thereby subjecting the industry to the possibility of periodic negative publicity.

FCMC may also be negatively impacted if another company in the mortgage industry or in a related industry engages in practices resulting in increased public attention to the industry. Negative publicity may also occur as a result of judicial inquiries and regulatory or governmental action with respect to the mortgage industry. Negative publicity may result in increased regulation and legislative scrutiny of industry practices as well as increased litigation or enforcement actions by civil and criminal authorities. Additionally, negative publicity may increase FCMC’s cost of doing business and adversely affect its servicing operations by impeding its ability to attract and retain customers and employees.

During the past several years, the press has widely reported certain industry related concerns, including rising delinquencies, the tightening of credit and more recently, increasing litigation. Some of the litigation instituted against subprime lenders is being brought in the form of purported class actions by individuals or by state or Federal regulators or state attorneys general. The judicial climate in many states is such that the outcome of these cases is unpredictable. If FCMC is subject to increased litigation due to such negative publicity, it could have a material adverse impact on FCMC’s results of operations.

FCMC is subject to significant legal and reputation risks and expenses under Federal and state laws concerning privacy, use and security of customer information.

The Federal Gramm-Leach-Bliley financial reform legislation imposes significant privacy obligations on FCMC in connection with the collection, use and security of financial and other nonpublic information provided of borrowers. In addition, California and Vermont have enacted, and several other states are considering enacting, privacy or customer-information-security legislation with even more stringent requirements than those set forth in the Federal law. Because laws and rules concerning the use and protection of customer information are continuing to develop at the Federal and state levels, FCMC expects to incur increased costs in its effort to be and remain in full compliance with these requirements. Nevertheless, despite its efforts FCMC will be subject to legal and reputational risks in connection with its collection, safeguarding, and use of customer information, and FCMC cannot assure you that it will not be subject to lawsuits or compliance actions under such state or Federal privacy requirements. To the extent that a variety of inconsistent state privacy rules or requirements are enacted, FCMC’s compliance costs could substantially increase.

If many of the borrowers of the loans FCMC services become subject to the Servicemembers Civil Relief Act of 2003, FCMC’s cash flows and service fee income may be adversely affected.

Under the Servicemembers Civil Relief Act of 2003, or the Civil Relief Act, a borrower who enters active military service after the origination of his or her mortgage loan generally may not be required to pay interest above an annual rate of 6%, and the lender is restricted from exercising certain enforcement remedies, including foreclosure, during the period of the borrower’s active duty status. The Civil Relief Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. The Civil Relief Act was amended on July 30, 2008 by the Housing and Economic Recovery Act of 2008 and Helping Heroes Keep Their Homes Act of 2010 to temporarily enhance protections for servicemembers relating to mortgages and mortgage foreclosures until December 31, 2012, by extending the protection period and stay of proceedings from 90 days to nine months and extending the interest rate limitation on mortgages from the period of military service to the period of military service and one year thereafter. On October 13, 2010, the Veterans’ Benefits Act of 2010 became law, which allows for enforcement of the Civil Relief Act by the U.S. Attorney General and provides for a private right cause of action. Considering the large number of U.S. Armed Forces personnel on active duty and likely to be on active duty in the future, FCMC’s cash flows and revenues may be adversely affected by compliance with this law.

Legislative action to provide mortgage relief may negatively impact FCMC’s business.

As delinquencies, defaults and foreclosures in and of residential mortgages have increased dramatically, there are several Federal, state and local initiatives to restrict FCMC’s ability to foreclose and resell the property of a customer in default. Any restriction on FCMC’s ability to foreclose on a loan, any requirement that FCMC forego a portion of the amount otherwise due on a loan or any requirement that FCMC modify any original loan terms could negatively impact FCMC’s servicing business, financial condition, liquidity and results of operations. These initiatives have come in the form of proposed legislation and regulations, including those pertaining to Federal bankruptcy laws, government investigations and calls for voluntary modifications of mortgages and a national servicing standard for servicing loan. Moreover, the Reform Act, state laws and regulatory requirements in certain states such as New York and North Carolina, recent bills introduced in Congress, a settlement involving servicing and foreclosure practices entered into between the Federal bank regulators and 14 servicers in April 2011, and a recent settlement with the five largest mortgage servicers, state attorneys general and Federal agencies, including a new homeowners bill of rights proposed in California by its state attorney general in response to the settlement, suggest that new national standards for servicing and foreclosures will be implemented soon that will likely focus on, among other things, payment processing, billing statements, disclosures, loss mitigation protocols, having a single point of contact for borrowers, fees (including default fees, late charges and recoupment of third-party fees), force-placed insurance and insurance escrow accounts, maintenance of real estate owned or securing loans, and the practice of foreclosing while a loan modification application is pending. Accordingly, FCMC’s compliance costs may materially increase, which in turn may adversely affect the results of operations of FCMC.

Several states and municipalities have adopted legislation and ordinances establishing new consumer protections governing loan servicing practices and foreclosure procedures. There are proposed and enacted laws providing greater protections to consumers, pertaining to such activities as maintenance of escrow funds, timely crediting of payments received, limitation on ancillary income, responding to customer inquiries and requirements to conduct loss mitigation. In addition, there are several Federal and state government initiatives, including HAMP under the Homeowner Affordability and Stability Plan, which seek to obtain the voluntary agreement of servicers to subscribe to a code of conduct or statement of principles or methodologies when working with borrowers facing foreclosure on their homes. Generally speaking, the principles call for servicers to reach out to borrowers before their loans “reset” with higher monthly payments that might result in a default by a borrower and seek to modify loans prior to the reset. Applicable servicing agreements, Federal tax law and accounting standards limit the ability of a servicer to modify a loan before the borrower has defaulted on the loan or the servicer has determined that a default by the borrower is reasonably likely to occur. Servicing agreements generally require the servicer to act in the best interests of the note holders or at least not to take actions that are materially adverse to the interests of the note holders. Compliance with the code or principles must conform to these other contractual, tax and accounting standards. As a result, servicers have to confront competing demands from consumers and those advocating on their behalf to make home retention the overarching priority when dealing with borrowers in default, on the one hand, and the requirements of note holders to maximize returns on the loans, on the other.

FORWARD-LOOKING INFORMATION

Statements contained herein and in FCMC’s public filings or other public statements that are not historical fact may be forward-looking statements regarding the business, operations and financial condition of FCMC within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors which may cause FCMC’s actual results, performance or achievements to be materially different from FCMC’s future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe FCMC’s future plans, strategies and expectations, and other statements that are not historical facts, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “potential” or “project” or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. FCMC’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, changes in the level of growth in the finance and housing markets, such as slower or negative home price appreciation and economic downturns or other adverse events in certain states; (ii) FCMC’s ability to profitably build upon its current servicing and collection business; (iii) FCMC’s relations with its lender and such lender’s willingness to waive any potential defaults under FCMC’s agreements with such lender; (iv) FCMC’s ability to obtain renewals of its credit agreement or achieve alternative refinancing opportunities; (v) the availability of or ability to retain as clients third parties holding distressed mortgage debt for servicing by FCMC on a fee-paying basis; (vi) changes in the statutes or regulations applicable to FCMC’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of FCMC’s regulatory compliance and regulatory audits; (viii) the risk that legal proceedings could be brought against FCMC which could adversely affect its financial results; (ix) FCMC’s ability to adapt to and implement technological change; (x) FCMC’s ability to attract and retain qualified employees; (xi) FCMC’s ability to obtain financing on acceptable terms to finance its growth strategy and to operate within the limitations imposed by financing arrangements; (xii) competition in FCMC’s existing and potential future lines of business and the financial resources of, and products available to, competitors; (xiii) FCMC’s failure to reduce quickly overhead and infrastructure costs in response to a reduction in revenue; (xiv) the risk that adverse tax consequences could result from the distribution of FCMC common stock from Franklin Holding; and, (xv) other risks that will be detailed from time to time in FCMC’s Securities and Exchange Commission (SEC) reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in FCMC’s filings with the SEC, including, but not limited to, those factors discussed under the caption “Risk Factors,” which FCMC urges its investors to consider. FCMC undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as otherwise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. FCMC undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE DISTRIBUTION

Background and Reasons for the Distribution

Background. Prior to 2008, Franklin Holding was primarily engaged in two related lines of business: (1) the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans and real estate assets; and (2) the origination of subprime mortgage loans, both for portfolio and for sale into the secondary market. Franklin Holding specialized in acquiring and originating loans secured by one -to-four family residential real estate that generally fell outside the underwriting standards of Fannie Mae and Freddie Mac and involved elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. Franklin Holding typically purchased loan portfolios at a discount, and originated subprime loans with interest rates and fees calculated to provide Franklin Holding with a rate of return adjusted to reflect the elevated credit risk inherent in the types of loans acquired and originated. Unlike many of Franklin Holding’s competitors, Franklin Holding generally held for investment the loans acquired and a significant portion of the loans originated.

Franklin Holding since September 30, 2007 has been and continues to be operating with significant operating losses and stockholders’ deficit. At March 31, 2012, Franklin Holding’s outstanding indebtedness was approximately $858.7 million, which consisted of approximately $820.6 million of Legacy Debt (the Total Debt) due to the Bank and approximately $38.2 million of Unrestructured Debt, with substantially no remaining income-generating assets (other than FCMC, which but for cash collateral of $7.5 million held by FCMC and subject to liens of the Bank, is not liable for the Total Debt); and, consequently, Franklin Holding has not been able to pay off the outstanding balance of the Total Debt, which was due and payable effective March 31, 2012 with the maturity of the Legacy Credit Agreement. At March 31, 2012, Franklin Holding’s accumulated deficit net worth amounted to $845 million.

Based on discussions with management and its own investigation, and after considering various alternatives, the Board of Directors of Franklin Holding authorized the filing of the Prepackaged Plan to consummate Franklin Holding’s intention to distribute its shares of FCMC common stock to stockholders of Franklin Holding. The Prepackaged Plan was filed on June 4, 2012 and announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the SEC) on June 5, 2012.

A complete explanation of the forbearance, restructuring and other agreements entered into by Franklin Holding with the Bank during the period 2007 through 2011 can be found in Franklin Holding’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 23, 2012, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 11, 2012.

Reasons for the Distribution.

•	Enabling Franklin Holding stockholders to potentially retain some value in FCMC. Concern by potential servicing customers and other constituencies over the continued viability of Franklin Holding in its current form, including the viability of FCMC, have hindered FCMC’s ability to attract new servicing customers and remained a significant impediment to FCMC’s profitability and opportunities for growth. However, FCMC believes there may be stockholder value in FCMC as a stand-alone entity. Accordingly, FCMC and Franklin Holding believe the separation of FCMC from Franklin Holding represents the best opportunity at the present time for Franklin Holding stockholders to realize value from their investment in Franklin Holding;

•	Enabling the financial markets to appropriately value FCMC. Franklin Holding’s financial condition has negatively impacted the value of its common stock. In 2008, due to the company’s financial condition, Franklin Holding’s common stock ceased to meet the quantitative requirements for continued listing on the NASDAQ Stock Market and was delisted. Franklin Holding’s common stock subsequently became quoted on the OTC-BB under the symbol “FCMC.OB.” FCMC believes that Franklin Holding’s financial condition has caused the financial markets to discount the value of FCMC as a stand-along business. Following the separation, the markets will be able to value FCMC separately from Franklin Holding. It is expected that as a stand-alone public company, FCMC’s business will support favorable market metrics consistent with other companies in the mortgage servicing industry and FCMC’s operational performance, cash flow, and prospects for growth, thereby presenting the opportunity to create value for stockholders;

•	Enhancing business opportunities. FCMC believes that Franklin Holding’s financial condition has negatively impacted and impeded FCMC’s ability to garner new business with unrelated entities. With a distribution of FCMC, this impediment will be removed and FCMC, as a separate publicly traded company, should be better positioned to take advantage of available business opportunities and compete for contracts to service or collect on distressed debt with unrelated third parties.

•	Providing FCMC with potential financing and capital raising opportunities that are not available to us as part of Franklin Holding. As FCMC seeks to grow its servicing and collections business, FCMC will need access to new credit facilities and, in the longer term, additional capital sources. Due to the financial condition of Franklin Holding, these resources would not be available to FCMC as long as it remains part of the Franklin Holding consolidated entity. However, management believes that resources may be available to FCMC after the distribution. In addition, after the distribution, FCMC may be able to invest its cash flow into the growth of its business and allocate its capital in a manner that suits the needs of its business and avoid the perception (despite credit agreements to the contrary) that it may eventually be compelled to utilize its cash flow to assist Franklin Holding and its subsidiaries with paying down their debt.

•	Attracting and retaining qualified employees is essential to FCMC’s business growth and success. Operating under the Franklin Holding umbrella has impeded FCMC’s ability to retain, attract, hire and successfully integrate qualified personnel, including certain servicing personnel necessary to satisfy licensing requirements, in an intensely competitive hiring environment in order to manage and operate its business successfully.

FCMC cannot assure you that, following the distribution, any of the potential benefits summarized above will be realized to the extent anticipated or at all. The various potential risks and other negative factors considered include the risks that:

•	FCMC’s management would not be able to execute FCMC’s business plan so as to achieve the anticipated benefits of the distribution;

•	FCMC’s cash resources will be depleted before FCMC can return to a sustainable level of profitability;

•	general business, economic and market conditions, and regulatory changes and constraints on the servicing and collection business could interfere with the realization of the advantages that FCMC expects to achieve as an independent public company;

•	having to abide by certain restrictions to preserve the tax-free treatment of the distribution, FCMC may not be able to engage in desirable acquisitions and other strategic transactions following the distribution;

•	FCMC’s historical financial information may not be representative of results FCMC would have achieved as an independent company or will achieve in the future; and,

•	potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect FCMC’s financial condition and FCMC’s results of operations.

Franklin Holding and FCMC believe that the potential benefits of the distribution, most importantly that the distribution provides the only potential chance to deliver value for stockholders of Franklin Holding through FCMC and potentially successfully build a profitable servicing and collections business, outweighed these negative factors.

The Distribution

On the Petition Date, Franklin Holding filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code, as well as the Prepackaged Plan and the Disclosure Statement, with the Bankruptcy Court. The Prepackaged Plan proposed, among other things, that Franklin Holding would distribute its 80% interest in FCMC to Franklin Holding’s stockholders in consideration for FCMC agreeing to pay Franklin Holding $250,000 in cash and an aggregate of $1,109,000 over a period of five years. On July 18, 2012, the Bankruptcy Court entered the Confirmation Order approving and confirming the Prepackaged Plan, including the distribution of FCMC common stock, as proposed under the Prepackaged Plan. The Prepackaged Plan became effective on the Distribution Date, which is also the effective date of the Prepackaged Plan. The distribution was accomplished through the distribution by Franklin Holding of shares of FCMC common stock to the stockholders of record of Franklin Holding as of August 2, 2012, which was the Record Date for the distribution. The actual distribution of those shares occurred on August 10, 2012. On that date, each holder of Franklin Holding common stock received one share of FCMC common stock for each share of Franklin Holding common stock held on the Record Date and all outstanding shares of common stock of Franklin Holding were cancelled and extinguished pursuant to the Confirmation Order and the Prepackaged Plan.

You will not be required to pay any cash or other consideration for the shares of FCMC common stock distributed to you. In addition, you will not be required to surrender or exchange your shares of Franklin Holding common stock (which were cancelled pursuant to the Confirmation Order and the Prepackaged Plan) to receive the distribution of FCMC common stock. No vote of Franklin Holding’s stockholders was required in connection with the distribution, and Franklin Holding’s stockholders have no appraisal rights in connection with the distribution. See “U.S. Federal Income Tax Consequences of the Distribution” for information regarding the tax consequences of the distribution.

Following the distribution of FCMC shares, Franklin Holding ceased to own any equity interest in FCMC.

When and How You Will Receive the Distribution

On the Distribution Date, Franklin Holding distributed to holders of record of its common stock (or their designees) as of the Record Date one share of FCMC common stock for each share of Franklin Holding common stock held by them on the Record Date.

On the Distribution Date, the distribution agent effected delivery of the shares of FCMC common stock issuable in the distribution through the transfer agent’s book-entry registration system by mailing to each record holder a statement of holdings detailing the record holder’s ownership interest in FCMC and the method by which the record holder may access its account and, if desired, trade its shares of FCMC common stock. If you have any questions concerning the mechanics of having shares of FCMC common stock registered in book-entry form, FCMC encourages you to contact Computershare at the address and telephone number set forth on page 41 of this information statement under “FCMC Transfer Agent and Registrar.”

If you hold your shares of Franklin Holding common stock in “street name” (through a bank, brokerage firm, or other financial nominee), your nominee credited your account with the shares of FCMC common stock that you were entitled to receive in the distribution. If you have any questions concerning the mechanics of having your shares of FCMC common stock held in “street name,” you should contact your nominee.

After giving effect to the distribution, there are 10,035,993 shares of FCMC common stock outstanding. The 8,028,795 shares of FCMC common stock that were distributed to Franklin Holding stockholders in the distribution were issued in connection with the Prepackaged Plan pursuant to a transaction exempt from registration under Section 1145 of the Bankruptcy Code. All shares of FCMC common stock will be designated as “restricted” on the transfer agent’s book-entry registration system until the later of the date of this information statement and the date upon which FCMC common stock becomes quoted on the OTC-BB or other over-the-counter quotation system or national securities exchange. After such time, such restriction will be removed and shares of FCMC common stock will be freely tradable without restriction in the public market unless the shares are held by “affiliates,” as that term is defined in Rule 144(a)(1) under the Securities Act of 1933, as amended (the “Securities Act”). For purposes of Rule 144, an “affiliate” of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the issuer. Individuals who may be considered FCMC’s affiliates after the distribution may include some or all of FCMC’s executive officers and directors.  Individuals who are FCMC’s affiliates will be permitted to sell their shares of common stock received in the distribution only pursuant to an effective registration statement under the Securities Act of 1933, an appropriate exemption from registration, including pursuant to Rule 144 under the Securities Act.

Rule 144 will generally be available for the resale of FCMC common stock by affiliates once 90 days have elapsed from the date FCMC becomes subject to the reporting requirements of the Securities Exchange Act of 1934, which is the date when the registration statement of which this information statement forms a part becomes effective. Under Rule 144, provided certain conditions are satisfied, an affiliate may sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; or,

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, and the availability of current public information about FCMC. As of the Distribution Date, based on their holdings of Franklin Holding common stock as of August 2, 2012, FCMC estimates that its executive officers and directors will collectively hold 6,825,795 shares of FCMC common stock subject to Rule 144.

Computershare, which served as the transfer agent and registrar for Franklin Holding’s common stock, serves as transfer agent and registrar for FCMC common stock and served as distribution agent in connection with the distribution.

FCMC’s Relationship with Franklin Holding following the Distribution

As of the Distribution Date, FCMC is an independent company and Franklin Holding has no continuing stock ownership interest in FCMC, but certain subsidiaries of Franklin Holding will maintain a business relationship with FCMC after the distribution. See “Intercompany Arrangements.”

U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. Federal income tax consequences of the distribution. This summary is based on the Internal Revenue Code (the “Code”), and Treasury regulations as well as judicial and administrative interpretations of the Code, all as in effect on the date of this information statement, and is subject to changes in these or other laws, any of which may have retroactive effect. This summary is for general information only and does not purport to be a complete description of the consequences of the distribution nor does it address the effects of any state, local or foreign tax laws on the distribution. The tax treatment of a Franklin Holding stockholder may vary depending upon that stockholder’s particular situation, and certain stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, individuals who received Franklin Holding common stock upon the exercise of employee stock options or otherwise as compensation, and non-U.S. persons) may be subject to special rules not discussed below. This summary assumes that the Franklin Holding stockholders hold their Franklin Holding common stock as capital assets.

Each stockholder is urged to consult its tax advisor as to the specific tax consequences of the distribution to that stockholder, including the effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Franklin Holding has been advised by Marcum LLP substantially to the effect that the distribution should qualify under Section 355 of the Code as a tax-free distribution for U.S. Federal income tax purposes. The Tax Memorandum of Marcum LLP will be based on, among other things, certain assumptions as well as on the accuracy of certain factual representations and statements that Franklin Holding and FCMC make to Marcum LLP. In rendering its Tax Memorandum, Marcum LLP also will rely on certain covenants that Franklin Holding and FCMC enter into, including the adherence by Franklin Holding and FCMC to certain restrictions on FCMC’s future actions.

If any of the representations or statements that Franklin Holding or FCMC make are, or become, inaccurate or incomplete, or if Franklin Holding or FCMC breach any of FCMC’s covenants, the distribution might not qualify as a tax-free transaction for U.S. Federal income tax purposes. You should note that Franklin Holding does not intend to seek a ruling from the Internal Revenue Service, or IRS, as to the U.S. Federal income tax treatment of the distribution. The Tax Memorandum of Marcum LLP is not binding on the IRS or a court, and there can be no assurance that the IRS will not challenge the validity of the distribution as a tax-free distribution for U.S. Federal income tax purposes or that any such challenge ultimately would not prevail.

Assuming that the distribution qualifies as a tax-free transaction under Section 355 of the Code, the following describes the material U.S. Federal income tax consequences of the distribution to FCMC, Franklin Holding and Franklin Holding stockholders:

•	Neither FCMC nor Franklin Holding will recognize any income, gain or loss upon the distribution;

•	A Franklin Holding stockholder will not recognize any Federal income, gain, or loss as a result of the receipt of FCMC common stock pursuant to the distribution;

•	A Franklin Holding stockholder’s Federal tax basis in such stockholder’s Franklin Holding common stock and in FCMC common stock received in the spin- off will equal such stockholder’s Federal tax basis in its Franklin Holding common stock immediately before the distribution, allocated between the Franklin Holding common stock and FCMC common stock in proportion to their relative fair market values on the date of the distribution; and

•	A Franklin Holding stockholder’s Federal holding period for FCMC common stock received in the distribution will include the period during which that stockholder’s Franklin Holding common stock was held.

U.S. Treasury regulations require each Franklin Holding stockholder who receives FCMC common stock in the distribution to attach to the stockholder’s U.S. Federal income tax return for the year in which the stock is received a detailed statement setting forth such data as may be appropriate to demonstrate the applicability of Section 355 of the Code to the distribution. Within a reasonable period of time after the distribution, Franklin Holding will provide to FCMC stockholders, directly or through FCMC’s stockholders’ banks or brokers, the information necessary to comply with this requirement.

If the distribution were to fail to qualify as a tax-free transaction, Franklin Holding would recognize a gain equal to the excess of the fair market value of FCMC common stock distributed to Franklin Holding stockholders over Franklin Holding’s adjusted tax basis in FCMC stock. In addition, each Franklin Holding stockholder who received FCMC common stock in the distribution would be treated as having received a taxable distribution in an amount equal to the fair market value of such stock on the distribution date. That distribution would be taxable to the stockholder as a dividend to the extent of Franklin Holding’s current and accumulated earnings and profits, if any. Any amount that exceeded Franklin Holding’s earnings and profits would be treated first as a non-taxable dollar-for-dollar reduction in the stockholder’s tax basis in its Franklin Holding common stock and then as capital gain from the sale or exchange of such stockholder’s Franklin Holding common stock. In addition, certain stockholders would be subject to additional special rules governing taxable distributions, such as those that relate to the dividends received deduction and extraordinary dividends. If the distribution were taxable, a stockholder’s tax basis in FCMC common stock received would equal the fair market value of FCMC common stock on the distribution date, and the holding period for that stock would begin the day after the distribution date. The holding period for the stockholder’s Franklin Holding common stock would not be affected by the fact that the distribution was taxable.

Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may be disqualified as tax-free to Franklin Holding under Section 355(e) of the Code if one or more persons were to acquire directly or indirectly stock representing a 50% or greater interest in Franklin Holding or FCMC during the four-year period beginning on the date which is two years before the date of the distribution as part of an integrated plan or series of related transactions that includes the distribution. If such an acquisition of FCMC stock or Franklin Holding’s stock were to trigger the application of Section 355(e), Franklin Holding would recognize taxable gain as described above, and the distribution would remain tax free to each Franklin Holding stockholder.

The foregoing is a summary of the material U.S. Federal income tax consequences of the distribution under current law and is for general information only. The foregoing does not purport to address all U.S. Federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders. Each Franklin Holding stockholder should consult its tax advisor as to the particular tax consequences of the distribution to such stockholder, including the application of U.S. Federal, state, local and foreign tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information about FCMC and about the distribution of FCMC shares by Franklin Holding to Franklin Holding’s stockholders. It is not and should not be construed as an inducement or encouragement to buy or sell any of FCMC’s securities or any securities of Franklin Holding.

FCMC Transfer Agent and Registrar

The transfer agent and registrar for FCMC common stock is Computershare. You may contact the transfer agent and registrar at the address set forth below or at its toll-free phone number, which is 1-800-962-4284. Stockholders outside the United States and Canada may contact the transfer agent and registrar by calling 1-781-575-2879. All correspondence should be sent to the following address:

Computershare

By Regular Mail
P.O. Box 43070
Providence, RI 02940-3070
UNITED STATES

By Overnight Delivery
250 Royall Street
Canton, MA 02021
UNITED STATES

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information. After giving effect to the distribution, there are 10,035,993 shares of FCMC common stock outstanding. Currently, there is no public market for FCMC common stock. FCMC intends to take the steps necessary to have the shares of FCMC common stock become eligible for quotation on the OTC-BB. However, there can be no assurance that an active trading market for FCMC common stock will develop or be sustained in the future. For more information on the trading market for FCMC shares, see “The Distribution – Quotation and Trading of FCMC Common Stock.” See “Risk Factors – Risks Related to FCMC’s Securities” beginning on page 26.

Stockholders

As of the Distribution Date, there were 369 holders of record and approximately 424 beneficial holders of FCMC common stock.

Shares Eligible for Future Sale

General. After giving effect to the distribution, there are 10,035,993 shares of FCMC common stock outstanding. The 8,028,795 shares of FCMC common stock that were distributed to Franklin Holding stockholders in the distribution were issued in connection with the Prepackaged Plan pursuant to a transaction exempt from registration under Section 1145 of the Bankruptcy Code. All shares of FCMC common stock will be designated as “restricted” on the transfer agent’s book-entry registration system until the later of the date of this information statement and the date upon which FCMC common stock becomes quoted on the OTC-BB or other over-the-counter quotation system or national securities exchange. After such time, such restriction will be removed and shares of FCMC common stock will be freely tradable without restriction in the public market unless the shares are held by “affiliates,” as that term is defined in Rule 144(a)(1) under the Securities Act of 1933, as amended (the Securities Act). For purposes of Rule 144, an “affiliate” of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the issuer. Individuals who may be considered FCMC’s affiliates after the distribution may include some or all of FCMC’s executive officers and directors.  Individuals who are FCMC’s affiliates will be permitted to sell their shares of common stock received in the distribution only pursuant to an effective registration statement under the Securities Act of 1933 or an appropriate exemption from registration, including pursuant to Rule 144 under the Securities Act.

Rule 144 will generally be available for the resale of FCMC common stock by affiliates once 90 days have elapsed from the date FCMC becomes subject to the reporting requirements of the Securities Exchange Act of 1934, which is the date when the registration statement of which this information statement forms a part becomes effective. Under Rule 144, provided certain conditions are satisfied, an affiliate may sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, and the availability of current public information about FCMC. As of the Distribution Date, based on their holdings of Franklin Holding common stock as of August 2, 2012, FCMC estimates that its executive officers and directors collectively hold 6,825,795 shares of FCMC common stock subject to Rule 144.

2012 Stock Incentive Plan. FCMC expects to file one or more registration statements on Form S-8 under the Securities Act to register shares of its common stock issued or reserved for issuance under its equity incentive plans as in effect from time to time, including the 2012 Stock Incentive Plan, which authorizes and reserves 1,500,000 shares of common stock for grant. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions. See “Management of FCMC – Executive Compensation – 2012 Stock Incentive Plan.”

Authorized but Unissued Shares. FCMC’s authorized capital stock consists of 22,000,000 shares of common stock, par value $.01 per share and 3,000,000 shares of undesignated preferred stock, par value $.001 per share, none of which are issued or outstanding as of the date of this information statement. Under the terms of FCMC’s certificate of incorporation, FCMC’s Board of Directors has the authority, often without further vote or action by the stockholders, to issue additional shares of common stock and shares of preferred stock in one or more series and to fix the designations, powers, preferences, rights, privileges and restrictions thereof, including the number of shares constituting such series, conversion rights, voting rights and dividend rates. Except with respect to equity awards under the 2012 Stock Incentive Plan, there are no current agreements or understandings for the issuance of additional shares of common stock and the Board of Directors has no present intention to issue any additional shares of common stock. There are no current agreements or understanding for the issuance of preferred stock and the Board of Directors has no present intention to issue any shares of preferred stock.

Dividends

The declaration and payment of future dividends by FCMC will be subject to the discretion of FCMC’s Board of Directors and will depend upon many factors, including FCMC’s financial condition, earnings, capital requirements, covenants associated with debt obligations, legal requirements, regulatory constraints, its deferred payment agreements with the Bank (entered into on September 22, 2010) and other factors deemed relevant by FCMC’s Board of Directors. Currently, FCMC does not anticipate paying any cash dividends on FCMC common stock in the foreseeable future.

RECENT SALES OF UNREGISTERED SECURITIES

The distribution on the Distribution Date of 8,028,795 shares of FCMC common stock to Franklin Holding stockholders in connection with the Prepackaged Plan was exempt from the registration requirements of the Securities Act pursuant to Section 1145 of the Bankruptcy Code.

On September 22, 2010, 1,003,599 shares of FCMC common stock (as adjusted to give effect to a forward stock split and dividend effected prior to the distribution, which did not alter the percentage of ownership in FCMC) were issued to Mr. Axon in consideration of Mr. Axon’s undertaking the obligations required of him by the Bank as part of the September 2010 Transaction and various guarantees and concessions previously provided by Mr. Axon for Franklin Holding’s benefit pursuant in a transaction exempt from registration under Section 4(2) of the Securities Act.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables present certain selected summary historical financial information of FCMC as of and for each of the years in the two-year period ended December 31, 2011, and as of March 31, 2012 and for the three months ended March 31, 2012 and 2011. The selected summary historical financial data as of December 31, 2011 and 2010 and for each of the fiscal years in the two-year period ended December 31, 2011 have been derived from FCMC’s historical audited financial statements included elsewhere in this information statement. The selected summary historical financial data as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 are derived from FCMC’s unaudited financial statements that are included elsewhere in this information statement. The unaudited financial statements have been prepared on the same basis as the audited financial statements, and in the opinion of FCMC’s management include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair presentation of the information set forth in this information statement.

The selected historical financial data presented below should be read in conjunction with FCMC’s financial statements and accompanying notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this information statement. The financial information included herein for such periods may not necessarily reflect FCMC’s financial position, results of operations and cash flows in the future or what FCMC’s financial position, results of operations and cash flows would have been had FCMC been an independent, publicly-traded company during such periods. In addition, FCMC’s historical financial information does not reflect changes that FCMC expects to experience in the future as a result of FCMC’s separation from Franklin Holding, including possible changes in the financing, operations, cost structure and personnel needs of FCMC’s business. Further, the historical financial information includes the reimbursement for allocations of certain FCMC costs incurred on behalf of Franklin Holding. FCMC believes the assumptions and methodologies underlying the allocation of general corporate expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by us if FCMC had operated as an independent, publicly-traded company or of the costs to be incurred in the future.

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010

Statement of Operations Data:
Servicing revenue	$2,300,475	$3,026,897	$11,119,927	$17,278,595
Other income	242,954	690,547	2,320,605	2,409,096
Total revenue	$2,543,429	$3,717,444	$13,440,532	$19,687,691
Salaries and benefits	$1,987,765	$2,039,713	$7,896,171	$10,721,775
Total expenses	$3,393,429	$3,643,144	$14,738,643	$19,226,573
Net (loss)/income before tax	$(850,000)	$74,300	$(1,298,111)	$461,118
Net (loss)/income after tax	$(850,000)	$44,300	$(1,298,111)	$276,118

	At March 31,	At December 31,
	2012	2011	2010

Balance Sheet Data:
Cash and cash equivalents	$11,358,314	$12,163,426	$12,071,212
Restricted cash	12,030,479	11,529,819	7,304,521
Receivables and other assets	3,763,916	4,090,867	5,413,821
Total assets	$27,152,709	$27,784,112	$24,789,554

Servicing liabilities	$12,030,479	$11,529,819	$7,304,521
Other liabilities	$2,212,830	$2,291,265	$1,611,871
Total stockholders’ equity	$12,909,400	$13,963,028	$15,873,162

	At March 31,		At December 31,
	2012	2011	2011	2010

Other Data:
UPB of loans serviced	$1,881,542,189	$1,569,841,839	$1,495,236,938	$1,607,655,294
Number of loans serviced	37,858	31,912	30,816	32,433
Number of second-lien loans serviced	33,030	26,823	25,869	27,166
Number of loans serviced for Bosco entities	28,500	22,200	21,600	26,500
Employees	101	112	105	112

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010

Servicing revenue – related party ($)	$1,372,000	$1,684,000	$6,419,000	$2,539,759
Servicing revenue – related party (%)	60%	56%	58%	15%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

The Company’s significant accounting policies, as of December 31, 2011 are described in Note 2 to the December 31, 2011 Financial Statements. As of March 31, 2012 and December 31, 2011, we have identified income taxes as the Company’s most critical accounting policy and estimates. The following discussion and analysis of financial condition and results of operations is based on the amounts reported in our Financial Statements, which are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the Financial Statements, management is required to make various judgments, estimates and assumptions that affect the financial statements and disclosures. Changes in these estimates and assumptions could have a material effect on our Financial Statements. Management believes that the estimates and judgments used in preparing Financial Statements were the most appropriate at that time.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Overview. At March 31, 2012, FCMC had total assets of $27.2 million and had stockholders’ equity of $12.9 million. Stockholders’ equity at December 31, 2011 was $14.0 million. FCMC had a net loss before tax of $850,000 for the three months ended March 31, 2012, compared with net income before tax of $74,000 for the three months ended March 31, 2011. Revenues decreased by $1.2 million to $2.5 million for the three months ended March 31, 2012, from $3.7 million for the three months ended March 31, 2011. The decrease in revenues and the resulting net loss in the first quarter of 2012 resulted principally from reduced servicing and collection fees earned from declining portfolios of loans serviced for third parties. FCMC’s revenues during the three months ended March 31, 2012 and 2011 were derived principally from servicing the portfolio of loans and assets for a third party that purchased the first-lien mortgage loans in July 2010 (the “Purchaser”) from the Bank and a number of related-party entities.

FCMC, following loan sales by the Bank of its collateral (loans originated and acquired previously by FCMC’s sister companies prior to 2008) in July and September 2010, has provided third party loan servicing, collection and recovery services for entities primarily related to Mr. Axon, the Bosco entities. During the period January 1 2010 through the July and September loan sales by the Bank, FCMC principally serviced loans for the Bank.

As of March 31, 2012, FCMC had five significant servicing contracts with third parties to service 1-4 family mortgage loans and owned real estate; four with related parties (Bosco I, Bosco II, including approximately 7,100 subordinate-lien residential mortgage loans purchased by Bosco II and serviced for Boaco II effective March 15, 2012, and Bosco III), and one with the Purchaser (an unrelated third party). At March 31, 2012, FCMC actively serviced and provided recovery collection services on a total population of approximately 38,000 loans. Included in the Company’s revenues were servicing fees recognized from servicing the portfolios for the Bosco-related entities of $1.4 million and $1.7 million for the three months ended March 31, 2012 and 2011, respectively. The servicing revenues earned from servicing the Bosco-related entities represented approximately 60% and 56% of the total servicing revenues earned during the three months ended March 31, 2012 and 2011, respectively. See Notes 11 and 9 to the audited and unaudited financial statements, respectively.

FCMC charges its sister companies a management fee that is estimated based on internal services rendered by its employees to those companies. No management fee was recognized in the three months ended March 31, 2012 due to the uncertainty of collection from its sister companies.

Revenues. Revenues decreased by $1.2 million to $2.5 million during the first quarter of 2012, from $3.7 million during the same quarterly period in 2011. Revenues include servicing fees, other income and interest income.

Servicing income (principally fees for servicing loans and providing collection and recovery services for third parties, ancillary fees from servicing loans for third parties, such as, late charges, prepayment penalties, and other miscellaneous servicing-related income) decreased by $726,000, or 24%, to $2.3 million during the three months ended March 31, 2012 from $3.0 million during the corresponding three months in the prior year. This decrease was principally the result of reduced servicing and collection fees earned from declining portfolios of loans serviced for third parties, which were not replaced with significant new servicing contracts.

Other income (principally due diligence and other fees for services provided to third parties, such as property inspection visits for loans in various stages of delinquency and foreclosure, and miscellaneous fees and other revenue not directly related to the servicing of loans and real estate properties) decreased by $447,000, or 65%, to $238,000 during the three months ended March 31, 2012 from $685,000 during the corresponding three months of 2011. This decrease was principally the result of reduced due diligence and property inspection fees of $95,000 and the non accrual of the management fee in the quarter ended March 31, 2012 for services provided to sister companies, compared to $121,000 in the quarter ended March 31, 2011. In addition, a non recurring insurance premium rebate in the amount of $309,000 was received in the quarter ended March 31, 2011. Partially offsetting these revenue declines in the quarter ended March 31, 2012 was an increase of $78,000 in rental income for the subleasing of leased office space and the rental of owned office space to third parties (there was no such rental income in the 2011 first quarter).

Interest income decreased by less than $1,000 to $4,700 during the three months ended March 31, 2012, as compared to $5,100 for the same three months in 2011. The decrease in interest income reflected a lower average balance of short-term investments due to reduced servicing revenues.

Operating Expenses. Operating expenses decreased by $250,000, or 7%, to $3.4 million during the three months ended March 31, 2012 from $3.6 million during the same period in 2011. Total operating expenses include, collection, general and administrative expenses and depreciation expense.

Collection, general and administrative expenses decreased by $241,000, or 7%, to $3.3 million during the three months ended March 31, 2012, from $3.6 million during the corresponding period in 2011. Salary and employee benefits expenses decreased by $52,000, or 3%, to $2.0 million during the three months ended March 31, 2012, from the three months ended March 31, 2011, due to reductions in staff throughout the Company. The number of servicing employees decreased to 67 at March 31, 2012, from 82 employees at March 31, 2011 and 80 at December 31, 2010. The Company ended the three months ended March 31, 2012 with 101 employees, compared with 112 at March 31, 2011 and 112 at December 31, 2010. Professional fees decreased $50,000 during the three months ended March 31, 2012, from $252,000 during the corresponding period in 2011, principally due to reduced outside audit and tax fees, compared to the same period last year. Total communications and technology costs decreased by $86,000 during the three months ended March 31, 2012, from $330,000 during the corresponding period in 2011 principally due to reduced computer modeling fees incurred with a third party service provider. Contract underwriter and property inspection costs decreased by $48,000 during the three months ended March 31, 2012, to $35,000 from $83,000 in the prior year’s first quarter, principally due to a decrease in the volume of due diligence services provided to third parties. Various other general and administrative expenses decreased by approximately $6,000 during the three months ended March 31, 2012, principally as a result of reduced travel and promotional expenses, and generally reduced operating costs throughout the company. These reductions were somewhat offset by an increase in corporate insurance costs and an increase in third-party servicing costs for lock box services, credit reports and title searches.

Depreciation expenses decreased by $9,000, or 10%, to $75,000 in the first quarter of 2012, compared with the first quarter of 2011. This decrease during the three months ended March 31, 2012 was principally due to fully depreciated assets during the past twelve months.

Pre-tax income in the quarter ended March 31, 2012 decreased by $924,000 to a net loss of $850,000, from pre-tax income of $74,000 during the three months ended March 31, 2011, for the reasons set forth above.

The Company did not record a tax provision during the three months ended March 31, 2012, compared with a state tax expense of $30,000 during the three months ended March 31, 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Overview. FCMC had a net loss before tax of $1.3 million for the twelve months ended December 31, 2011 compared with net income before tax of $461,000 for the twelve months ended December 31, 2010. FCMC’s 2011 revenues were derived principally from servicing the portfolio of loans and assets for a third party that purchased the first-lien mortgage loans in July 2010 (the Purchaser) from the Bank and related-party entities (the Bosco entities). FCMC’s 2010 revenues were derived principally from servicing the portfolio of loans and assets for the Bank’s Trust for the period prior to the July and September 2010 loan sales by the Bank’s Trust. Revenues decreased by $6.2 million to $13.4 million during the twelve months of 2011, from $19.7 million during the same period in 2010. The decrease in revenues and the resulting net loss for the year ended December 31, 2011 resulted principally from reduced servicing and collection fees earned from new servicing contracts entered into with third parties in connection with the loans sold by the Bank’s Trust in July and September 2010 at reduced contractual fees, compared with the servicing fees earned from servicing the loans for the Bank’s Trust, and generally declining portfolios of loans serviced for third parties that were not replaced with significant new servicing contracts. In addition, during the third and fourth quarters of 2011, FCMC charged off a portion of a receivable due from its parent company, Franklin Holding, in the aggregate amount of $612,000 for management fees recognized in 2011, the collection of which has been determined to be in doubt (recorded as a non-dividend distribution and charged to Stockholders’ equity). FCMC charges its sister companies an estimated management fee that is based on internal services rendered by its employees to those companies.

Revenues. Revenues decreased by $6.2 million, or 32%, to $13.4 million during the twelve months of 2011, from $19.7 million during the twelve months in 2010. Revenues include servicing fees, other income and interest income.

Servicing income (principally fees for servicing loans and providing collection and recovery services for third parties, ancillary fees from servicing loans for third parties, such as, late charges, prepayment penalties, and other miscellaneous servicing-related income) decreased by $6.2 million, or 36%, to $11.1 million for the year ended December 31, 2011 from $17.3 million during the year ended December 31, 2010. This decrease was principally the result of reduced servicing fees from new servicing contracts entered into with the third-party purchasers of the loans sold by the Bank’s Trust in July and September 2010, at reduced contractual fees, and a reduction in the number of loans serviced from existing servicing clients, which were not replaced with significant new servicing contracts.

Other income (principally due diligence and other fees for services provided to third parties, such as property inspection visits for loans in various stages of delinquency and foreclosure, and miscellaneous fees and other revenue not directly related to the servicing of loans and real estate properties) decreased by $75,000, or 3%, to $2.3 million for the year ended December 31, 2011 from $2.4 million during the year ended December 31, 2010. The revenue decrease was primarily the result of decreased management fees charged to sister companies of $452,000 for the year 2011 compared with the year 2010, due to the discontinuation of charging management fees in the fourth quarter of 2011, and the charge off of previously accrued management fees, due to the doubtful collection from its parent company (Franklin Holding). In addition, FCMC had decreased income from property inspection fees (face to face property visits) of $65,000 and lower due diligence fees of $96,000. Partially offsetting these revenue declines was an increase in other miscellaneous income of $538,000, which consisted of an insurance premium rebate in the amount of $309,000 received in the three months ended March 31, 2011, an increase in grants received from the state of New Jersey in the amount of $112,000 related to the relocation of the Company’s operations to New Jersey in 2005, and rental income of $105,000 from the sublease for a portion of underutilized office space (6,856 square feet) for a term ending December 31, 2013.

Interest income decreased by $14,000, or 45%, to $17,000 during the twelve months ended December 31, 2011, as compared to $31,000 for the same twelve months in 2010. The decrease in interest income reflected a lower average balance of short-term investments due to reduced servicing revenues.

Operating Expenses. Operating expenses decreased by $4.5 million, or 23%, to $14.7 million during the twelve months of 2011 from $19.2 million during the same period in 2010. Total operating expenses include, collection, general and administrative expenses and depreciation expense.

Collection, general and administrative expenses decreased by $4.2 million, or 22%, to $14.4 million during the twelve months ended December 31, 2011, from $18.6 million during the twelve months ended December 31, 2010. Included in collection, general and administrative expenses in 2010 was a fee of $1.0 million paid to the Bank in 2010 (the “Bank fee”) in connection with the sale of first-lien mortgage loans in July 2010 by the Bank’s Trust pursuant to the terms of an agreement entered into with the Bank in July 2010, whereby FCMC agreed to reimburse the Bank up to $1 million for certain costs incurred in connection with the sale of loans by the Bank’s Trust to a third-party purchaser (the Purchaser) and whereby FCMC became the servicer of the loans for the Purchaser. Exclusive of the Bank fee described above, collection, general and administrative expenses decreased by $3.2 million, or 18%, in the twelve months ended December 31, 2011, from $17.6 million during the twelve months ended December 31, 2010.

Salaries and employee benefits expenses decreased by $2.8 million, or 26%, to $7.9 million during the twelve months ended December 31, 2011, from $10.7 million during the twelve months ended December 31, 2010, due to reductions in staff throughout the Company, including reductions in workforce that took place in June 2010 and in October 2010. The number of servicing employees decreased to 70 at December 31, 2011, from 80 employees at December 31, 2010. The Company ended the twelve months ended December 31, 2011 with 105 employees, compared with 112 employees at December 31, 2010 and 154 employees at December 31, 2009. Professional fees increased $227,000 during the twelve months ended December 31, 2011, from $905,000 during the prior 2011 year, principally due an increase in corporate legal expenditures of $403,000, or 352%, from $114,000 in the same twelve-month period last year, principally due to a $203,000 reserve for a non recurring matter and other corporate litigation expenses. Somewhat offsetting the increase in corporate legal expenditures were reductions in other professional fees of $190,000, or 25%, to $580,000 from $770,000, principally due to generally reduced outside audit and tax fees and overall reductions in consulting services, compared to the same period last year. Total communications and technology costs decreased by $312,000 during the twelve months ended December 31, 2011, from $1.5 million during the 2011 year, principally due to reduced computer modeling fees incurred with a third-party service provider. Contract underwriter and property inspection costs decreased by $56,000 during the full year 2011, to $595,000 from $651,000 in the prior year, principally due to a decrease in the volume of due diligence services provided to third parties. Various other general and administrative expenses decreased by approximately $133,000 during the twelve months ended December 31, 2011 principally as a result of reduced travel and promotional expenses, lower corporate insurance costs and generally reduced operating costs throughout the company, offset somewhat by an increase in correspondent bank charges due to a new lock box provider.

Depreciation expenses decreased by $283,000, or 47%, to $316,000 in the twelve months of 2011, compared with $599,000 for the year ended December 31, 2010. This decrease during 2011 was principally due to fully depreciated assets during the past two years.

There were no interest expenses incurred in the year ended December 31, 2011 due to the pay off of funds borrowed and the expiration of a capital lease in 2010. Interest expense was $50,000 during the twelve months ended December 31, 2010.

Pre-tax income during the twelve months ended December 31, 2011 decreased by $1.8 million to net loss of $1.3 million, from a pre-tax income of $461,000 during the twelve months ended December 31, 2010, for the reasons set forth above.

The Company did not record a tax provision for the year ended December 31, 2011 due to its net loss, compared to a $143,000 Federal and $42,000 state income tax provision recorded in 2010.

Liquidity and Capital Resources

General

At of March 31, 2012, the Company had one limited source of external funding in addition to the cash flow provided from servicing loans and performing due diligence and other services for third parties. Through its Licensing Credit Agreement with the Bank, FCMC has available credit under a revolving loan facility of $1 million and a $6.5 million letter of credit facility, which is secured by cash collateral of $7.5 million. At March 31, 2012, there was no debt outstanding under the revolving line and approximately $4.7 million of letters of credit under the Licensing Credit Agreement with the Bank. The Licensing Credit Agreement expires on March 31, 2013. In addition, the Bank has a second-priority lien under the Legacy Credit Agreement with FCMC’s sister companies for the $7.5 million of cash collateral held as security under the Licensing Credit Agreement. See Notes 6 and 7 to the audited financial statements. See Note 7 to the unaudited financial statements.

Short-term Investments. The Company’s investment policy is structured to provide an adequate level of liquidity in order to meet normal working capital needs, while taking minimal credit risk. At March 31, 2012, all of the Company’s unrestricted cash (including FCMC’s $7.5 million of pledged cash) was held in operating accounts or invested in money market accounts at the Bank or with other FDIC-insured banks.

Cash Flow from Operating, Investing and Financing Activities

Liquidity represents our ability to obtain adequate funding to meet our financial obligations. The Company’s principal sources of cash flow for liquidity purposes are cash flows provided from servicing loans and performing due diligence and other services for third parties.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

At March 31, 2012, we had cash and cash equivalents of $11.4 million compared with $12.2 million at December 31, 2011. Restricted cash of $12.0 million at March 31, 2012 and $11.5 million at December 31, 2011 was restricted under the Company’s servicing agreements with third parties.

Net cash used in operating activities was $542,000 during the three months ended March 31, 2012, compared with net cash provided of $315,000 during the three months ended March 31, 2011. The decrease in net cash provided was due to the net loss during the three month ended March 31, 2012.

Net cash used in investing activities was $60,000 in the three months ended March 31, 2012, compared to $120,000 of net cash provided in the three months ended March 31, 2011. The increase in net cash used in investing activities during the three months ended March 31, 2012 was due principally to capital improvements made to the Company’s condominium office space.

Net cash used in financing activities during the three months ended March 31, 2012 was $204,000 compared to $0 of net cash used in the three months ended March 31, 2011. The net cash used for financing activities during the three months ended March 31, 2012 was due to a non-dividend distribution to Franklin Holding.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

At December 31, 2011, we had cash and cash equivalents of $12.2 million compared with $12.1 million at December 31, 2010. Restricted cash of $11.5 million at December 31, 2011 and $7.3 million at December 31, 2010 was restricted under FCMC’s servicing agreements with third parties.

Net cash provided by operating activities was $752,000 during the year ended December 31, 2011, compared with net cash provided of $1.5 million during the year ended December 31, 2010. The decrease in net cash provided by operating activities was primarily due to FCMC’s net loss during the twelve months ended December 31, 2011.

Net cash used in investing activities was $47,000 during the year ended December 31, 2011, compared to cash used of $107,000 during the year ended December 31, 2010. The decrease in cash used in investing activities during the twelve months ended December 31, 2011 was due primarily to reduced investments in depreciable assets in 2011.

Net cash used in financing activities was $612,000 during the twelve months ended December 31, 2011, compared to $4.4 million used during the twelve months ended December 31, 2010. The decrease in cash used in financing activities during the year ended December 31, 2011 was principally due to the decrease in non-dividend distributions and the absence of repayments of financing agreements.

Borrowings

At March 31, 2011, FCMC had no debt outstanding under the revolving line under its Licensing Credit Agreement with the Bank. See Note 7 to both the audited and unaudited financial statements.

DESCRIPTION OF FCMC’S BUSINESS

FCMC is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, including specialized loan collections and recovery servicing, for third parties.

Loan Servicing and Collection Operations

At March 31, 2012, FCMC’s specialty servicing and collection business consisted of 67 servicing and collection employees who serviced and provided recovery collection services and actively managed approximately 38,000 loans and real estate properties (with an unpaid principal balance of approximately $1.91 billion), including a total of approximately 28,500 first and second-lien loans for the Bosco entities, which are related-party entities of FCMC, as follows: approximately 2,100 home equity loans for Bosco I; approximately 25,300 subordinate-lien loans for Bosco II, including approximately 7,100 subordinate-lien residential mortgage loans purchased by Bosco II and serviced for Bosco II effective March 15, 2012; approximately 500 actively serviced first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses, and approximately 600 actively serviced loans (representing 100% of the loans securing the Unrestructured Debt) underlying a 50% participation interest in each of the commercial loans to Franklin Holding covering that portion of Franklin Holding’s Unrestructured Debt with the Bank, for Bosco III; and, approximately seven (7) real estate owned properties serviced for Bosco IV.

Included in FCMC’s revenues were servicing fees recognized from servicing the portfolios for the Bosco entities of $1.4 million and $1.7 million for the three months ended March 31, 2012 and 2011, respectively (representing approximately 60% and 56% of the total servicing revenues earned during the three months ended March 31, 2012 and 2011, respectively). Included in FCMC’s revenues were servicing fees recognized from servicing the portfolios for the Bosco entities of $6.4 million and $2.5 million for the years ended December 31, 2011 and 2010, respectively. See Notes 11 and 9 to the audited and unaudited financial statements, respectively.

FCMC maintains a call center staffed by professionals with skills based in customer service, collections, loss mitigation, and recovery. FCMC’s call center handles borrower inquiries on a “one-call resolution” basis, wherein the first agent with whom a borrower speaks is qualified to satisfy almost any request for information, such as payoff declarations, escrow account balance, payment information, collections, repayment arrangements, settlements and short sales. FCMC’s “one-call resolution” structure includes the following principal functions/groups:

Customer Service. The primary objective of customer service is to obtain timely payments from borrowers, respond to borrower requests and resolve disputes with borrowers. Within 10 days of boarding newly acquired loans onto FCMC’s servicing system, FCMC’s customer service representatives contact each new borrower to welcome them to FCMC and to gather and/or verify any pertinent missing information required to properly service a loan. Customer service representatives respond to all inbound customer calls for information requests regarding payments, statement balances, escrow balances and taxes, payoff requests, returned check and late payment fees. In addition, FCMC’s customer service representatives process payoff requests and reconveyances.

Collections. The main objective of FCMC’s collections function is to ensure loan performance through maintaining contact with FCMC’s servicing and recovery collection clients’ borrowers. FCMC’s collections agents continuously review and monitor the status of collections and individual loan payments in order to proactively identify and solve potential collection problems. When a loan becomes seven days past due, FCMC’s collections agents begin making collection calls and generating past-due letters. FCMC’s collections group attempts to determine whether a past due payment is an aberration or indicative of a more serious delinquency. If the past due payment appears to be an aberration, FCMC emphasizes a cooperative approach and attempt to assist the borrower in becoming current or arriving at an alternative repayment arrangement. Upon a serious delinquency, by which FCMC means a delinquency of sixty-one days or more by a borrower, or the earlier determination by FCMC’s collections group based on the evidence available that a serious delinquency is likely, the loan is typically transferred to FCMC’s loss mitigation group. FCMC employs a range of strategies to modify repayment terms in order to enable the borrower to make payments and ultimately cure the delinquency, or focus on expediting the foreclosure process so that loss mitigation can begin as promptly as practicable.

Loss Mitigation. FCMC’s loss mitigation group, which consists of staff experienced in collection work, manages and monitors the progress of seriously delinquent loans and loans that FCMC believes will develop into serious delinquencies. In addition to maintaining contact with borrowers through telephone calls and collection letters, this group utilizes various strategies in an effort to reinstate an account or revive cash flow on an account. Loss mitigation agents analyze each loan to determine a collection strategy to maximize the amount and speed of recovery and minimize costs. The particular strategy is based upon each individual borrower’s past payment history, current credit profile, current ability to pay, collateral lien position and current collateral value. Loss mitigation agents qualify borrowers for relief programs appropriate to the borrower’s hardship and finances. Loss mitigation agents process borrower applications for Temporary Relief programs (deferments and rate reductions), Expanded Temporary Relief programs (repayment plans), Homeowner Relief programs (pre-foreclosure home sale) and Permanent Relief programs (long-term modifications, including, when applicable, those sponsored by the U.S. Treasury’s Home Affordable Modification Program (“HAMP”)), as well as for settlements, short sales, and deeds-in-lieu.

Seriously delinquent accounts not resolved through the loss mitigation activities described above are often foreclosed or a judgment is obtained, if potential collection warrants the cost, against the related borrower in accordance with state and local laws, with the objective of maximizing asset recovery in the most expeditious manner possible and as provided by the client’s servicing agreement. This is commonly referred to as loss management. Foreclosure timelines are managed through a timeline report built into the loan servicing system. The report schedules milestones applicable for each state throughout the foreclosure process, which enhances FCMC’s ability to monitor and manage the process. Properties acquired through foreclosure are transferred to FCMC’s real estate department to manage eviction and marketing or renting of the properties. However, until foreclosure is completed, efforts at loss mitigation generally are continued.

In addition, FCMC’s bankruptcy group manages loans by borrowers who have declared bankruptcy. The primary objective of the bankruptcy group, which utilizes outside legal counsel, is to proactively monitor bankruptcy assets and outside bankruptcy legal counsel to ensure compliance with individual plans and to mitigate losses and ensure recovery in the event of noncompliance.

Deficiency Recovery & Judgment Processing Department (“Recovery”). The Recovery group pursues principally hard-to-collect consumer debt for third parties. FCMC’s recovery department’s primary objective is to maximize the recovery of unpaid principal on each seriously delinquent account by offering borrowers multiple workout solutions and/or negotiated settlements. The recovery unit performs a complete analysis of the borrower’s financial situation, taking into consideration lien status, in order to determine the best course of action. Based on the results of FCMC’s analysis, FCMC determines to either continue collection efforts and a negotiated workout of settlement or seek a money judgment against the borrower for the amount due. Agents may qualify borrowers for Temporary Relief and Expanded Temporary Relief programs where appropriate. Agents will seek to perfect a judgment against a borrower and may seek wage garnishment, if permitted and economically justified by the borrower’s finances and if provided by the client’s servicing agreement.

FCMC’s servicing and collection operations also include the following principal functions/groups:

Loan Boarding and Administration. The primary objective of the loan boarding function is to ensure that newly acquired loans under contracts to service and provide collection and recovery services for others are properly transitioned from the prior servicer and are accurately boarded onto FCMC’s servicing systems. FCMC’s loan boarding group audits loan information for accuracy to ensure that the loans conform to the terms provided in the original note and mortgage. The information boarded onto FCMC’s systems provide us with a file that FCMC uses to automatically generate introductory letters to borrowers summarizing the terms of the servicing transfer of their loan, among other standard industry procedures.

The loan administration group performs typical duties related to the administration of loans, including incorporating modifications to terms of loans. The loan administration group also ensures the proper maintenance and disbursement of funds from escrow accounts and monitors non-escrow accounts for delinquent taxes and insurance lapses. For loans serviced with adjustable interest rates, the loan administration group ensures that adjustments are properly made and identified to the affected borrowers in a timely manner.

Real Estate. The real estate-owned department is responsible for managing and or disposing of properties, located throughout the country, acquired through foreclosure in an orderly, timely, and cost-efficient manner in order to maximize FCMC’s clients’ return on assets. These properties include 1-4 family residences, cooperative apartment and condominium units. FCMC forecloses on a property primarily with the intent to sell it at fair market value to recover a portion of the outstanding balance owed by the borrower. From time to time, foreclosed properties may be in need of repair or improvement in order to either increase the value of the property or reduce the time that the property is on the market. In those cases, the property is evaluated independently and FCMC makes a determination of whether the additional investment might increase the return upon sale or rental of the property.

Face to Face Home Solutions (“Face to Face”). The Face to Face group seeks to facilitate contact between borrowers and FCMC’s servicing employees through on-site visits to the borrower’s residence. Whether successful in meeting with a borrower or not, Face to Face agents confirm occupancy and report property conditions as well as any evidence of code violation or additional liens on the property.

Client Relations. The principal objective of the client relations group is to interface with FCMC’s servicing and recovery collection clients regarding the servicing performance of their loans, and for invoicing servicing clients. In addition, FCMC’s client relations group oversees the boarding of new loans for servicing and/or recovery collections.

Training. FCMC’s training department works with all departments of its servicing operations to ensure that the employees of all departments are fully informed of the procedures necessary to complete their required tasks. The department ensures loan servicing employees complete the Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “SAFE Act”) education and are trained in the tenets of the Fair Debt Collection Practices Act, including corollary state and local debt collection laws, as well as in effective communication skills.

Quality Control. FCMC’s quality control department monitors all aspects of loan servicing from boarding through foreclosure and REO. It is the department’s responsibility to ensure that FCMC’s policies and procedures and regulatory requirements are implemented and followed. Collection calls are monitored to ensure quality and compliance with the requirements of the federal Fair Debt Collection Practices Act and state and local collection laws. Monthly meetings with staff to discuss individual quality control scores are held and, in certain cases, further training is recommended. Reviews of the controls for privacy and information safeguarding and document removal are conducted monthly. In addition, monthly meetings with the Servicing Department’s senior managers are held to discuss findings and recommendations for improvements.

Home Affordable Modification Program

In September 2009, FCMC voluntarily entered into an agreement to actively participate as a mortgage servicer in the Federal government’s HAMP program for first-lien mortgage loans that are not owned or guaranteed by Fannie Mae or Freddie Mac. HAMP is a program for consenting servicing clients, with borrower, mortgage servicer, and mortgage loan owner incentives, designed to enable eligible borrowers to avoid foreclosure through a more affordable and sustainable loan modification made in accordance with HAMP guidelines, procedures, directives, and requirements. If a borrower is not eligible for HAMP, FCMC considers other available loss mitigations options, as appropriate for the consenting owner of the loans serviced.

Licenses to Service Loans

The requirements imposed by state mortgage finance licensing laws vary considerably. In addition to the requirement for a license to engage in mortgage origination activities, many mortgage licensing laws impose a licensing obligation to service residential mortgage loans. Further, certain state collection agency licensing laws require entities collecting on current, delinquent or defaulted loans for others or to acquire such loans to be licensed as well.

While FCMC is licensed throughout the country in states that regulate its activities, state regulators may impose additional ongoing obligations on licensees, such as maintaining certain minimum net worth or line of credit requirements.

On August 24, 2011, new regulations were adopted by the New York State Banking Department (which is now a part of the New York State Department of Financial Services) that lowered minimum Adjusted Net Worth requirements to a minimum of at least $250,000 plus ¼ of 1% of the outstanding principal balance of aggregate mortgage loans serviced (whether or not in New York), provided, that, if such person is solely a third-party servicer (as defined in the regulations) with respect to certain mortgage loans and owns other mortgage loans or the servicing rights thereto, it shall maintain net worth of at least $250,000 plus ¼ of 1% of the outstanding principal balance of the non third-party servicer loans and ¼ of 1% of the outstanding principal amount of the New York mortgage loans for which it is a third-party servicer. FCMC is in compliance with such requirements. However, its application to be a registered mortgage servicer is still pending with the New York State Department of Financial Services.

See Note 12 to the audited financial statements.

Due Diligence Services

During 2008, capitalizing on FCMC’s acquisition experience with residential mortgage loans, FCMC began providing services for third parties not related to us or the Bank, on a fee-paying basis. During the quarter ended March 31, 2012, FCMC was engaged in a due diligence assignment principally for one third party.

Financing

FCMC has available credit under a revolving loan facility of $1 million and a $6.5 million letter of credit facility with the Bank, and cash collateral securing the revolving loan and letter of credit facilities of $7.5 million. This credit facility expires March 31, 2013.

At March 31, 2012, FCMC had no debt outstanding under the revolving line and approximately $4.7 million of letters of credit under its credit agreement with the Bank. See Note 7 to both the audited and unaudited financial statements.

Servicing Portfolio

FCMC is a specialty consumer finance subsidiary company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, including specialized collections and loan recovery servicing for third parties.

As of March 31, 2012, FCMC had five significant servicing and recovery collection services contracts with third parties to service 1-4 family mortgage loans and owned real estate: four with related parties (Bosco I, Bosco II, including approximately 7,100 subordinate-lien residential mortgage loans purchased by Bosco II and serviced for Bosco II effective March 15, 2012, and Bosco III); and, one with an unrelated third party. At March 31, 2012, FCMC also serviced and provided recovery collection services for relatively small pools of loans under recovery collection contracts for a few other third parties, whereby FCMC receives fees based solely on a percentage of amounts collected. FCMC also had one servicing contract between FCMC and certain Franklin Holding entities for the loans collateralizing the Unrestructured Debt. See Notes 11 and 9 to the audited and unaudited financial statements, respectively.

The unpaid principal balance of loans serviced for the Bosco related- party entities represented approximately 69% of the unpaid principal balance (75% of the number of loans) of the total loans serviced at March 31, 2012.

Bosco II is FCMC’s largest servicing client and the purchaser of the loans acquired in the July Loan Sale (the Purchaser) is FCMC’s second largest servicing client.

At March 31, 2012, the portfolio of residential mortgage loans serviced for other entities consisted of 38,000 loans representing $1.88 billion of unpaid principal balance (“UPB”). At March 31, 2012, approximately 28,500 loans were serviced for the Bosco-related entities, including approximately 7,100 subordinate-lien residential mortgage loans purchased by Bosco II and serviced for Bosco II effective March 15, 2012.

The following tables set forth information regarding the types of properties securing the serviced for others portfolio at March 31, 2012 and December 31, 2011.

	March 31, 2012
Property Types	Number of Loans	Unpaid Principal Balance	Percentage of Total Principal Balance

Residential 1-4 family	15,471	$863,278,540	45.88%
Condos, co-ops, PUD dwellings	2,433	133,759,598	7.11%
Manufactured and mobile homes	393	10,120,467	0.54%
Secured, property type unknown(1)	1,064	15,103,169	0.80%
Commercial	35	2,163,006	0.12%
Unsecured loans(2)	18,462	857,117,409	45.55%
Total	37,858	$1,881,542,189	100.00%

__________________

(1)	The loans included in this category are principally small balance (less than $10,000) second-lien loans acquired, and are collateralized by residential real estate.

(2)	The loans included in this category are principally second-lien loans where FCMC is aware that residential real estate collateral has been foreclosed by the first-lien holder. The subordinate-lien residential mortgage loans purchased by Bosco II and serviced for Bosco II effective March 15, 2012 are included in this category.

	December 31, 2011
Property Types	Number of Loans	Unpaid Principal Balance	Percentage of Total Principal Balance

Residential 1-4 family	15,876	$895,394,791	59.88%
Condos, co-ops, PUD dwellings	2,553	143,350,639	9.59%
Manufactured and mobile homes	396	10,232,705	0.68%
Secured, property type unknown(1)	1,090	15,468,786	1.03%
Commercial	35	2,181,543	0.15%
Unsecured loans(2)	10,866	428,608,474	28.67%
Total	30,816	$1,495,236,938	100.00%

__________________

(1)	The loans included in this category are principally small balance (less than $10,000) second-lien loans acquired, and are collateralized by residential real estate.

(2)	The loans included in this category are principally second-lien loans where FCMC is aware that residential real estate collateral has been foreclosed by the first-lien holder.

The following table provides a breakdown of the delinquency status of FCMC’s portfolio of residential mortgage loans serviced for other entities, as of March 31, 2012, by unpaid principal balance.

		March 31, 2012
		Contractual Delinquency
	Days Past Due	Amount	%

Performing – Current	0 – 30 days	$148,013,923	7.87%
Delinquent	31 – 60 days	12,527,908	0.66%
	61 – 90 days	5,477,201	0.29%
	90+ days	1,141,160,577	60.65%

Modified Loans	0 – 30 days	85,331,662	4.53%
Delinquent	31 – 60 days	18,747,318	1.00%
	61 – 90 days	5,291,134	0.28%
	90+ days	23,284,725	1.24%

Bankruptcy	0 – 30 days	17,108,662	0.91%
Delinquent	31 – 60 days	3,489,702	0.19%
	61 – 90 days	1,884,301	0.10%
	90+ days	245,527,363	13.05%

Foreclosure	0 – 30 days	1,641,694	0.08%
Delinquent	31 – 60 days	167,740	0.01%
	61 – 90 days	1,449,520	0.08%
	90+ days	170,438,759	9.06%

	Total	$1,881,542,189	100.00%
All current loans	0 – 30 days	$252,095,941	13.40%

Included in the above table were second-lien mortgage loans in the amount of $1.44 billion, of which $103.6 million were current on a contractual basis. The legal status composition of the second-lien mortgage loans at March 31, 2012 was: $1.17 billion (including $1.06 billion at least 90 days contractually delinquent), or 81%, were performing; $47.8 million, or 3%, were modified due to delinquency or the borrower’s financial difficulty; $225.3 million, or 16%, were in bankruptcy; and $349,000, or less than 1%, were in foreclosure.

The following table provides a breakdown of the delinquency status of FCMC’s portfolio of residential mortgage loans serviced for other entities, as of March 31, 2012, by loan count.

		March 31, 2012
		Contractual Delinquency
	Days Past Due	Number of Loans	%

Performing – Current	0 – 30 days	4,005	10.58%
Delinquent	31 – 60 days	289	0.76%
	61 – 90 days	144	0.38%
	90+ days	25,341	66.94%

Modified Loans	0 – 30 days	1,085	2.87%
Delinquent	31 – 60 days	188	0.50%
	61 – 90 days	79	0.21%
	90+ days	509	1.34%

Bankruptcy	0 – 30 days	479	1.27%
Delinquent	31 – 60 days	77	0.20%
	61 – 90 days	44	0.12%
	90+ days	4,764	12.58%

Foreclosure	0 – 30 days	8	0.02%
Delinquent	31 – 60 days	1	-
	61 – 90 days	7	0.02%
	90+ days	838	2.21%

	Total	37,858	100.00%
All current loans	0 – 30 days	5,577	14.73%

Included in the above table were 33,030 second-lien mortgage loans, of which 3,370 were current on a contractual basis. The legal status composition of the second-lien mortgage loans at March 31, 2012 was: 26,830 loans (including 23,132 loans at least 90 days contractually delinquent), or 81%, were performing; 1,211 loans, or 4% were modified due to delinquency or the borrower’s financial difficulty; 4,983 loans, or 15%, were in bankruptcy; and 6 loans, or less than 1%, were in foreclosure.

The following tables set forth information regarding the lien position of the properties securing the portfolio of residential mortgage loans (exclusive of real estate assets) serviced for other entities at March 31, 2012 and December 31, 2011:

	March 31, 2012
Lien Position	Number of Loans	Unpaid Principal Balance	Percentage of Total Principal Balance

1st Liens	4,828	$440,252,404	23.40%
2nd Liens	33,030	1,441,289,785	76.60%
Total	37,858	$1,881,542,189	100.00%

	December 31, 2011
Lien Position	Number of Loans	Unpaid Principal Balance	Percentage of Total Principal Balance

1st Liens	4,947	$454,454,583	30.39%
2nd Liens	25,869	1,040,782,355	69.61%
Total	30,816	$1,495,236,938	100.00%

The following tables set forth information regarding the geographic location of properties securing the residential mortgage loans serviced for others at March 31, 2012 and December 31, 2011:

	March 31, 2012
Location	Number of Loans	Unpaid Principal Balance	Percentage of Total Principal Balance

California	5,535	$450,939,802	23.97%
Florida	4,022	213,675,704	11.35%
New York	1,454	123,958,900	6.59%
New Jersey	915	105,528,490	5.61%
Texas	3,614	96,979,113	5.15%
Illinois	1,605	67,143,570	3.57%
Nevada	1,081	65,804,570	3.50%
Georgia	1,433	53,253,491	2.83%
Maryland	795	53,015,019	2.82%
Virginia	741	51,302,144	2.73%
All Others	16,663	599,941,386	31.88%
Total	37,858	$1,881,542,189	100.00%

	December 31, 2011
Location	Number of Loans	Unpaid Principal Balance	Percentage of Total Principal Balance

California	4,863	$393,354,781	26.31%
Florida	2,598	133,697,821	8.94%
New Jersey	786	98,947,473	6.62%
New York	1,167	98,615,674	6.59%
Texas	3,139	82,021,540	5.49%
Illinois	1,218	49,033,760	3.28%
Pennsylvania	969	48,894,467	3.27%
Ohio	1,569	45,827,004	3.06%
Georgia	1,146	43,394,445	2.90%
Michigan	1,580	43,177,458	2.89%
All Others	11,781	458,272,515	30.65%
Total	30,816	$1,495,236,938	100.00%

Real Estate Assets Serviced for Others

At March 31, 2012, FCMC serviced for other entities 106 real estate owned (“REO”) properties obtained on foreclosed loans with an aggregate UPB of $26.6 million. At December 31, 2011, FCMC serviced 128 REO properties, obtained on foreclosed loans that had an aggregate UPB of $28.5 million, for other entities. At March 31, 2011, FCMC serviced for other entities 165 REO properties obtained on foreclosed loans that had an aggregate UPB of $30.7 million.

During the three months ended March 31, 2012, 47 REO properties, obtained on foreclosed loans that had an aggregate UPB of $5.9 million, were sold. During the three months ended March 31, 2011, 74 REO properties, obtained on foreclosed loans that had an aggregate UPB of $12.4 million, were sold. During the twelve months ended December 31, 2011, 197 REO properties, obtained on foreclosed loans that had an aggregate UPB of $26.1 million, were sold.

Government Regulation

The mortgage lending, servicing and collection industry is highly regulated. FCMC’s business is regulated by Federal, state and local government authorities and is subject to Federal, state and local laws, rules and regulations, as well as judicial and administrative decisions that impose requirements and restrictions on FCMC’s business. At the Federal level, these laws, rules and regulations include the:

•	Dodd-Frank Wall Street Reform and Consumer Protection Act, and the various regulations promulgated under that Act;

•	Equal Credit Opportunity Act and Regulation B;

•	Truth in Lending Act (“TILA”) and Regulation Z;

•	Home Ownership and Equity Protection Act (“HOEPA”);

•	Real Estate Settlement Procedures Act (“RESPA”), and Regulation X;

•	Fair Credit Reporting Act;

•	Fair Debt Collection Practices Act;

•	Home Mortgage Disclosure Act, and Regulation C;

•	Fair Housing Act;

•	Telemarketing and Consumer Fraud and Abuse Prevention Act;

•	Telephone Consumer Protection Act;

•	Gramm-Leach-Bliley Act;

•	Servicemembers Civil Relief Act;

•	Fair and Accurate Credit Transactions Act;

•	CAN-SPAM Act;

•	SAFE Act; and,

•	Helping Families Save Their Homes Act of 2009.

States have also in some instances enacted their own variants of the foregoing laws, rules and regulations, especially with respect to those laws, rules and regulations that address anti-predatory lending and abusive servicing or privacy issues.

These laws, rules and regulations, among other things:

•	impose licensing obligations and financial requirements on us;

•	limit the interest rates, finance charges, and other fees that FCMC may charge;

•	prohibit discrimination both in the extension of credit and in the terms and conditions on which credit is extended;

•	prohibit the payment of kickbacks for the referral of business incident to a real estate settlement service;

•	impose underwriting requirements;

•	mandate various disclosures and notices to consumers, as well as disclosures to governmental entities;

•	mandate the collection and reporting of statistical data regarding FCMC’s customers and the loans FCMC services;

•	require us to safeguard non-public information about FCMC’s customers;

•	impose servicing standards and regulate FCMC’s collection, loss mitigation, foreclosure and loan modification practices;

•	require us to combat money-laundering and avoid doing business with suspected terrorists;

•	restrict the marketing practices utilized to find customers, including restrictions on outbound telemarketing; and,

•	impose, in some cases, assignee liability on us as purchaser or seller of mortgage loans as well as the entities that purchase or purchased FCMC’s mortgage loans.

FCMC’s failure to comply with these laws can lead to:

•	civil and criminal liability, including potential monetary penalties;

•	loss of servicing licenses or approved status required for continued business operations;

•	demands for indemnification or loan repurchases from purchasers of FCMC’s loans;

•	legal defenses causing delay and expense;

•	adverse effects on FCMC’s ability, as servicer, to enforce loans;

•	the imposition of supervisory agreements and cease-and-desist orders;

•	the borrower having the right to rescind or cancel the loan transaction;

•	adverse publicity;

•	individual and class action lawsuits;

•	administrative enforcement actions;

•	damage to FCMC’s reputation in the industry; or,

•	inability to obtain credit to fund FCMC’s operations.

In response to an unusually large number of foreclosures in recent years, a growing number of states have enacted laws that subject the holder to certain notice and/or waiting periods prior to commencing a foreclosure. In some instances, these laws require the servicer of the mortgage to consider modification of the mortgage or an alternative option prior to proceeding with foreclosure. The effect of these laws has been to delay foreclosure in particular jurisdictions.

The mortgages or assignments of mortgage for some of the mortgage loans have been recorded in the name of Mortgage Electronic Registration Systems, Inc., or MERS, solely as nominee for the originator and its successors and assigns, including the issuing entity. Subsequent assignments of those mortgages are registered electronically through the MERS system. The recording of mortgages in the name of MERS has been challenged in a number of states. Although many decisions have accepted MERS as mortgagee, some courts have held that MERS is not a proper party to conduct a foreclosure and have required that the mortgage be reassigned to the entity that is the economic owner of the mortgage loan before a foreclosure can be conducted. In states where such a rule is in effect, there may be delays and additional costs in commencing, prosecuting and completing foreclosure proceedings and conducting foreclosure sales of mortgaged properties. In addition, borrowers are raising new challenges to the recording of mortgages in the name of MERS, including challenges questioning the ownership and enforceability of mortgage loans registered in MERS. An adverse decision in any jurisdiction may delay the foreclosure process.

Although FCMC has systems and procedures directed to comply with these legal requirements and believes that FCMC was in material compliance with applicable Federal, state and local statutes, rules and regulations, FCMC cannot provide assurance that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies will not interpret existing laws or regulations in a more restrictive matter, which could render FCMC’s current business practices noncompliant or which could make compliance more difficult or expensive. These applicable laws and regulations are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently or may be interpreted infrequently or only recently and inconsistently. As a result of infrequent, sparse or conflicting interpretations, ambiguities in these laws and regulations may leave uncertainty with respect to permitted or restricted conduct under them. Any ambiguity under a law to which FCMC is subject may lead to noncompliance with applicable regulatory laws and regulations. FCMC actively analyzes and monitor the laws, rules and regulations that apply to its business, as well as the changes to such laws, rules and regulations.

Licenses to Service Loans

By letter dated April 12, 2010, the New York State Banking Department (which is now a part of the New York State Department of Financial Services) had notified FCMC that in connection with its review of FCMC’s financial statements and mortgage servicing volume, its application for registration as a mortgage servicer in that state, which FCMC had filed during the transitional period allowed by the state for registration of mortgage servicers doing business in New York State on June 30, 2009, could not be accepted for processing until FCMC addressed its “Adjusted Net Worth” (as defined by the New York State Banking Department), which the Banking Department had determined to be below the minimum Adjusted Net Worth requirement for mortgage servicers of at least 1% of the outstanding principal balance of aggregate mortgage loans serviced (whether or not in New York), but in any event not less than $250,000; and, (ii) a ratio of Adjusted Net Worth to the outstanding principal balance of New York mortgage loans serviced of at least 5%.

On September 9, 2010, the New York State Banking Department found the capital plan submitted by FCMC on May 12, 2010 (to address how FCMC would achieve compliance with regulatory net worth requirements that were adopted in New York State in 2009 for mortgage servicers) to be satisfactory and accepted for processing the application of FCMC to continue to service residential mortgage loans in that state and granted a twelve-month waiver of otherwise applicable net worth requirements. The capital plan was to remain effective and enforceable until FCMC regained full compliance with net worth and financial responsibility requirements.

On August 24, 2011 (as filed for publication in the state register on September 14, 2011), new regulations were adopted that lowered minimum Adjusted Net Worth requirements to a minimum of at least $250,000 plus ¼ of 1% of the outstanding principal balance of aggregate mortgage loans serviced (whether or not in New York), provided, that, if such person is solely a third-party servicer (as defined in the regulations) with respect to certain mortgage loans and owns other mortgage loans or the servicing rights thereto, it shall maintain net worth of at least $250,000 plus ¼ of 1% of the outstanding principal balance of the non third-party servicer loans and ¼ of 1% of the outstanding principal amount of the New York mortgage loans for which it is a third-party servicer. As FCMC is in compliance with such requirements, its capital plan is no longer in effect. However, its application to be a registered mortgage servicer is still pending with the New York State Department of Financial Services.

See Note 12 to the audited financial statements.

New Areas of Regulation

FCMC is subject to numerous laws and regulations as a result of FCMC’s historical business as an originator and acquirer of residential mortgage loans, as well as FCMC’s historical and current business of servicing such loans and providing due diligence services for third parties. Furthermore, many new laws and regulations applicable to the mortgage industry have recently been enacted and promulgated in response to what some have alleged to be unfair and deceptive trade practices even prior to the enactment of such new laws and regulations. The summary below includes such laws and regulations which may, in that context, need to be considered in context of FCMC’s historical activities. In addition, FCMC’s clients expect us to be generally aware of new laws and regulations affecting the mortgage industry that may apply to them.

Regulatory and legal requirements are subject to change, making FCMC’s compliance more difficult or expensive, or otherwise restricting FCMC’s ability to conduct its business as it is now conducted. In particular, Federal, state and local governments have become more active in the consumer protection area in recent years.

Local, state and Federal legislatures, state and Federal banking regulatory agencies, state attorneys general offices, the Consumer Financial Protection Bureau (CFPB), the Federal Trade Commission (the FTC), the Department of Justice, the Department of Housing and Urban Development and state and local governmental authorities have continued to focus on lending and servicing practices by some companies, primarily in the mortgage industry, sometimes referred to as “predatory lending” and “abusive servicing” practices. Sanctions have been imposed by various agencies for practices such as charging excessive fees, imposing higher interest rates than the credit risk of some borrowers warrant, failing to disclose adequately the material terms of loans to borrowers and abrasive servicing and collections practices.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) was signed into law. The Reform Act, which is designed to improve accountability and transparency in the financial system and to protect consumers from abusive financial services practices, creates various new requirements affecting mortgage servicers, such as FCMC, including mandatory escrow accounts for certain mortgage loans; notice requirements for consumers who waive escrow services; certain prohibitions related to mortgage servicing with respect to force-placed hazard insurance, qualified written requests, requests to correct certain servicing errors, and requests concerning the identity and contact information for an owner or assignee of a loan; requirements for prompt crediting of payments, processing of payoff statements, and monthly statements with certain disclosures for adjustable rate mortgage loans; and, late fee restrictions on high-cost loans. In addition, a new executive agency and consumer financial regulator, the CFPB, was established in the Federal Reserve System under the Reform Act. On July 21, 2011, the regulation of the offering and provision of consumer financial products or services, including mortgage servicing, under Federal consumer financial laws, was generally transferred and consolidated into the CFPB (with a few exceptions that will among other provisions affecting FCMC result in the Federal Trade Commission exercising concurrent enforcement authority with CFPB and retaining certain rulemaking authority under certain acts and the Department of Housing and Development administering and enforcing the Fair Housing Act). On January 4, 2012, President Obama named Richard Cordray as Director of the CFPB. This appointment of a Director authorizes the CFPB to fully employ all of the enforcement, rulemaking and examination powers over non-depository institutions, including FCMC.

The Reform Act sets forth certain objectives for and the functions of the CFPB. The objectives of the CFPB, as identified under the Reform Act, are to ensure that: (1) consumers are provided with timely and understandable information to make responsible decisions about financial transactions; (2) consumers are protected from unfair, deceptive, or abusive acts and practices and from discrimination; (3) outdated, unnecessary, or unduly burdensome regulations are regularly identified and addressed in order to reduce unwarranted regulatory burdens; (4) Federal consumer financial law is enforced consistently, without regard to the status of a person as a depository institution, in order to promote fair competition; and, (5) markets for consumer financial products and services operate transparently and efficiently to facilitate access and innovation. The primary functions of the CFPB under the Reform Act are: (1) conducting financial education programs; (2) collecting, investigating, and responding to consumer complaints; (3) collecting, researching, monitoring, and publishing information relevant to the functioning of markets for consumer financial products and services to identify risks to consumers and the proper functioning of such markets; (4) subject to certain sections of the Reform Act, supervising covered persons for compliance with Federal consumer financial law, and taking appropriate enforcement action to address violations of Federal consumer financial law; (5) issuing rules, orders, and guidance implementing Federal consumer financial law; and, (6) performing such support activities as may be necessary or useful to facilitate the other functions of the CFPB. The Reform Act also provides the CFPB with the authority to define, examine and bring claims against entities for violations of unfair, deceptive or abusive acts or practices.

Several Federal, state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to protect consumers from predatory lending and abusive servicing practices, and in some instances establish or propose a servicing standard and duty of care for mortgage servicers. On January 4, 2011, the CFPB implementation team entered into an information sharing memorandum of understanding with the Conference of State Bank Supervisors (an organization that historically has cooperated with the American Association of Residential Mortgage Regulators, which is another association comprised of the state regulators of FCMC) to promote state and Federal cooperation and consistent examination procedures among regulators of providers of consumer financial products and services, including mortgage servicers.

The Reform Act creates various new requirements affecting mortgage servicers, such as FCMC, including mandatory escrow accounts for certain mortgage loans; notice requirements for consumers who waive escrow services; certain prohibitions related to mortgage servicing with respect to force-placed hazard insurance, qualified written requests, requests to correct servicing errors, and requests concerning the identity and contact information for an owner or assignee of a loan; requirements for prompt crediting of payments, processing of payoff statements, and monthly statements with certain disclosures for adjustable rate mortgage loans; and, late fee restrictions on high-cost loans. These provisions are not self implementing, however, and the CFPB is expected to promulgate regulations that will enforce these requirements in the coming months.

The SAFE Act was enacted as part of the Federal Housing and Economic Recovery Act of 2008. The SAFE Act is a model act that required states to implement licensing requirements for all individual mortgage loan originators (i.e., mortgage brokers, loan officers, etc.) and set minimum requirements for such individual employees, including testing and initial and continuing education requirements. The SAFE Act directed each state to enact legislation requiring licensing; otherwise, the SAFE Act directs the CFPB to provide a default licensing system. The Office of the Comptroller of the Currency, the regulator of national banks, issued a final regulation in 2004 that prescribed an explicit anti-predatory lending standard without regard to a trigger test based on the cost of the loan. This regulation prohibits a national bank from, among other restrictions, making or purchasing a loan based predominately on the foreclosure value of the borrower’s home, rather than the borrower’s repayment ability, including current and expected income, current obligations, employment status and relevant financial resources.

On May 16, 2005, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, and the National Credit Union Administration (the “Agencies”) jointly issued “Credit Risk Management Guidance for Home Equity Lending.” The guidance promotes sound credit risk management practices for institutions engaged in home equity lending (both home equity lines of credit and closed-end home equity loans). Among other risk factors, the guidance cautions lenders to consider all relevant risk factors when establishing product offerings and underwriting guidelines, including a borrower’s income and debt levels, credit score (if obtained), and credit history, as well as the loan size, collateral value, lien position, and property type and location. It stresses that prudently underwritten home equity loans should include an evaluation of a borrower’s capacity to adequately service the debt, and that reliance on a credit score is insufficient because it relies on historical financial performance rather than present capacity to pay. While not specifically applicable to loans that had been originated by FCMC’s then mortgage lending subsidiary Tribeca Lending Corp. (Tribeca), the guidance is instructive of the regulatory climate covering low and no documentation loans, for certain of the loans originated by Tribeca in the past.

On June 29, 2007, the Agencies released their final statement on subprime mortgage lending to address certain concerns of the Agencies that subprime borrowers may not fully understand the risk and consequences of certain adjustable-rate mortgage products. The Agencies expressed particular concern with (1) marketing products to subprime borrowers offering low initial payments based on an introductory (“teaser”) rate that is considerably lower than the fully indexed rate; (2) approving borrowers without considering appropriate documentation of their income; (3) setting very high or no limits on payment or interest rate increases at reset periods; (4) loan product features likely to result in frequent refinancing to maintain an affordable monthly payment; (5) including substantial prepayment penalties and/or prepayment penalties that extend beyond the initial rate adjustment period; and, (6) providing borrowers with inadequate information relative to product features, material loan terms and products risks.

The final statement identified underwriting standards, consumer protection principles and control systems applicable to subprime mortgage loans that focus on the importance of evaluating the borrower’s ability to repay the debt by its final maturity at the fully indexed rate and providing information that enable consumers to understand material terms, costs, and risks. The Agencies cautioned their regulated institutions against making mortgage loans based predominately on the foreclosure or liquidation value of a borrower’s collateral rather than on the borrower’s ability to repay the mortgage according to its terms, inducing a borrower to repeatedly refinance a loan in order to charge high points and fees each time a loan is refinanced and engaging in fraud or deception to conceal the true nature of the mortgage loan obligation. The Agencies also advised their regulated institutions that when underwriting higher risk loans, stated income and reduced documentation should be accepted only if there are mitigating factors that clearly minimize the need for direct verification of repayment capacity. A higher interest rate is not considered a mitigating factor. While the final statement, in part, discusses subprime products that were not offered by Tribeca such as loans with “teaser” rates, the final statement appears to apply strict standards for all types of subprime loans and is instructive of the regulatory climate concerning subprime mortgage loans, such as Tribeca’s “Liberty Loan,” where the lending decision was or may have been based entirely or primarily on the borrower’s equity in his or her home and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan. In addition, as with the 2006 Interagency Guidance on Nontraditional Mortgage Product Risks for mortgages where the borrower is able to defer repayment of principal for a period of time (interest-only loans and Pay Option ARMs), state regulators have adopted similar standards applicable to the institutions they regulate, which included Tribeca. On July 17, 2007, the American Association of Residential Mortgage Regulators (“AARMR”), which is comprised of state officials with responsibility for regulating state licensed mortgage lenders and brokers, in conjunction with the Conference of State Bank Supervisors (“CSBS”) and the National Association of Consumer Credit Administrators (“NACCA”), issued a statement on subprime lending that is substantially similar to the Agencies’ final statement and which, as of July 7, 2008, was adopted in 40 states in addition to the District of Columbia. Moreover, under the Reform Act and implementing regulations to be prescribed, a creditor may not make a residential mortgage loan unless the creditor makes a reasonable and good faith determination based on verified and documented information that, at the time the loan is consummated, the consumer has a reasonable ability to repay the loan, according to its terms, and all applicable taxes, insurance (including mortgage guarantee insurance) and assessments.

A key mortgage industry tool for finding new borrowers is under attack in class action litigation across the country. Those class actions have been filed by attorneys seeking to capitalize on a 2004 decision of the Seventh Circuit Court of Appeals, Cole v. U.S. Capital, Inc. (“Cole”) interpreting the meaning of “firm offers of credit” under the Fair Credit Reporting Act (“FCRA”). A prescreened or firm offer is any offer of credit to a consumer that will be honored if the consumer is determined, based on information in a consumer report on the consumer, to meet the specific criteria used to select the consumer for the offer. Cole was the first case in the nation to hold that an offer of nominal “value” to the consumer, which could arise from a combination of factors such as a low dollar amount of the offered credit, ambiguous or contradictory terms, or complex approval procedures, may not actually qualify as a “firm offer” under FCRA, even if the stated amount is guaranteed. Courts have split on the issue. Some of the courts in recent cases have concluded that the defendant’s violation of FCRA was “willful.” FCRA distinguishes negligent or inadvertent noncompliance from “willful” violations by the damages that are available. Specifically, FCRA provides for statutory damages of $100-$1,000 per violation for “willful” violations and permits punitive damages as well. By contrast, FCRA provides that a defendant whose noncompliance was merely negligent will be liable only for “actual damages sustained by the consumer as a result of the failure.” This distinction is significant because FCRA does not have a cap for statutory damages in a class action, unlike other Federal statutes regulating consumer lending which cap statutory damages in a class action at a maximum of $500,000 or one percent of the creditor’s net worth, whichever is less. If FCMC is named as a defendant in a class action, and the court were to find that the violation was willful, FCMC could face substantial liability that could have a material adverse affect on FCMC’s financial condition and operations.

HOEPA identifies a category of mortgage loans and subjects such loans to restrictions not applicable to other mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate, known as the “APR,” exceed specified levels. Liability for violations of applicable law with regard to loans subject to HOEPA would extend not only to us, but to the institutional purchasers of FCMC’s loans as well. It was FCMC’s policy to not seek to originate loans that were subject to HOEPA or state and local laws discussed in the following paragraph or purchase high-cost loans that violated such laws. Non-compliance with HOEPA and other applicable laws may lead to demands for indemnification or loan repurchases from FCMC’s institutional loan purchasers, class action lawsuits and administrative enforcement actions.

Laws, rules and regulations have been adopted at the state and local levels that are similar to HOEPA in that they impose certain restrictions on loans on which certain points and fees or the APR exceeds specified thresholds, which generally are lower than under Federal law. These restrictions include prohibitions on steering borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, flipping or repeatedly refinancing loans and making loans without a reasonable expectation that the borrowers will be able to repay the loans. If the numerical thresholds were miscalculated, certain variations of Tribeca’s Liberty Loan product, where the lending decision was or may have been based entirely or primarily on the borrower’s equity in his or her home and not, or to a lesser extent, on a determination of the borrower’s ability to repay the loan, would violate HOEPA and many of these state and local anti-predatory lending laws. In the past, FCMC has sold a portion of Tribeca’s Liberty Loan production to third parties on a whole-loan, servicing-released basis. Compliance with some of these restrictions requires lenders to make subjective judgments, such as whether a loan will provide a “net tangible benefit” to the borrower. These restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten. The remedies for violations of these laws are not based on actual harm to the consumer and can result in damages that exceed the loan balance. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on assignees, which may include FCMC’s prior warehouse lenders and whole-loan buyers, regardless of whether the assignee knew of or participated in the violation.

RESPA prohibits the payment of fees for the mere referral of real estate settlement service business. This law does permit the payment of reasonable value for services actually performed and facilities actually provided unrelated to the referral. In the past, several lawsuits have been filed against mortgage lenders alleging that such lenders have made certain payments to independent mortgage brokers in violation of RESPA. These lawsuits generally have been filed on behalf of a purported nationwide class of borrowers alleging that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by RESPA and are therefore illegal. On September 18, 2002, the Eleventh Circuit Court of Appeals issued a decision in Heimmermann v. First Union Mortgage Corp., which reversed the court’s earlier decision in Culpepper v. Irwin Mortgage Corp. in which the court found the yield-spread premium payments received by a mortgage broker to be unlawful per se under RESPA. The Department of Housing and Urban Development responded to the Culpepper decision by issuing a policy statement (2001-1) taking the position that lender payments to mortgage brokers, including yield spread premiums, are not per se illegal. The Heimmermann decision eliminated a conflict that had arisen between the Eleventh Circuit and the Eighth and Ninth Circuit Courts of Appeals, with the result that all Federal circuit courts that have considered the issue have aligned with the Department of Housing and Urban Development policy statement and found that yield spread premiums are not prohibited per se. If other circuit courts that have not yet reviewed this issue disagree with the Heimmermann decision, there could be a substantial increase in litigation regarding lender payments to brokers and in the potential costs of defending these types of claims and in paying any judgments that might result.

A new RESPA rule effective on January 1, 2010 includes the yield spread premium in the calculation of the mortgage broker’s total compensation and requires more detailed closing costs disclosures to be provided to consumers at the time of loan origination. The new RESPA rule might usher in a new wave of litigation when mortgage lenders and brokers are subject to new compliance parameters.

Further, in a rule that took effect on April 6, 2011 under Regulation Z sweeping changes with respect to permissible and prohibited loan originator compensation are underway that prohibit loan originator compensation, when compensation is not received directly from the consumer, based on loan terms or conditions (other than the amount of the principal), dual compensation of loan originators from a consumer and other person or entity on a particular loan and various loan steering activities to or from loans with certain characteristics are underway. Pursuant to the Reform Act, the CFPB is expected to issue further rulemakings on loan compensation matters in the coming months.

The Reform Act also amended TILA to create stringent new borrower repayment ability standards for residential mortgage loans. Although the Federal Reserve Board issued proposed regulations for the new standards in April 2011, such regulations must be implemented by the CFPB. The new standards are not expected to take effect for at least several months. In addition, a provision of the Reform Act that has not yet been implemented by the CFPB lowers the point and fee and APR thresholds for HOEPA loans and forbids originators of such obligations from financing the borrower’s closing costs.

In 2008, Congress enacted the Mortgage Disclosure Improvement Act of 2008 (“MDIA”), which was initially part of the Housing and Economic Recovery Act of 2008 and then subsequently amended as part of the Emergency Economic Stabilization Act of 2008. As of July 30, 2009, the MDIA requires creditors to furnish early Truth in Lending (“TIL”) disclosures for all closed-end mortgage transactions that are secured by a consumer’s dwelling, including loans secured by primary, secondary or vacation homes, and regardless of whether the loans are for purchase money or non-purchase money transactions. While the early TIL disclosure must still be given within three business days of application, the MDIA and MDIA rule now require that the early TIL disclosure be provided at least seven business days prior to consummation of the transaction. Further, if the disclosed APR exceeds certain tolerances as set forth in the Truth in Lending Act and Regulation Z, the creditor must provide corrected disclosures disclosing an accurate APR and all changed terms no later than three business days before consummation. Significantly, this means that multiple early TIL disclosures may be required.

In addition, the Federal Reserve Board adopted a final rule to amend Regulation Z on July 14, 2008 (the “July Rule”). Notably, the July Rule, which took effect on October 1, 2009: (i) created a new category of loans called “higher-priced mortgage loans”; (ii) instituted new protections for both this new category of “higher-priced mortgage loans” as well as for the existing category of “high-cost mortgages” under HOEPA; (iii) enacted certain prohibited acts and practices for all closed-end credit transactions secured by a consumer’s principal dwelling; (iv) revised the disclosures required in advertisements for credit secured by a consumer’s dwelling and prohibited certain practices in connection with closed-end mortgage advertising; and, (v) required disclosures for closed-end mortgages secured by a consumer’s principal dwelling to be provided earlier in the transaction and before consumers pay any fee except for a fee for obtaining a consumer’s credit history.

Pursuant to the Reform Act, the CFPB, after having already released prototypes for public comment, in July 2012 issued a proposal to combine and integrate TIL and RESPA disclosures.

On February 7, 2012, the US Financial Crimes Enforcement Network (“FinCEN”) announced the release of its final rule on Anti-Money Laundering Program and Suspicious Activity Report Filing Requirements for Residential Mortgage Lenders and Originators (the “AML Non-Bank Mortgage Lender Rule”), which would, for the first time, require residential mortgage lenders (“RM Lenders”) and residential mortgage originators (“RM Originators”) to establish an anti-money laundering program (“AML Program”), and to file a suspicious activity report (“SAR”) with FinCEN. Although the requirements are not applicable to entities that only service mortgages, such as FCMC, clients of FCMC that are RM Lenders or RM Originators may require FCMC to file SAR reports. In addition, FCMC would become subject to the requirements of the rule if it makes or originates loans in the future.

Home Affordable Modification Program

On September 11, 2009, FCMC voluntarily entered into an agreement to actively participate as a mortgage servicer in the Federal government’s Home Affordable Modification Program (HAMP) for first lien mortgage loans that are not owned or guaranteed by Fannie Mae or Freddie Mac. HAMP is a program for consenting servicing clients, with borrower, mortgage servicer and mortgage loan owner incentives, designed to enable eligible borrowers to avoid foreclosure through a more affordable and sustainable loan modification made in accordance with HAMP guidelines, procedures, directives, and requirements. Effective April 5, 2010, HAMP was expanded to include eligibility criteria and financial incentives for foreclosure alternatives such as deeds-in-lieu and short sales. Pursuant to the Reform Act, supplemental directives and guidelines were revised to require each participating mortgage servicer to provide each borrower whose request for a mortgage modification is denied with all borrower-related and mortgage-related input data used in any net present value analyses performed in connection with the subject mortgage. If a borrower is not eligible for HAMP, FCMC considers other available loss mitigation options, as appropriate, for owners of the loans serviced.

Privacy

Title V of the Federal Gramm-Leach-Bliley Act (“GLBA”) obligates us to safeguard the information FCMC maintains on its clients’ borrowers and to inform FCMC’s borrowers of FCMC’s use of their non-public personal information. In addition to the requirements of GLBA, FCMC is subject to compliance with state privacy laws. Whereas under GLBA, a borrower is required to affirmatively “opt-out” of certain of FCMC’s information sharing practices, under the privacy laws of California (to a certain extent) and Vermont, the borrower must affirmatively “opt-in” to the same. California passed legislation known as the California Financial Information Privacy Act and the California On-Line Privacy Protection Act. Both pieces of legislation became effective on July 1, 2004, and impose additional notification obligations on us. Regulations have been proposed by several agencies and states that may affect FCMC’s obligations to safeguard information. If other states or Federal agencies adopt additional privacy legislation, FCMC’s compliance costs could substantially increase.

Fair Credit Reporting Act

The FCRA allows lenders to share information with affiliates and certain third parties and to provide pre-approved offers of credit to consumers in certain instances. However, the FCRA places certain restrictions on the use of information shared between affiliates and with third parties, and Congress recently amended the statute to, among other things, to provide new disclosures to consumers when risk based pricing is used in the credit decision, and to help protect consumers from identity theft. All of these provisions impose additional regulatory and compliance costs on us.

As discussed above under the heading “New Areas of Regulation,” there has been significant class action activity relating to prescreened offers of credit, which is a tool FCMC had used for finding potential borrowers, when FCMC was originating loans. Many other mortgage lenders used prescreened credit offers to obtain new borrowers. FCMC has not been named as a defendant in such a class action. However, if FCMC was to be named in a class action alleging a violation of the Fair Credit Reporting Act’s prescreened offer provisions, and the court were to find that the violation was willful, FCMC could face substantial liability that could have a material adverse affect on FCMC’s financial condition and operations.

Home Mortgage Disclosure Act

In 2002, the Federal Reserve Board adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act (“HMDA”). Among other things, the new regulation requires lenders to report pricing data on loans that they originate with annual percentage rates that exceed the yield on treasury bills with comparable maturities by three percent. The expanded reporting took effect in 2004 for reports filed in 2005. A majority of FCMC’s loans were originated by FCMC in 2004, and thereafter were subject to the expanded reporting requirements.

The expanded reporting does not include additional loan information such as credit risk, debt-to-income ratio, loan-to-value (LTV) ratio, documentation level or other salient loan features that might impact pricing on individual loans. As a result, the reported information may lead to increased litigation and government scrutiny to determine if any reported disparities between prices paid by minorities and majorities may have resulted from unlawful discrimination. For example, the Civil Rights Division of the New York State Attorney General’s office requested that certain large lenders provide it with supplementary information to explain the disparities in their reported HMDA data.

SAFE Act

The implications of the SAFE Act on individual loan officers and brokers employed by lenders are clear: these individuals must now be licensed in states in connection with their origination and brokering activity. However, there has been confusion in the industry about the potential application of the state SAFE Acts to individuals, who are either employed by a servicer or working as their agent or on their behalf, in connection with executing loan modifications. The SAFE Act, as implemented on the state level, impacts a wide range of individuals, including those engaged in certain loss mitigation activities, because of the manner in which it defines a “mortgage loan originator.” The majority of states define “mortgage loan originator” as someone “who, for compensation or gain, or in the expectation of compensation or gain, either: (1) takes a residential mortgage loan application; or, (2) offers or negotiates terms of a residential mortgage loan.”

The Department of Housing and Urban Development (HUD) issued proposed rules under the SAFE Act on December 15, 2009. In those rules, HUD took the informal position that individuals who perform loan modifications for servicers meet the definition of “mortgage loan originator” for purposes of the state versions of the SAFE Act. Several states adopted this informal position, pending the publication of final rules from HUD or the CFPB. Other states have moved to either specifically include or exempt those individuals working for servicers from the definition of “mortgage loan originator.” On June 30, 2011, HUD issued a final rule, but did not adopt its proposed position on loan modification activities, deferring the question to the CFPB. The CFPB, which took over responsibilities on the SAFE Act on July 21, 2011, re-published the HUD final rule on December 19, 2011 as an interim final rule establishing a Regulation H for public comment by February 17, 2012, with only non-substantive technical and conforming changes. Significantly, the CFPB has to date not adopted the exception for loss mitigation activities for borrowers reasonably likely to default applicable to Federally regulated institutions. As a result, individuals who engage in loan modification activities for state regulated servicers may potentially fall within definition of a loan originator and be required to hold individual licenses within a particular state. Furthermore, state SAFE Acts impose civil and criminal penalties on both individuals and companies for failure to comply with their requirements. This individual licensing issue is currently in-flux, and subject to change pending a final rule from the CFPB, and a more thorough review of the licensing policy from state regulators over the coming months.

Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act

The Federal Communications Commission and the Federal Trade Commission adopted “do-not-call” registry requirements, which, in part, mandate that companies such as us maintain and regularly update lists of consumers who have chosen not to be called for marketing purposes. These requirements also mandate that FCMC does not call consumers who have chosen to be on the list. Those prohibitions do not apply to calls made to a servicer’s existing customers. Several states also have adopted similar laws, with which FCMC also seeks to comply. The Telephone Consumer Protection Act, which in part regulates the use of auto-dialers, prohibits making any call, absent an emergency purpose or prior express consent of the called party, using any automatic telephone dialing system or an artificial or prerecorded voice to call any telephone number assigned to a cellular telephone service. The Federal Communications Commission, which has adopted rules implementing the Telephone Consumer Protection Act, clarified in 2008 that autodialed and prerecorded message calls to wireless numbers that are provided by the called party to a creditor in connection with an existing debt are permissible as calls made with the prior express consent of the called party. On January 20, 2010, the Federal Communications Commission had proposed a rule that would have required debt collectors and others not engaged in sales or telemarketing to obtain a written agreement from a consumer with detailed conditions to be satisfied, including that the written agreement not be obtained as a condition of purchasing any goods, before a person or entity shall be deemed to have obtained the prior express written consent of the called party. However, this aspect of the rule was not adopted.

Compliance, Quality Control and Quality Assurance

FCMC maintains a variety of quality control procedures designed to detect compliance errors. FCMC has a stated anti-predatory and abusive loan servicing policy that is communicated to all employees at regular training sessions. FCMC tracks the results of internal quality assurance reviews and provide reports to the appropriate managers of FCMC. FCMC’s servicing practices are reviewed regularly in connection with the due diligence performed by third parties for the loans that we currently service and those that consider outsourcing their loan servicing to us. State regulators also review FCMC’s practices and loan files and report the results back to us.

Environmental Matters

To date, FCMC has not incurred any environmental liabilities in connection with the owned real estate that it services for third parties, although there can be no guarantee that FCMC will not incur any such liabilities in the future or that there might be discovered hazardous substances or waste, contamination, pollutants or sources thereof on any real estate properties acquired by FCMC as servicer or as legal title owner.

Legal Proceedings

FCMC is involved in routine litigation matters generally incidental to FCMC’s business, which primarily consist of legal actions related to the enforcement of its rights under mortgage loans it holds, held, services or collects for others, none of which is individually or in the aggregate material. In addition, because FCMC services and collects on mortgage loans throughout the country, and prior to November 2007 acquired mortgage loans (and its then subsidiary, Tribeca Lending Corp., originated mortgages) on a nationwide basis, FCMC must comply and is required to comply with various state and Federal lending, servicing and debt collection laws, rules and regulations, and FCMC is routinely subject to investigation and inquiry by regulatory agencies, some of which arise from complaints filed by borrowers, none of which is individually or in the aggregate material.

Properties

On March 4, 2005, FCMC entered into a sublease agreement with Lehman Brothers Holdings Inc. to sublease approximately 33,866 square feet of space on the 25th floor at 101 Hudson Street, Jersey City, New Jersey for use as executive and administrative offices (the “25th Floor Premises”). Effective as of June 26, 2009, as a result of Lehman Brothers Holdings Inc.’s rejection of its lease under bankruptcy law, the 25th Floor Premises is now leased directly with 101 Hudson Leasing Associates.  On July 27, 2005, FCMC entered into a lease agreement with 101 Hudson Leasing Associates to lease approximately 6,856 square feet of space on the 37th floor at 101 Hudson Street, Jersey City, New Jersey for use as administrative offices (the 37th Floor Premises). On March 30, 2007, FCMC entered into a lease agreement with 101 Hudson Leasing Associates to lease approximately an additional 6,269 square feet of space on the 37th floor at 101 Hudson Street, Jersey City, New Jersey for use as administrative offices (the “Expansion Premises”). The term of the combined lease with 101 Hudson Leasing Associates for the

25th Floor Premises, 37th Floor Premises and Expansion Premises is through December 30, 2013, with a base rent of $1,181,000 annually, payable in monthly installments of $98,000, until December 31, 2010, and thereafter a base rent of $1,597,000 annually, payable in monthly installments of $133,000.

At December 31, 2010, the 37th Floor Premises and the Expansion Premises were not being utilized and were marketed for sublet. At December 31, 2010, the remaining lease payments, net of estimated sublet payments (based on FCMC’s estimate for subleasing the space), in the amount of $258,000 were accrued and non-usable leasehold improvements in the amount of $110,000 were written off.

In April 2011, FCMC entered into a sublease for the 37th Floor Premises (6,856 square feet) for a term ending December 31, 2013 with a base rent of $158,000 annually, payable in monthly installments of $13,000. The Expansion Premises continues to be marketed for sublet.

FCMC’s principal office at 101 Hudson Street, Jersey City, New Jersey is and following the distribution will remain leased directly by FCMC.

MANAGEMENT OF FCMC

Executive Officers of FCMC

The following sets forth certain information with respect to those persons who will be the executive officers of FCMC following the completion of the distribution. The executive officers of FCMC following the completion of the distribution are the same executive officers of FCMC prior to the distribution.

Each of the officers served as officers of Franklin Holding, which filed a Chapter 11 voluntary petition of bankruptcy that was confirmed on July 18, 2012.

The following table sets forth certain information with respect to the executive officers of FCMC:

Name	Age	Position
Thomas J. Axon	60	President and Chairman of the Board of Directors
Paul D. Colasono	65	Executive Vice President and Chief Financial Officer
Kevin Gildea	42	Executive Vice President, Chief Legal Officer and Secretary
Stephen Hague	55	Executive Vice President of Business Development

Paul D. Colasono has served as FCMC’s Chief Financial Officer and Executive Vice President since April 2005. Mr. Colasono has more than 35 years of experience in banking and mortgage banking in a broad range of senior management positions. From 2003 until his engagement by FCMC, Mr. Colasono served as an independent business consultant providing strategic and financial consulting services. From September 1997 until September 2001, Mr. Colasono served as Vice President and Controller of GE Capital Mortgage Services Corporation. From February 1981 until September 1997, Mr. Colasono was employed by The Dime Savings Bank of New York in a variety of executive and senior management positions. From April 1994 until September 1997, Mr. Colasono held the titles of Senior Vice President, Chief Administrative Officer and Chief Financial Officer of Dime Bank’s mortgage banking business. From November 1990 until April 1994, Mr. Colasono served as the President and Chief Executive Officer of The Dime Savings Bank of New Jersey, a subsidiary of Dime Bank. Mr. Colasono began his career with The Chase Manhattan Bank. Mr. Colasono holds a Bachelor of Science degree in Accounting and a Masters of Business Administration from St. John’s University.

Kevin P. Gildea has served as FCMC’s Chief Legal Officer/General Counsel since March 2006, Secretary since August 2006, and Executive Vice President since October 2009. In addition, Mr. Gildea is the Liquidation Manager appointed pursuant to the Prepackaged Plan confirmed in the Chapter 11 voluntary case commenced by Franklin Holding under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (Case No. 12-24411 (DHS)) to liquidate and distribute the assets of the bankruptcy estate of Franklin Holding. From March 2005 to March 2006, he was Associate General Counsel. Mr. Gildea has been continuously in the employ of FCMC since March 2005, and was previously in the employ of FCMC from February 2000 to November 2001. From November 1995 to February 2000 and from December 2001 to February 2005, Mr. Gildea was an Administrative Law Judge with the New York State Department of Labor, Unemployment Insurance Appeal Board. Mr. Gildea, a practicing attorney since 1994, is admitted to the bars of the State of New York and Commonwealth of Massachusetts, is licensed as an in-house attorney in the State of New Jersey, a member and incoming chair of the Administrative Law Committee of the New York City Bar Association, a licensed real estate broker in New York (as a Corporate Broker) and Massachusetts (as an Attorney Broker), and fellow of the American College of Mortgage Attorneys. Mr. Gildea holds a Bachelor of Arts degree in Political Science from Boston College, attended Boston College Law School as a visiting student and holds a Juris Doctor from Albany Law School of Union University.

Stephen T. Hague has served as FCMC’s Executive Vice President of Business Development since August 2006. Mr. Hague has over 25 years of management, risk analysis, acquisitions, product development and sales in the mortgage banking, insurance and consumer lending industries. Mr. Hague, from time to time, also provides consulting services on mortgage acquisitions to the Bosco entities and on force-placed insurance to Hudson Servicing Solutions, LLC and RMTS, LLC, all of which are affiliates of FCMC. From March 2003 to July 2006, Mr. Hague served as Chief Operating Officer for RMTS, LLC, a New York based stop loss medical reinsurance company, overseeing operations, sales, underwriting, financial reporting and systems. From July 2002 to February 2003, Mr. Hague served as Vice President of Customer Relations for the Bohan Group, a leader in the mortgage analytics and due diligence field. Mr. Hague previously served as FCMC’s Director of Acquisitions from 1993 to 2002. Mr. Hague holds a Bachelor of Science degree in Accounting from Villanova University.

See below for a biography of Thomas J. Axon.

Board of Directors of FCMC

The Board of Directors of FCMC prior to the distribution will continue to be directors following the distribution.

Each of the directors served as directors of Franklin Holding, which filed a Chapter 11 voluntary petition of bankruptcy that was confirmed on July 18, 2012.

The Board of Directors of FCMC is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term, except to the extent that shorter terms may be required to effect an appropriate balance among the classes in the event of an increase in the number of directors or to the extent any class of preferred stock issued in the future entitles the holders thereof to designate a director or directors with a longer or shorter term. The Board of Directors is comprised of nine directors, although there are currently only five directors serving. The Board of Directors will seek to find suitable candidates to fill the remaining four vacancies when it deems appropriate and in the best interests of FCMC.

Class I Directors with Terms Expiring in 2015

None.

Class II Directors with Terms Expiring in 2013

Michael Bertash, 59, was elected a director of FCMC in 1998. Mr. Bertash served as Chief Executive Officer of New York Capital Advisers, LLC, an investment management firm, from August 2004 until July 2008, and is currently employed at Tocqueville Asset Management. From February 1997 until July 2004, Mr. Bertash served as a Senior Vice President with J. & W. Seligman & Co., an investment management firm. Mr. Bertash was an Associate Director of the asset management division of Bear, Stearns & Co., Inc., a worldwide investment bank and brokerage firm, from October 1991 until January 1997. Mr. Bertash holds a Bachelor of Science degree in Operations Research from Syracuse University and a Master of Business Administration degree from New York University. Mr. Bertash has served on FCMC’s Board of Directors since 1998 and is a seasoned financial advisor, with extensive experience in asset and investment management. FCMC believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Bertash the experience, qualifications, attributes and skills to serve as a director of FCMC.

Frank B. Evans, Jr., 60, was elected a director of FCMC in 1994. Mr. Evans co-founded FCMC and served as FCMC’s Vice President, Treasurer, Secretary and Chief Financial Officer from December 1994 until November 1998. Mr. Evans also served as FCMC’s Secretary, Treasurer, a Vice President and a member of the Board of Directors first with the predecessor of FCMC in 1990 until later upon the company’s merger with Miramar Resources, Inc. in December 1994. Mr. Evans has served as Chief Executive Officer of Core Engineered Solutions, Inc., a Herndon, Virginia design/build firm that specializes in fuel and chemical storage systems, since its inception in 1990. Mr. Evans is a Certified Public Accountant and holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration degree from the University of Southern California. Mr. Evans is a co-founder of FCMC, was previously a member of the executive management team of FCMC, has served on FCMC’s Board of Directors since 1990, and is a competent and seasoned chief executive. FCMC believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Evans the experience, qualifications, attributes and skills to serve as a director of FCMC.

Steven W. Lefkowitz, 56, was elected a director of FCMC in 1996. Mr. Lefkowitz has served as the founder and President of Wade Capital Corporation, a privately held investment firm, since 1990. Mr. Lefkowitz serves on the Board of Directors of several private companies, and in August 2011 was appointed to the Board of Directors of a public pharmaceutical company, CorMedix, Inc. Additionally, from time to time he has served as a consultant to RMTS, LLC on various financial and other matters. Since November 2007, he has served on the Board of Directors of Chatsworth Data Solutions, Inc, which was a public company until January 2009. Mr. Lefkowitz holds a Bachelor of Arts degree in History from Dartmouth College and a Masters in Business Administration degree from Columbia University. Mr. Lefkowitz has served on FCMC’s Board of Directors since 1996 and is a seasoned financial professional that has led and served on the boards of a number of other companies. FCMC believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Lefkowitz the experience, qualifications, attributes and skills to serve as a director of FCMC.

Class III Directors with Terms Expiring in 2014

Thomas J. Axon, 60, was elected a director of FCMC in 1988. Mr. Axon has served as Chairman of FCMC’s Board of Directors since December 1994, has served as President of FCMC since its inception in 1990 (except for the period of October 2004 until January 2006), and served as FCMC’s Chief Executive Officer from January 2006 until April 2006, and from December 1994 through June 2000. Mr. Axon also served as a member of FCMC’s Board of Directors from FCMC’s inception in 1990 until FCMC’s merger with Miramar Resources, Inc. in December 1994. Mr. Axon served as President of Miramar Resources, Inc. from October 1991 until the merger, and as a member of Miramar Resources, Inc.’s Board of Directors from its inception in 1988. Within the last five years, Mr. Axon has been the controlling interest in, and acted directly and indirectly as a principal of, various private companies, including RMTS, LLC, an insurance consulting and underwriting company, and its affiliated companies; Axon Associates, Inc., Harrison Street Realty Corporation, and its predecessors, 185 Franklin Street Development Associates, L.P., Harrison Street Development Associates, L.P. and James Thomas Realty LLC, which hold various real estate interests and/or manage rental commercial space; AIS Ltd., a reinsurance company; and Bosco Credit, LLC, Bosco Credit II, LLC, Bosco Credit III, LLC, Bosco Credit IV, LLC, Bosco Credit V, LLC, and Bosco Credit VI, LLC (collectively, the Bosco entities), which hold various mortgage related assets serviced by FCMC. Mr. Axon holds a Bachelor of Arts degree in Economics from Franklin and Marshall College and attended the New York University Graduate School of Business. Mr. Axon is a co-founder and principal shareholder of FCMC and, through the Bosco entities, a principal servicing client of FCMC, has led FCMC and served on FCMC’s Board of Directors since its inception, and provided partial guarantees and collateral so that FCMC could restructure its lending agreements with its lead lending bank in March of 2009 and retain the servicing of loans sold by the trust of The Huntington National Bank in the third and fourth quarters of 2010. FCMC believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Axon the experience, qualifications, attributes and skills to serve as a director of FCMC.

Allan R. Lyons, 71, was elected a director of FCMC in 1995. Mr. Lyons is a Certified Public Accountant and owns and is the managing member of 21st Century Strategic Investment Planning, LC, a Florida limited liability company, which acts as the managing partner for two venture capital partnerships and sixteen limited liability companies. Mr. Lyons also acts as a general partner for two venture capital partnerships and as money manager for select clients. From 1993 until his retirement in December 1999, Mr. Lyons was Chief Executive Officer of Piaker & Lyons, P.C., an accounting firm, of which he was a member from 1965 until December 1999. Mr. Lyons serves on the Board of Directors of two private companies, and is on the audit committee of one those companies. From March 2003 until June 2009, Mr. Lyons served as a director and chair of the audit committee of Source Interlink Companies, Inc., which at the time was a public company. Prior to his board service with Source Interlink Companies, Inc., he served on the Board of Directors and as audit committee chairman of a number of other public companies. Mr. Lyons holds a Bachelor of Science degree in Accounting from Harpur College (part of Binghamton University) and a Doctorate of Humane Letters from Binghamton University, as well as a Masters of Business Administration degree from Ohio State University. Mr. Lyons has served on FCMC’s Board of Directors since 1995, has served on the boards and audit committees of a number of other companies, has 40 years of experience as a Certified Public Accountant, and is an “audit committee financial expert” as defined by Regulation S-K under the Securities Act of 1933, as amended (the Securities Act). FCMC believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Lyons the experience, qualifications, attributes and skills to serve as a director of FCMC.

Meetings of the Board of Directors and its Committees

During 2011, there was two meetings of the Board of Directors of FCMC, two meetings of the Audit Committee, and no meetings of the Compensation Committee and Nominating and Corporate Governance Committee. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors (other than Mr. Axon who attended 50% of the meetings of the Board of Directors) and of any committee on which he served.

Director Attendance at Annual Meetings

Each director of FCMC is expected to be present at the annual meetings of stockholders, absent exigent circumstances that prevent his or her attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, FCMC will arrange for the director’s participation by means of which the director can hear, and be heard, by those present at the meeting. All five Directors were present at the 2012 annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees. Each of these committees has a written charter approved by the Board of Directors in January 2005. A copy of each committee’s charter is posted on FCMC’s website through the Investor Relations link at www.franklincredit.com.

Audit Committee. The Audit Committee currently consists of, and during 2011 consisted of, directors Allan R. Lyons (Chairman of the Committee), Michael Bertash and Steven W. Lefkowitz. The Audit Committee held two meetings during the year. The Board of Directors has determined that each director who served on the Audit Committee during 2011 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules, and that Mr. Lyons is an “audit committee financial expert” as defined by Regulation S-K under the Securities Act. The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of FCMC’s financial statements, FCMC’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of FCMC’s independent registered public accounting firm. The primary responsibilities of the Audit Committee include the following:

•	Overseeing FCMC’s accounting and financial reporting process and audits of FCMC’s financial statements on behalf of FCMC’s Board of Directors.

•	Selecting the independent registered public accounting firm to conduct the annual audit of FCMC’s financial statements.

•	Evaluating the qualifications, independence and performance of FCMC’s independent auditors.

•	Reviewing the proposed scope of the annual audit of FCMC’s financial statements.

•	Reviewing FCMC’s accounting and financial controls with the independent registered public accounting firm and FCMC’s financial accounting staff.

•	Overseeing FCMC’s internal controls and risk management procedures.

•	Preparing the report required by the rules of the SEC to be included in FCMC’s annual proxy statement.

Compensation Committee. The Compensation Committee currently consists of, and during 2011 consisted of, directors Steven W. Lefkowitz (Chairman of the Committee), Michael Bertash and Frank B. Evans. The Compensation Committee did not hold any meetings during the year. In 2011, there were no material changes to the compensation plans and programs for senior executives and other employees. Any non-material changes are approved by Mr. Axon, the Chairman and President of FCMC. The Board of Directors has determined that each director who served on the Compensation Committee during 2011 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. The responsibilities of the Compensation Committee include the following:

•	Reviewing and approving the compensation and benefits for FCMC’s executive officers.

•	Administering FCMC’s stock plans.

•	Making recommendations to FCMC’s Board of Directors regarding these matters.

The Compensation Committee establishes FCMC’s general compensation policies and reviews and approves compensation for the executive officers. The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors. The Compensation Committee may delegate authority to one or more members of the Compensation Committee when appropriate, unless such delegated authority is required by a law, regulation, or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee may also request that any directors, officers, or employees of FCMC whose advice and counsel is sought by the Compensation Committee, attend any meeting to provide such information as the Compensation Committee requests. The Compensation Committee may also retain consultants or other advisors that the Compensation Committee determines to employ to assist in the performance of its duties. The Compensation Committee determines the compensation paid to each of FCMC’s named executive officers, which is based upon the recommendations received from FCMC’s President, Mr. Axon.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of, and during 2011 consisted of, Allan R. Lyons and Michael Bertash. Since February 2006, there have been only two directors on the Nominating and Corporate Governance Committee, which is less than the three directors required by the Committee’s charter. The Committee did not hold any meetings in 2011 and the independent members of the Board of Directors did not recommend a slate of nominees to stand for election as directors at the Annual Meeting. The Board of Directors has determined that each director who served on the Nominating and Corporate Governance Committee during 2011 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	Searching for and recommending to the Board of Directors potential nominees for director positions.

•	Making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees.

•	Monitoring the Board of Directors’ effectiveness.

•	Developing and implementing FCMC’s corporate governance procedures and policies.

In identifying and evaluating candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. FCMC is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, giving FCMC the benefit of the familiarity and insight into FCMC’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Directors’ ability to work as a collective body. Accordingly, the Nominating and Corporate Governance Committee will, absent special circumstances, propose for re-election qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors, whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will consider potential nominees recommended by members of the Board of Directors, the management of FCMC and stockholders. The Nominating and Corporate Governance Committee may also engage a professional search firm to assist in the identification of qualified candidates, but did not do so in 2011. As to each recommended candidate that the Nominating and Corporate Governance Committee believes merits serious consideration, the Committee will collect as much information, including without limitation, soliciting views from other directors and FCMC’s management and having one or more Committee members interview each such candidate, regarding each candidate as it deems necessary or appropriate in order to make an informed decision with respect to such candidate. Based on all available information and relevant considerations, the Nominating and Corporate Governance Committee will select, for each directorship to be filled, a candidate who, in the view of the Committee, is most suited for membership on the Board of Directors. In making its selection, the Nominating and Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of FCMC. This consideration may also include how long the recommending stockholder intends to continue holding its equity interest in FCMC.

The Nominating and Corporate Governance Committee has adopted a policy with regard to the minimum qualifications that must be met by a Committee-recommended nominee for a position on FCMC’s Board of Directors, which policy is described in this paragraph. The Nominating and Corporate Governance Committee considers the overall qualifications of prospective nominees for director, including the particular experience, expertise and outlook that they would bring to the Board of Directors. While diversity (however defined) may contribute to this overall evaluation, it is not considered by the Nominating and Corporate Governance Committee as a separate or independent factor in identifying nominees for director. The Nominating and Corporate Governance Committee generally requires that all candidates for the Board of Directors be committed to representing FCMC and all of its stockholders, demonstrate the judgment and knowledge necessary to assess Company strategy and management, manifest willingness to meaningfully participate in the governance of FCMC, possess the ability to fulfill the legal and fiduciary responsibilities of a director, undertake to make the appropriate time commitment for service on the Board of Directors, and maintain standing and reputation in the business, professional and social communities in which such candidate operates. The Nominating and Corporate Governance Committee requires that candidates not have any interests that would, in the view of the Committee, materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to FCMC and its stockholders. FCMC also requires that at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee under the Audit Committee charter, and that at least one of the directors qualifies as an audit committee financial expert in accordance with the rules of the SEC and the Audit Committee charter.

It is the policy of FCMC that the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee will give consideration to such stockholder recommendations for positions on the Board of Directors where the Committee has not determined to re-nominate a qualified incumbent director. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Committee may take into account the size and duration of a recommending stockholder’s ownership interest in FCMC. The Nominating and Corporate Governance Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in FCMC of substantially the same size as its interest at the time of making the recommendation. The Nominating and Corporate Governance Committee may refuse to consider stockholder-recommended candidates who do not satisfy the minimum qualifications prescribed by the Committee for board candidates.

The Nominating and Corporate Governance Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for director. The procedures are posted on FCMC’s website through the Investor Relations link at www.franklincredit.com, and are described in this paragraph. A stockholder (or group of stockholders) wishing to submit a recommendation of a candidate for consideration as a potential director nominee by the Nominating and Corporate Governance Committee should submit such recommendation in accordance with the timing requirements set forth in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of FCMC’s Bylaws. All stockholder nominating recommendations should be in writing, addressed to the Chair of the Nominating and Corporate Governance Committee, 101 Hudson Street, 25th floor, Jersey City, NJ 07302. Submissions should be made by mail, courier or personal delivery. A nominating recommendation should be accompanied by the information that is required to be provided in connection with the submission of a stockholder’s notice of intent to make a nomination under Article I, Section 11 of FCMC’s Bylaws, a copy of which is posted on FCMC’s website through the Investor Relations link at www.franklincredit.com.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors, any committee of the Board of Directors or the non-management directors of the Board of Directors. The process for sending such communications can be found on FCMC’s website through the Investor Relations link at www.franklincredit.com. All stockholder communications are sent directly to directors, except for communications that contain offensive, scurrilous or abusive content, communications that advocate FCMC engaging in illegal activities, communications that have no rational relevance to the business or operations of FCMC, and communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of FCMC generally.

Code of Ethics

FCMC has adopted a code of ethics and business conduct that applies to its officers, directors and employees, including without limitations, FCMC’s Chief Executive Officer, President and Chief Financial Officer. The Code of Ethics and Business Conduct is available on FCMC’s website through the Investor Relations link at www.franklincredit.com.

Board of Directors Leadership Structure and Role in Risk Oversight

Mr. Axon serves as both the principal executive officer and Chairman of the Board of Directors. FCMC does not have a lead independent director. Except for Mr. Axon, the other directors are independent, as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules. As of the date of this filing, FCMC has determined that the leadership structure of its Board of Directors has permitted the Board of Directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of FCMC and its financial condition; the active involvement of its independent directors; FCMC’s relationship with its lead lending bank; and Mr. Axon’s status as principal shareholder and co-founder of FCMC and, through the Bosco entities, a principal servicing client of FCMC.

The extent of the Board of Directors’ role in risk oversight of FCMC is to oversee credit, liquidity and operational risks that are reasonably likely to have a material adverse effect on FCMC. The function primarily resides in the Audit Committee of the Board of Directors, which holds meetings as needed, but generally no less than on a quarterly basis, with executive management and FCMC’s independent auditors, separately or together, to review the financials of and material risks, including control risks, facing FCMC. In addition, the members of the Audit Committee periodically meet in executive session without management and regularly communicate with the two directors not on the Committee, Messrs. Axon and Evans, on the business and management of FCMC. The Board of Directors’ role in risk oversight has not had an effect on the Board of Directors’ leadership structure.

Director Compensation

The following sets forth the compensation expected to be paid to FCMC’s non-employee directors following the distribution:

•	Each non-employee director will receive an annual retainer fee of $20,000 for serving on the Board of Directors.

•	Each non-employee director who serves as Chairman of the Board or Chairman of the Audit Committee will receive an additional retainer fee of $10,000 for such service.

•	Each non-employee director will receive $500 for each meeting of the Compensation Committee and the Nominating and Corporate Governance Committee attended in person and $250 for each such meeting attended telephonically.

•	Each non-employee director will receive $1,000 for each meeting of the Board of Directors and the Audit Committee attended in person and $500 for each such meeting attended telephonically.

•	Each non-employee director will be reimbursed for reasonable travel expenses incurred in connection with serving on the Board of Directors.

•	Each non-employee director will be granted an option to purchase 3,000 shares of common stock of FCMC pursuant to a stock incentive plan upon such director’s election or re-election to the Board of Directors and, for each year that such director serves during such director’s term on the Board of Directors, upon the annual anniversary of such director’s election or re-election to the Board of Directors. The options would vest on the date of grant and would be exercisable at an exercise price equal to the fair market value of the underlying shares of common stock on the date of grant. For the initial grant, the closing price of FCMC common stock on the first day of trading will be the fair market value.

No compensation was received by FCMC’s directors from FCMC for their services as members of the Board of Directors of FCMC or any committee thereof during the fiscal years ended December 31, 2011 and 2010. Directors who were also employees of Franklin Holding or FCMC did not receive any additional compensation for their service as directors. None of FCMC’s Directors had option awards or stock awards of FCMC outstanding at December 31, 2011.

Executive Compensation

FCMC’s Named Executive Officers. The following table sets forth information concerning total compensation paid in the fiscal years ended December 31, 2011 and December 31, 2010 to individuals who served as FCMC’s principal executive officer at any time during 2011, FCMC’s principal financial officer, and FCMC’s two most highly compensated executive officers other than FCMC’s principal executive officer who were serving as executive officers at the end of 2011 and whom, except for Jimmy Yan, FCMC anticipates will serve as executive officers after the completion of the distribution. These executives are referred to as “named executive officers” elsewhere in this document. This table includes compensation received by the named executive officers from FCMC as well as from Franklin Holding. All material compensation reflected in this section was paid or awarded directly by FCMC and was recorded by FCMC as an expense.

Name	Title
Thomas J. Axon	President and Chairman of the Board of Directors
Paul D. Colasono	Executive Vice President and Chief Financial Officer
Kevin Gildea	Executive Vice President, Chief Legal Officer and Secretary

Summary Compensation Table. The following table provides information regarding the compensation earned by the named executive officers during the fiscal years ended December 31, 2011 and 2010.

				Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(2)	Compensation(3)	Total

Thomas J. Axon, President	2011	$120,000	$—	$—	$5,477	$125,477
and Chairman of the Board of Directors	2010	120,000	—	—	5,608	125,608

Paul D. Colasono, Chief Financial Officer	2011	200,000	—	—	21,898	221,898
and Executive Vice President	2010	200,000	—	—	23,975	223,975

Kevin Gildea, Chief Legal Officer,	2011	190,000	—	—	2,774	192,774
Secretary and Executive Vice President	2010	212,500	—	—	2,643	215,143

Jimmy Yan, Managing Director, Loan	2011	200,000	—	8,500	3,898	212,398
Servicing and Recovery
and Executive Vice President(1)	2010	231,891	—	8,500	3,579	243,970

__________________

(1)	Mr. Yan became Managing Director, Loan Servicing and Recovery and Executive Vice President on January 11, 2010 and separated from his employment on and effective of May 9, 2012.

(2)	Mr. Yan was granted 17,000 shares of stock of Franklin Holding, of which 8,500 vested on January 1, 2010, the date of grant, and 8,500 shares vested on January 11, 2011.

(3)	Includes matching 401(k) employer contributions in 2011 and 2010 (FCMC maintains a 401(k) retirement plan available to all of its employees over the age of 21, with matching employer contributions equal to ½ of the first 3% of the participant’s annual contribution under the plan), respectively, of: (i) $1,800 and $2,025 to Mr. Axon; (ii) $0 and $2,125 to Mr. Colasono; and (iii) $2,125 and $1,980 to Mr. Gildea. The amount also includes automobile parking expenses (for Messrs. Axon, Colasono and Yan, $3,180 in 2011 and 2010) and life and long-term disability insurance premiums paid by FCMC (for each of the executives). Mr. Colasono also received $18,000 as a housing allowance in each of 2011 and 2010.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with Named Executive Officers

FCMC has an employment agreement with Paul D. Colasono and, until January 11, 2012, had an employment agreement with Jimmy Yan (who, in any event, separated from employment on May 9, 2012. The employment agreement with Mr. Colasono, and the severance arrangements with respect thereto (including the definitions of “cause,” “good reason” and “Change in Control”) is described in detail below.

Thomas J. Axon – Chairman and President

Thomas J. Axon serves as Chairman and President of FCMC, without a written employment agreement. Mr. Axon has served as Chairman since 1994 and (except for the period of October 2004 until January 2006) as President since 1990. In that capacity, Mr. Axon has been the principal executive officer of FCMC since October of 2009. Mr. Axon’s base annual salary is $120,000. In addition to salary, Mr. Axon is entitled to a monthly parking pass and reimbursement of business expenses in accordance with FCMC’s usual reimbursement policies and procedures.

Paul D. Colasono – Chief Financial Officer and Executive Vice President

Paul D. Colasono serves as Chief Financial Officer and Executive Vice President of FCMC under an employment agreement with an effective date of March 28, 2005. Mr. Colasono was appointed to the position of Chief Financial Officer, effective April 11, 2005. Mr. Colasono’s employment term runs from the effective date of the employment agreement until its termination by FCMC or Mr. Colasono.

Under the employment agreement, Mr. Colasono is entitled to a base annual salary of $200,000, subject to adjustment by the Board of Directors, and to participate in an executive bonus pool of 10% of the after tax consolidated net profits of FCMC in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the Board of Directors. In addition, Mr. Colasono is entitled to receive an annual bonus based partially on the net income after taxes of FCMC. Additionally, Mr. Colasono receives a housing allowance of $1,500 per month and reimbursement of business expenses in accordance with FCMC’s usual reimbursement policies and procedures.

In connection with his entry into the employment agreement, FCMC granted Mr. Colasono 17,000 shares of restricted stock of the public company (currently held as Franklin Holding stock, which will entitle him to shares of FCMC in accordance with the Confirmation Order), of which 2,000 shares vested upon grant, 5,000 shares vested on March 28, 2006, 5,000 shares vested on March 28, 2007, and 5,000 shares vested on March 28, 2008. Mr. Colasono agreed to make an 83(b) election with respect to the restricted shares and FCMC agreed to reimburse Mr. Colasono for any Federal, state or local taxes due from having made such election at his incremental tax rate.

Under the employment agreement, Mr. Colasono is subject to covenants not to compete and not to solicit customers or employees of FCMC for certain periods specified therein.

Pursuant to the employment agreement, FCMC may terminate Mr. Colasono’s employment with or without cause (as defined in the employment agreement) and Mr. Colasono may terminate it without or for good reason (as defined in the employment agreement) following a Change in Control (as defined in the employment agreement). Further detail on FCMC’s severance obligations to Mr. Colasono, including the definitions contained in his current employment agreement of “cause,” “good reason” and “Change in Control” is set forth below under the heading “– Potential Payments Upon Termination or Change in Control.”

Kevin Gildea – Chief Legal Officer, Secretary and Executive Vice President

Kevin Gildea serves as Chief Legal Officer, Secretary and Executive Vice President of FCMC, without a written employment agreement. Mr. Gildea has served as Chief Legal Officer/General Counsel since March 2006, Secretary since August 2006, and Executive Vice President since October 2009. Effective January 1, 2010, his base annual salary was $220,000 and effective, October 1, 2010, reduced to $190,000. In addition to salary, Mr. Gildea is entitled to reimbursement of business expenses in accordance with FCMC’s usual reimbursement policies and procedures, including reimbursement of bar registration fees and the cost of continuing legal education courses.

Severance/Change in Control Arrangement for Mr. Colasono

For Cause, Without Good Reason. In the event that Mr. Colasono’s employment is terminated by FCMC for cause or by Mr. Colasono without good reason, Mr. Colasono shall receive nothing other than (i) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Colasono’s current base salary, and (ii) reimbursement for expenses already incurred pursuant to the employment agreement. In the event that FCMC terminates Mr. Colasono for cause and it is later determined by a court of competent jurisdiction that such cause did not exist, Mr. Colasono’s termination shall be deemed to be a termination by FCMC without cause. In such event, Mr. Colasono shall be entitled to receive severance pursuant to the terms of the employment agreement as if the termination was made by FCMC without cause.

Without Cause, For Good Reason Following a Change in Control, Death/Disability. In the event that Mr. Colasono’s employment is terminated by FCMC without cause (subject to notice to the extent provided in the employment agreement) or by Mr. Colasono for good reason following a Change in Control (other than for cause and subject to notice and opportunity to cure to the extent provided in the employment agreement), Mr. Colasono shall receive the following payments/benefits: (i) a lump sum in respect of all accrued and unused vacation within ten days after the termination of his employment in an amount based on Mr. Colasono’s current base annual salary, (ii) reimbursement for expenses already incurred pursuant to the employment agreement; and (iii) within thirty days after the termination of his employment, a lump sum amount equal to twelve (12) months, or eighteen (18) months in the event that termination occurs at the time of or following a Change in Control, of his current base annual salary. The payment under item (iii), above, shall only be made after Mr. Colasono has incurred a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, any payment under item (iii), above, shall be postponed to the date that is six months and one day following Mr. Colasono’s separation from service to the extent that such postponement is necessary to prevent the imposition of the additional tax under Section 409A(a)(B) of the Code.

In addition, if Mr. Colasono is enrolled in and covered by a medical insurance plan offered by FCMC on the date of termination of employment, he shall be entitled, at his election, to receive either (x) continued health benefits for the periods set forth above (twelve months or eighteen months at the time of or following a Change in Control), or (y) an amount equal to the medical insurance premiums paid by FCMC on behalf of Mr. Colasono for the periods set forth above.

For purposes of calculating severance payments under the employment agreement, a termination due to Mr. Colasono’s illness, disability or death shall be deemed a termination by FCMC without cause.

The following table and footnotes describe and quantify the potential payments upon termination or a Change in Control for Mr. Colasono, assuming that the termination or Change in Control was effective as of December 31, 2011:

Executive Benefits and Payments Upon Termination	Termination Without Cause		Termination For Cause or Without Good Reason	Death/Disability		Following a Change in Control

Severance Pay	$200,000		$—	$200,000		$300,000
Vesting of Stock Options and Restricted Stock Awards	—		—	—		—
Other Benefits	9,733	(1)	—	9,733	(1)	14,599	(2)

__________________

(1)	Employee would have had the option of either 12 months continued health benefits or $9,733, an amount equal to 12 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Colasono.

(2)	Employee would have had the option of either 18 months continued health benefits or $14,599, an amount equal to 18 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Colasono.

Defined Terms. The terms “cause,” “good reason” and “change in control” are defined in the employment agreement for Mr. Colasono as follows:

“Cause” is generally defined to include the following:

(1)	executive officer fails or refuses to perform one or more of his material assigned duties;

(2)	executive officer fails or refuses to comply with one or more policies;

(3)	executive officer breaches any of the material terms of his employment agreement; or

(4)	executive officer commits any criminal, fraudulent or dishonest act related to his employment (other than an arm’s length dispute relating to the erroneous reporting of an immaterial amount as an expense) relating to FCMC or any of its assets or opportunities.

“Good Reason”

“Good Reason” is limited to the following: (1) executive officer is asked to resign, in writing, by the Board of Directors or is terminated by FCMC without cause; or (2) any material diminution by FCMC of executive officer’s duties or responsibilities, except in connection with the termination of executive officer’s employment for cause, as a result of permanent disability, or as a result of executive officer’s death; (3) Mr. Colasono is removed as CFO, or Executive Vice President of FCMC and such removal results in a material diminution of Mr. Colasono’s authority, duties or responsibilities.

The occurrence of any of the events described in (1) through (3) above shall not constitute Good Reason unless (i) the executive officer gives FCMC written notice, within ninety (90) days after the executive has knowledge of the occurrence of any of the events described in (1) through (3) above, that such circumstances constitute Good Reason, (ii) FCMC thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice and (iii) Mr. Colasono terminates employment no later than two (2) years following the occurrence of such circumstance.

“Change in Control”

“Change in Control” is defined to mean the occurrence of one or more of the following events:

(1)	If (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of FCMC representing 20% or more of the total voting power represented by FCMC’s then outstanding voting securities who is not already such as of the date of this Agreement, and (ii) Thomas J. Axon, members of Mr. Axon’s family, and entities in which Mr. Axon has an interest shall have beneficial ownership of less than 20% or more of the total voting power represented by FCMC’s then outstanding voting securities;

(2)	The consummation of a tender or exchange offer; one or more contested elections related to the election of directors of FCMC; a reorganization, merger or consolidation, or the acquisition of assets of another corporation, or any combination of the foregoing transactions, which results in a change in the composition of the Board of Directors of FCMC, as a result of which fewer than 50% of the directors are incumbent directors.

(3)	FCMC’s shares shall cease to be registered under Section 12(b) or 12(g) under the Exchange Act; or

(4)	A sale or other disposition of all or substantially all of the assets of FCMC.

Notwithstanding the foregoing, neither the filing of the Prepackaged Plan, the entry of the Confirmation Order nor the distribution constitutes a “change in control” under Mr. Colasono’s employment agreement.

Outstanding Equity Awards at December 31, 2011

The following table provides certain summary information concerning unexercised stock options and equity incentive plan awards of Franklin Holding for each named executive officer as of December 31, 2011. Pursuant to the Confirmation Order, these Option Awards will be cancelled on the Effective Date and will not be converted to FCMC stock- based awards. In addition, none of FCMC’s employees have option awards or stock awards of FCMC.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested

Thomas J. Axon, President and Chairman of the Board of Directors	—	—	$—	—	—	$—
Paul D. Colasono, Chief Financial Officer and Executive Vice President	33,750	11,250	1.75	4/22/20	—	—
Kevin Gildea,Chief Legal Officer, Secretary and Executive Vice President	26,250	8,750	1.75	4/22/20	—	—
Jimmy Yan, Managing Director, Loan Servicing and Recovery and Executive Vice President	—	—	—	—	—	—

__________________

(1)	The Option Exercise Price represents the price quoted in the incentive stock option grant agreements. The aggregate grant date fair value of equity awards granted in fiscal year 2011 was computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”), at $1.00 per share based on the date of grant, April 22, 2008.

2012 Stock Incentive Plan

Prior to the completion of the distribution, FCMC intends to adopt the 2012 Stock Incentive Plan. The 2012 Stock Incentive Plan authorizes and reserves 1,500,000 shares for grant. Awards consist of non-qualified stock options, incentive stock options, stock appreciation rights, shares of restricted stock, restricted stock units, shares of unrestricted stock, performance shares and dividend equivalent rights are authorized. Grants of non-qualified stock options, incentive stock options and stock appreciation rights under the 2012 Stock Incentive Plan would generally qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”), and, therefore, would not be subject to the provisions of Section 162(m), which disallow a Federal income tax deduction for certain compensation in excess of $1 million per year paid to FCMC’s Chief Executive Officer and each of its three other most highly compensated executive officers.

The 2012 Stock Incentive Plan (the “Stock Incentive Plan”) is intended to enable FCMC to continue to provide certain key persons, on whose initiative and efforts the successful conduct of the business of FCMC depends, with incentives to enter into and remain in the service of FCMC (or a FCMC subsidiary or joint venture), acquire a proprietary interest in the success of FCMC, maximize their performance, and thereby enhance the long-term performance of FCMC.

General Description of the Stock Incentive Plan

Awards. The Stock Incentive Plan authorizes the grants of non-qualified stock options (“NQOs”), incentive stock options (“ISOs”), stock appreciation rights (“SARs”), shares of restricted stock, restricted stock units, shares of unrestricted stock, performance shares, and dividend equivalent rights (“DERs,” and collectively with NQOs, ISOs, SARs, restricted stock, restricted stock units and performance shares, “awards”). Under the Stock Incentive Plan, FCMC may deliver authorized but unissued shares of its common stock, treasury shares of common stock, or shares of common stock acquired by FCMC for the purposes of the Stock Incentive Plan.

Maximum Number of Shares. A maximum of 1,500,000 shares of common stock will be available for grants pursuant to awards under the Stock Incentive Plan. The following shares of common stock shall again become available for awards under the Stock Incentive Plan: any shares subject to an award under the Stock Incentive Plan that remain unissued upon the cancellation or termination of the award for any reason; any shares of restricted stock that are forfeited, provided that any dividends paid on such shares are also forfeited; and any shares in respect of which a performance share award is settled for cash. The maximum number of shares of common stock with respect to which any individual may be granted awards during any one calendar year is 225,000 shares.

Committee; Authority. The Compensation Committee of the Board of Directors, or such other committee or subcommittee of the Board of Directors as the Board of Directors appoints or is formed by abstention or recusal of one or more members of the Compensation Committee (the “Committee”), will administer the Stock Incentive Plan. The Committee is to consist of at least two individuals. It is intended that each Committee member will be both an “outside director” (within the meaning of Section 162 (m) of the Code and a “non-employee director” (as defined in Rule 16b-3 promulgated under the Exchange Act). However, awards under the Stock Incentive Plan will not be invalidated if the Committee includes members who are not outside directors and non-employee directors. If the Committee does not exist, or for any other reason determined by the Board of Directors, the Board of Directors may act for the Committee. The Committee or the Board of Directors may delegate to one or more officers of FCMC the authority to designate the individuals (from among those eligible to receive awards, other than such officer(s) themselves) who will receive awards under the Stock Incentive Plan, to the fullest extent permitted by the Delaware General Corporation Law (or any successor provision thereto), provided that the Committee shall itself grant awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of Section 16 of the Exchange Act or whose awards could reasonably be expected to be subject to the deduction limitations of Section 162(m) of the Code. The Committee will determine the key persons who will receive awards, the type of awards granted, and the number of shares subject to each award. The Committee also will determine the prices, expiration dates and other material features of awards. No award that involves the issuance of common stock may be granted under the Stock Incentive Plan after May 23, 2016. The Committee has the authority to interpret and construe any provision of the Stock Incentive Plan and to adopt such rules and regulations for administering the Stock Incentive Plan as it deems necessary or appropriate. All decisions and determinations of the Committee are final and binding on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Stock Incentive Plan or any award.

Eligibility. Officers, directors (including non-employee directors), and executive, managerial, professional or administrative employees of, and consultants to, FCMC, its subsidiaries and its joint ventures, as the Committee in its sole discretion shall select, are eligible to receive awards under the Stock Incentive Plan. Approximately 20 individuals are eligible to participate in the Stock Incentive Plan. However, the granting of awards is discretionary and it is not possible to determine how many individuals actually will receive awards under the Stock Incentive Plan.

Suspension, Discontinuance, Amendment. The Board of Directors may, at any time, suspend or discontinue the Stock Incentive Plan or revise or amend it in any respect whatsoever. However, no amendment shall be effective without the approval of the stockholders of FCMC if it would increase the number of shares of common stock available for issuance under the Stock Incentive Plan, materially increase the benefits under the Stock Incentive Plan or if the Board of Directors determines that stockholder approval is necessary and appropriate so that awards under the Stock Incentive Plan may comply with Sections 422 or 162(m) of the Code.

The Committee may, in its absolute discretion, without amending the Stock Incentive Plan, amend any award to (i) accelerate the date on which any option or SAR becomes exercisable or otherwise adjust any of the terms of such option or SAR, (ii) accelerate the date on which any award vests, (iii) waive any condition imposed under the Stock Incentive Plan with respect to any award, or (iv) otherwise adjust any of the terms of any award; provided, however, that no such amendment may lower the exercise price of an option. No amendment or modification to the Stock Incentive Plan or any award may reduce the grantee’s rights under any previously granted and outstanding award without the consent of the grantee, except to the extent that the Board of Directors determines that such amendment is necessary or appropriate to prevent such awards from being subject to the deduction limit of Section 162(m) of the Code or from being subject to tax under Section 409A of the Code.

Summary of Awards Available Under the Stock Incentive Plan

Non-Qualified Stock Options. The exercise price per share of each NQO granted under the Stock Incentive Plan will be determined by the Committee on the grant date and will not be less than the fair market value of a share of common stock on the date of grant. Each NQO will be exercisable for a term, not to exceed ten years, established by the Committee on the grant date. The exercise price shall be paid in cash or, subject to the approval of the Committee, in shares of common stock valued at their fair market value on the date of exercise or by such other method as the Committee may from time to time prescribe.

The Stock Incentive Plan contains provisions applicable to the exercise of NQOs subsequent to a “termination of employment” other than for “cause,” or due to “disability” (as each such term is defined in the Stock Incentive Plan) or death. These provisions apply unless the Committee establishes alternative provisions with respect to an award. In general, these provisions provide that NQOs that are not exercisable at the time of such termination shall expire upon the termination of employment and NQOs that are exercisable at the time of such termination shall remain exercisable until the earlier of the expiration of their original term and (i) in the event of a grantee’s termination other than for cause, the expiration of three months after such termination of employment, and (ii) in the event of a grantee’s disability or death, the first anniversary of such termination. In the event of a termination for cause, all NQOs held by the grantee, whether or not then exercisable, terminate immediately as of the commencement of business on the termination of employment date. In addition, if a grantee dies subsequent to a termination of employment but before the expiration of the exercise period, then the grantee’s NQOs shall remain exercisable until the first anniversary of the grantee’s date of death (or the expiration of the original exercise period, if earlier).

Incentive Stock Options. Generally, ISOs are options that may provide certain Federal income tax benefits to a grantee not available with NQOs. A grantee must hold the shares acquired upon exercise of an ISO for at least two years after the grant date and at least one year after the exercise date. The exercise price per share of each ISO must be at least the fair market value of a share of common stock on the grant date. An ISO will be exercisable for a maximum term, not to exceed ten years, established by the Committee on the grant date. The exercise price of an ISO will be paid in cash or, subject to the approval of the Committee, in shares of common stock valued at their fair market value on the date of exercise or by such other method as the Committee may from time to time prescribe. The aggregate fair market value of shares of common stock (determined on the ISO grant date) with respect to which ISOs are exercisable for the first time by a grantee during any calendar year under the Stock Incentive Plan or any other plan of FCMC or its subsidiaries may not exceed $100,000. An ISO granted to any individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of FCMC is subject to the following additional limitations: the exercise price per share of the ISO must be at least 110% of the fair market value of a share of common stock at the time any such ISO is granted, and the ISO cannot be exercisable more than five years from the grant date.

In the event of a grantee’s termination of employment, ISOs generally are exercisable to the same extent as described above with respect to NQOs. However, the definition of the term “disability” in respect of ISOs may differ. In addition, an option cannot be treated as an ISO if it is exercised more than three months following the grantee’s termination of employment for any reason other than death or disability or more than one year after the grantee’s termination of employment for disability, unless the grantee died during the three-month or one-year periods. ISOs are not transferable other than by will or by the laws of descent and distribution.

Reload Options. The Committee may include in any agreement evidencing an option (the “original option”) a provision that a “reload option” will be granted to any grantee who delivers shares of common stock in partial or full payment of the exercise price of the original option. The reload option will relate to that number of shares of common stock equal to the number of shares of common stock delivered, and will have an exercise price per share equal to the fair market value of a share of common stock on the exercise date of the original option.

Stock Appreciation Rights. The Committee may grant SARs pursuant to the Stock Incentive Plan. The exercise price of each SAR shall be such price as the Committee shall determine on the grant date but not less than the fair market value of a share of stock on the grant date. Each SAR shall be exercisable for a term, not to exceed ten years, established by the Committee on the grant date. The exercise of an SAR with respect to a number of shares entitles the grantee to receive for each such share an amount equal to the excess of (i) the fair market value of a share of common stock on the date of exercise over (ii) the exercise price of the SAR. The Committee, in its sole discretion, shall determine whether payment upon exercise of a stock appreciation right will be in cash or in shares of common stock (valued at their fair market value on the date of exercise of the stock appreciation right). SARs may be granted as stand-alone awards or in connection with any NQO or ISO with respect to a number of shares of common stock less than or equal to the number of shares subject to the related option. The exercise of a SAR that relates to a particular NQO or ISO causes the cancellation of its related option with respect to the number of shares exercised. The exercise of an option to which a SAR relates causes the cancellation of the SAR with respect to the number of shares exercised. In the event of a grantee’s termination of employment, SARs granted to the grantee generally are exercisable to the same extent as described above with respect to NQOs.

Restricted Stock. The Committee may grant restricted shares of common stock pursuant to the Stock Incentive Plan. Prior to the vesting of the shares, the shares are not transferable by the grantee and are forfeitable. Vesting of the shares may be based on continued employment with FCMC and/or upon the achievement of specific performance goals. The Committee may at the time that shares of restricted stock are granted impose additional conditions to the vesting of the shares. Unvested shares of restricted stock are automatically and immediately forfeited upon a grantee’s termination of employment for any reason.

Restricted Stock Units. The Committee may grant restricted stock units pursuant to the Stock Incentive Plan. Vesting of the restricted stock units may be based on continued employment with FCMC and/or upon the achievement of specific performance goals. The Committee may at the time that shares of restricted stock units are granted impose additional conditions to the vesting of the restricted stock units. Unvested restricted stock units are automatically and immediately forfeited upon a grantee’s termination of employment for any reason. If vesting of a restricted stock unit award is based on continued employment, the award will not be vested at all until at least one year after the grant date and will not vest in full until at least three years after the grant date.

Unrestricted Stock. Shares of common stock may be granted by the Committee and may be payable at such times and subject to such conditions as the Committee determines; provided that any such awards to officers or directors shall involve a number of shares determined by the Committee as being reasonable and shall be identified as being granted in lieu of salary or cash bonus.

Performance Shares. The Committee may grant performance share awards to such key persons, in such amounts, and subject to such terms and conditions, as the Committee shall determine in its discretion. The grantee of such an award will be entitled to receive shares or the cash value thereof if performance goals specified by the Committee are met. The shares or cash value will be paid to the grantee as soon as practicable following the satisfaction of the performance goals and in no event later than 2-1/2 months after the satisfaction of the performance goals.

Dividend Equivalent Rights. The Committee may, in its discretion, grant with respect to any option, SAR or performance share award, a DER entitling a grantee to receive amounts equal to the ordinary dividends that would have been paid on the shares of common stock covered by such award as if such shares were then outstanding. DERs may be payable in cash, in shares of common stock or in any other form.

Transferability

Other than grants of unrestricted stock, no award is transferable other than by will or the laws of descent and distribution except to the extent an agreement with respect to an NQO or SAR Award permits certain transfers to a grantee’s family members or trusts.

Certain Corporate Changes

The Stock Incentive Plan provides for an adjustment in the number of shares of common stock available to be delivered under the Stock Incentive Plan, the number of shares subject to awards, and the exercise prices of certain awards in the event of a change in the capitalization of FCMC, a stock dividend or split, a merger or combination of shares and certain other similar events. The Stock Incentive Plan also provides for the adjustment or termination of awards upon the occurrence of certain corporate events.

Tax Withholding

The Stock Incentive Plan provides that a grantee may be required to meet certain tax withholding requirements by remitting to FCMC cash or through the withholding of shares otherwise payable to the grantee. In addition, the grantee may meet such withholding requirements, subject to certain conditions, by remitting previously acquired shares of common stock.

New Plan Benefits

Since no awards have been made under the Stock Incentive Plan and since awards under the Stock Incentive Plan are wholly discretionary, amounts payable under the Stock Incentive Plan are not determinable at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of FCMC common stock by (i) FCMC’s directors, (ii) FCMC’s named executive officers, (iii) any stockholder who FCMC believes is a beneficial owner of more than 5% of its common stock based on current publicly available information and (iv) all of its directors and executive officers as a group. FCMC based the share amounts on each person’s beneficial ownership of Franklin Holding common stock as of the Record Date and applying the distribution ratio of one share of FCMC common stock for every one share of Franklin Holding common stock.

To the extent FCMC’s directors and officers owned Franklin Holding common stock at the Record Date, they participated in the distribution on the same terms as other holders of Franklin Holding common stock. Pursuant to the Confirmation Order, Franklin Holding stock-based awards held by these individuals were cancelled on the Distribution Date and were not converted to FCMC stock-based awards.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. FCMC has outstanding an aggregate of 10,035,993 shares of common stock, excluding treasury shares and assuming no exercise of Franklin Holding options (which were cancelled pursuant to the Confirmation Order), and applying the distribution ratio of one share of FCMC common stock for every share of Franklin Holding common stock held as of the Record Date.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class (2)

Thomas J. Axon	5,636,139		56.16%
Michael Bertash	*		*
Frank B. Evans, Jr.	843,425	(3)	8.40%
Steven W. Lefkowitz	259,650	(4)	2.59%
Allan R. Lyons	63,500		*
Paul D. Colasono	17,000		*
Kevin Gildea	*		*
Steve Hague	6,080		*
All Directors and Executive Officers as a group (8 persons)	6,825,795		68.01%

____________________

*	Indicates beneficial ownership of less than one (1%) percent.

(1)	Unless otherwise indicated the address of each beneficial owner identified is c/o Franklin Credit Management Corporation, 101 Hudson Street, Jersey City, NJ 07302.

(2)	Figures are based upon 10,035,993 shares of FCMC common stock outstanding following the distribution. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the SEC) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any security as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner to the same securities, and a person may be deemed to be the beneficial owner of the same securities as to which that person has no economic interest. Including those shares in the table below does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

(3)	Includes 20,000 shares, the aggregate of 5,000 shares beneficially owned by each of four children for which Mr. Evans is the trustee.

(4)	Includes 47,500 shares beneficially owned by Mr. Lefkowitz’s wife.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

At March 31, 2012, the servicing and collection business conducted solely through FCMC consisted of approximately 28,500 first and second-lien loans for the Bosco entities, which are related-party entities of FCMC: approximately 2,100 home equity loans for Bosco I; approximately 25,300 subordinate-lien loans for Bosco II; including approximately 7,100 subordinate lien residential mortgage loans purchased by Bosco II and serviced for Bosco II effective March 15, 2012; approximately 500 actively serviced first and subordinate-lien loans that are principally in bankruptcy, foreclosure or charge-off statuses, and approximately 600 actively serviced loans (representing 100% of the loans securing the Unrestructured Debt underlying a 50% participation interest in each of the commercial loans to Franklin Holding entities covering that portion of Franklin Holding’s Unrestructured Debt with the Bank for Bosco III; and, approximately seven (7) real estate owned properties serviced for Bosco IV.

Included in FCMC’s consolidated revenues were servicing fees recognized from servicing the portfolios for the Bosco entities of $1.4 million and $1.7 million for the three months ended March 31, 2011 and 2010, respectively. Included in FCMC’s revenues were servicing fees recognized from servicing the portfolios for the Bosco entities of $6.4 million and $2.5 million for the years ended December 31, 2011 and 2010, respectively.

Bosco I Servicing Agreement – On May 28, 2008, FCMC entered into various agreements, including a servicing agreement, to service on a fee-paying basis for Bosco I approximately $245 million of residential home equity line of credit mortgage loans. Bosco I was organized by FCMC, and the membership interests in Bosco I include FCMC’s Chairman and President, Thomas J. Axon, and a related company of which Mr. Axon is the chairman of the board and three of FCMC’s directors serve as board members. The loans that are subject to the servicing agreement were acquired by Bosco I on May 28, 2008. FCMC’s servicing agreement was approved by its Audit Committee. The Bosco I lending agreement expired on May 28, 2011 without being renewed or extended. Although Bosco I is still the owner of the collateral and FCMC remains as the servicer of the mortgage loans, it is uncertain whether the lenders at some time in the future will foreclose on the collateral or continue in the foreseeable future to permit FCMC to remain the servicer of the mortgage loans. The Bosco I servicing agreement also expired on May 28, 2011.

Included in FCMC’s revenues were servicing fees recognized from servicing the Bosco I portfolio of $160,000 and $156,000 for the three months ended March 31, 2012 and 2011, respectively. Included in FCMC’s revenues were servicing fees recognized from servicing the Bosco I portfolio of $607,000 and $501,000 for the twelve months ended December 31, 2011 and 2010, respectively. On February 27, 2009, at the request of the Bosco I lenders, FCMC adopted a revised fee structure, which was approved by FCMC’s Audit Committee. The revised fee structure provided that, for the next 12 months, FCMC’s monthly servicing fee would be paid only after a monthly loan modification fee of $29,167 was paid to Bosco I’s lenders. Further, the revised fee structure provided that, on each monthly payment date, if the aggregate amount of net collections was less than $1 million, 25% of FCMC’s servicing fee would be paid only after certain other monthly distributions were made, including, among other things, payments made by Bosco I to repay its third-party indebtedness.

On October 29, 2009, at the additional request of the Bosco I lenders in an effort to maximize cash flow to the Bosco I lenders and to avoid payment defaults by Bosco I, the revised fee structure relating to deferred fees was adjusted through an amendment to the loan servicing agreement with Bosco I (the “Bosco Amendment”), which was approved by FCMC’s Audit Committee.

Under the terms of the Bosco Amendment, FCMC is entitled to a minimum monthly servicing fee of $50,000. However, to the extent that the servicing fee otherwise paid for any month would be in excess of the greater of $50,000 or 10% of the total cash collected on the loans serviced for Bosco I (such amount being the “Monthly Cap”), the excess will be deferred, without the accrual of interest. The cumulative amounts deferred will be paid (i) with the payment of the monthly servicing fee, to the maximum extent possible, for any month in which the servicing fee is less than the applicable Monthly Cap, so long as the sum paid does not exceed the Monthly Cap or (ii) to the extent not previously paid, on the date on which any of the promissory notes (“Notes”) payable by Bosco I to the lenders, which were entered into to finance the purchase of and are secured by the loans serviced by FCMC, is repaid, refinanced, released, accelerated, or the amounts owing thereunder increased (other than by accrual or capitalization of interest). If the deferred servicing fees become payable by reason of acceleration of the Notes, the lenders’ right to payment under such Notes shall be prior in right to FCMC’s rights to such deferred fees.

The Bosco Amendment did not alter FCMC’s right to receive a certain percentage of collections in the event Bosco I’s indebtedness to the Lenders has been repaid in full, the Bosco I equity holders have been repaid in full the equity investment in Bosco I made prior to Bosco I entering into the loan agreement with the lenders, and the lenders and Bosco I’s equity holders have received a specified rate of return on their debt and equity investments.

At December 31, 2010, FCMC charged off as uncollectible $299,000 of accrued and unpaid servicing fees due from Bosco I that represented the remaining portion of outstanding servicing fees due and unpaid prior to August 1, 2009, due to current disputes among Bosco I and its lenders regarding the May 28, 2011 maturity of the Bosco I loan agreement. As of March 31, 2012, FCMC had no outstanding accrued and unpaid servicing fees due from Bosco I other than the servicing fee due for the current month of March 2012, and $32,000 in outstanding reimbursable third-party expenses incurred by FCMC in the servicing and collection of the Bosco I loans. The accrued servicing fee and the third-party expenses were received by FCMC in April 2012. As of March 31, 2012, no deferred servicing fees per the Bosco I amendments have been accrued, and all such amounts remain unpaid.

Bosco II Servicing Agreement – On September 22, 2010, FCMC entered into a servicing agreement with Bosco II and a trust to service and collect loans purchased by Bosco II from an indirect subsidiary of the Bank’s Trust. 100% of the membership interest in Bosco II is held by FCMC’s Chairman and President, Thomas J. Axon. The Bosco II Servicing Agreement governs the servicing of approximately 18,200 loans. Pursuant to the Bosco II Servicing Agreement, FCMC services the loans subject to customary terms, conditions and servicing practices for the mortgage servicing industry. The Bosco II Servicing Agreement may be terminated without cause and penalty upon thirty days prior written notice.

FCMC also provided the loan analysis and certain other services for Bosco II for the loans acquired by Bosco II and FCMC performs various administrative and bookkeeping services for Bosco II at the rate of $1,500 per month. FCMC’s servicing agreement and administrative services agreement with Bosco II were approved by its Audit Committee.

Included in FCMC’s revenues for the three months ended March 31, 2012 and 2011 were servicing fees recognized from servicing the Bosco II portfolios of approximately $1.1 million and $1.5 million, respectively. Included in FCMC’s revenues were servicing fees recognized from servicing the Bosco II portfolio for the twelve months ended December 31, 2011 and 2010 of approximately $5.4 million and $2.0 million, respectively.

On February 8, 2012, FCMC, entered into a terms agreement (the “Terms Agreement”), effective April 1, 2012, with the trust for Bosco II to service an additional pool of approximately 7,100 subordinate-lien residential mortgage loans for a monthly servicing fee principally based on a percentage of monthly net collections. FCMC is entitled to reimbursement of certain third-party fees and expenses incurred by FCMC in the servicing and collection of the loans. The servicing of these loans may be terminated without cause and penalty upon thirty days prior written notice.

FCMC facilitated the purchase of the loans by the trust and Bosco II in order to enter into the Terms Agreement and obtain the subservicing of the additional Bosco II pool of loans by temporarily advancing $650,000, which has since been reimbursed, toward the purchase price of such loans.

Bosco III Servicing Agreement and Participation Interest in Unrestructured Debt with the Bank – In January 2011, effective December 2010, FCMC entered into a servicing agreement with Bosco III to service and collect charge-off loans purchased by Bosco III from the Bank’s Trust (the remaining loans held by the Bank’s Trust) and purchased from the Bank a 50% participation interest in each of the commercial loans to Franklin Holding entities covering that portion of Franklin Holding entities debt with the Bank, the Unrestructured Debt, in the amount of approximately $38.2 million (FCMC is the loan servicer for certain Franklin Holding entities that are the beneficial owners of the loans securing the Unrestructured Debt). 50% of the membership interest in Bosco III is held by FCMC’s Chairman and President, Thomas J. Axon.

The Bosco III servicing agreement, as amended in January and April 2011, governs the servicing of approximately 4,300 of first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses (including the loans securing the Unrestructured Debt), of which substantially fewer loans are actively serviced by FCMC. Pursuant to the Bosco III Servicing Agreement, FCMC services the loans subject generally to customary terms, conditions and servicing practices for the mortgage servicing industry. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice. From time to time, reimbursement of third-party expenses advanced by FCMC as servicer in the normal course of servicing the Bosco III portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses. When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections.

FCMC also provided the loan analysis and certain other services for Bosco III for the loans acquired by Bosco III. FCMC’s servicing agreement with Bosco III was ratified by its Audit Committee.

Included in FCMC’s revenues for the three months ended March 31, 2012 and 2011 were servicing fees recognized from servicing the Bosco III portfolio of approximately $99,000 and $66,000, respectively. Included in FCMC’s revenues for the year ended December 31, 2011 were servicing fees recognized from servicing the Bosco III portfolio of approximately $366,000. Servicing fees recognized from servicing the Bosco III portfolio for the year 2010 were not significant.

Bosco IV Servicing Agreement – In May 2011, the Bank’s Trust sold thirteen (13) of its remaining REO properties to Bosco IV, a third-party entity controlled by Mr. Axon.

Pursuant to the Bosco IV Servicing Agreement, FCMC services the REO properties subject to customary terms, conditions and servicing practices for the mortgage servicing industry. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice. From time to time, reimbursement of third-party expenses advanced by FCMC as servicer in the normal course of servicing the Bosco IV portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses. When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections.

Included in FCMC’s revenues for the three months ended March 31, 2012 were servicing fees recognized from servicing the Bosco IV portfolio of approximately $6,000. Included in FCMC’s revenues for the year ended December 31, 2011 were servicing fees recognized from servicing the Bosco IV portfolio of approximately $11,000.

Bosco V Servicing Agreement – In April 2012 FCMC entered into a servicing agreement with a trust of Bosco V to service and collect on approximately 1,850 non-performing subordinate lien loans purchased by Bosco V. The sole member of Bosco V is Mr. Axon. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days’ prior written notice.

Bosco VI Servicing Agreement – In May 2012 FCMC entered into a servicing agreement with a trust of Bosco VI to service and collect on approximately 1,900 performing, subperforming and non-performing subordinate lien loans purchased by Bosco VI. The owners of Bosco VI include Mr. Axon at an ownership percentage at 67.39% and FCMC at 32.61%. FCMC’s services may be terminated only for cause.

Other Significant Related Party Transactions with FCMC’s Chairman – On September 13, 2010, FCMC’s Audit Committee authorized a 22% commission (minus certain expenses) to Hudson Servicing Solutions, LLC (“Hudson”), a procurer of force-placed insurance products for FCMC, with respect to force-placed hazard insurance coverage maintained on FCMC’s remaining portfolio of mortgage loans and mortgage loans serviced for third parties. The sole member of Hudson is RMTS, LLC, of which Mr. Axon, FCMC’s Chairman and President, is the majority owner.

FCMC entered into a collection services agreement, effective December 23, 2009, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 4,000 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $56 million, which were acquired by two trusts set up by a fund in which FCMC’s Chairman and President is a member, and contributed 50% of the purchase price and agreed to pay certain fund expenses. Under the collection services agreement, FCMC is entitled to collection fees consisting of a percentage of the gross amount collected. The agreement also provides for reimbursement of third-party fees and expenses incurred by FCMC. The collection fees earned by FCMC under this collection services agreement during the twelve months ended December 31, 2011 and 2010 amounted to approximately $47,000 and $116,000, respectively. In December 2010, FCMC entered into an agreement with the fund to provide certain administrative and bookkeeping services for a fee of $1,500 per month.

On February 1, 2010, FCMC entered into a collection services agreement, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 1,500 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $85 million, which were acquired through a trust set up by a fund in which FCMC’s Chairman and President is a member, and contributed 25% of the purchase price. Under the collection services agreement, FCMC is entitled to collection fees consisting of a percentage of the amount collected, net of third-party expenses. The agreement also provides for reimbursement of third-party fees and expenses incurred by FCMC in compliance with the collection services agreement. The collection fees earned by FCMC under this collection services agreement during the twelve months ended December 31, 2011 and 2010 were not significant.

Changes In and disagreements with the Accountants
on Accounting and Financial Disclosure

There were no changes in or disagreements with accountants on accounting or financial disclosure in FCMC’s two most recent fiscal years or any subsequent interim period.

INTERCOMPANY ARRANGEMENTS

The Separation Agreement

Allocation of Costs and Expenses Related to the Transaction. All fees and expenses incurred by FCMC or Franklin Holding directly related to the distribution will be paid by FCMC. Any such expenses incurred by Franklin Holding, however, will require the prior approval of an officer of FCMC. Additionally, FCMC will be responsible for its own internal fees, costs and expenses, such as salaries of personnel incurred in connection with the distribution.

Current and Continuing Transactions with Franklin Holding and its Subsidiaries. FCMC services for affiliated subsidiaries of Franklin approximately 4,300 first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses, of which substantially fewer loans are actively serviced by FCMC. In addition, Bosco III, another affiliate, holds a 50% participation interest in the defaulted Unrestructured Debt for which those loans were pledged as collateral. FCMC services the loans subject generally to customary terms, conditions and servicing practices for the mortgage servicing industry. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice. From time to time, reimbursement of third-party expenses advanced by FCMC as servicer in the normal course of servicing the Bosco III portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses. When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections. FCMC received approximately $208,000 and $47,000 from certain Franklin Holding subsidiaries in the twelve months year ended December 31, 2011 and the three months ended March 31, 2012, respectively, in connection with these servicing relationships, which will continue following the distribution.

Non-Continuing Transactions with Franklin Holding and its Subsidiaries. Prior to the distribution, FCMC provided certain administrative services, including financial systems management, treasury, tax administration, information technology support, insurance, and selected legal functions (including compliance with the Sarbanes-Oxley Act of 2002), as well as external reporting and investor relations to Franklin Holding. In exchange for such services, Franklin Holding until the third quarter of 2010 reimbursed FCMC for the cost of such administrative services. Under these relationships, FCMC did not receive any payments from Franklin Holding in the year ended December 31, 2011. Although FCMC continued to provide these administrative services to Franklin Holding during the three months ended March 31, 2012 (and continues to do so), no such fees were received in the three months ended March 31, 2012 due to insufficient cash remaining at Franklin Holding. Franklin Holding did not provide any services to FCMC.

Claims. In general, each of Franklin Holding and FCMC will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities.

Intercompany Accounts. Prior to the separation from Franklin Holding, all bank or brokerage accounts owned by us will be de-linked from the Franklin Holding accounts and all intercompany accounts between FCMC and Franklin Holding will be settled.

DESCRIPTION OF FCMC CAPITAL STOCK

The following description summarizes the material terms of FCMC’s capital stock. You are encouraged to read FCMC’s certificate of incorporation and bylaws, which are filed as exhibits to this registration statement of which this information statement is a part, for greater detail regarding the provisions that may be important to you.

General

FCMC’s authorized capital stock consists of 22,000,000 shares of common stock, par value $.01 per share, and 3,000,000 shares of undesignated preferred stock, par value $.001 per share. After giving effect to the distribution, FCMC has 10,035,993 issued shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Each stockholder is entitled to cast one vote for each share of FCMC common stock held. Stockholders will not have any right to cumulate votes in the election of directors. Dividends may be declared by the Board of Directors at any regular or special meeting. Before payment of any dividend, there may be set aside out of any funds available for dividends such sum as the Board of Directors, in its absolute discretion, deems proper as a reserve to meet contingencies or for any other corporate purpose. FCMC does not expect to pay dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will depend upon a complete review and analysis of all relevant factors, including FCMC’s financial condition, operating results, capital requirements and any other factors the Board of Directors deems relevant.

Upon the liquidation, dissolution or winding up of FCMC, the holders of shares of FCMC common stock would be entitled to share pro rata in the distribution of all of FCMC’s assets remaining available for distribution after satisfaction of all of FCMC’s liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of FCMC common stock have no preemptive or other subscription rights to purchase shares of FCMC capital stock. All of the outstanding shares of FCMC common stock are, and the shares issuable upon exercise of outstanding options and warrants will be, when issued, fully paid and nonassessable.

FCMC intends to take the steps necessary to have the shares of FCMC common stock become eligible for quotation on the OTC-BB.

Preferred Stock

None of the 3,000,000 shares of preferred stock authorized by FCMC’s certificate of incorporation will be issued or outstanding upon completion of the distribution. Under the terms of FCMC’s certificate of incorporation, FCMC’s Board of Directors has the authority, without further vote or action by the stockholders, to issue shares of preferred stock in one or more series and to fix the designations, powers, preferences, rights, privileges and restrictions thereof, including the number of shares constituting such series, conversion rights, voting rights and dividend rates. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in FCMC’s control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock, including the loss of voting control to others. There are no current agreements or understandings for the issuance of preferred stock and the Board of Directors has no present intention to issue any shares of preferred stock.

Certain Provision of FCMC’s Certificate of Incorporation and Bylaws and Delaware Law

Certain of the provisions of FCMC’s Certificate of Incorporation, Bylaws, and the Delaware General Corporation Law described below may have the effect of delaying, deferring or preventing a change in control or other transaction that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the continuity and stability of the Board of Directors and its policies

Classified Board of Directors. The Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term, except to the extent that shorter terms may be required to effect an appropriate balance among the classes in the event of an increase in the number of Directors or to the extent any class of preferred stock issued in the future entitles the holders thereof to designate a Director or Directors with a longer or shorter term. The Board of Directors is comprised of nine Directors, although there are currently only five directors serving. The Board of Directors will seek to find suitable candidates to fill the remaining four vacancies when it deems appropriate and in the best interests of FCMC.

Under the Delaware General Corporation Law, unless the certificate of incorporation provides otherwise, stockholders of corporations that have classified boards may only remove directors for cause. FCMC’s charter provides that any director or the entire Board of Directors may be removed, for cause only, by the holders of at least two-thirds of the shares then entitled to vote at an election of directors.

The classified board provision, together with certain other provisions of FCMC organizational documents could have the effect of making the replacement of incumbent directors more time consuming and difficult. For example, due to the fact that FCMC has a classified board with staggered terms, a change in a majority of FCMC’s Board of Directors may generally only take place over the course of two annual meetings of FCMC’s stockholders.

Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions and may have the effect of delaying, deferring or preventing a change in control or other transaction which might involve a premium price for FCMC’s stockholders or otherwise be in the best interest of FCMC’s stockholders.

Authorized But Unissued Shares. FCMC’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of FCMC common stock by means of a proxy contest, tender offer, merger or otherwise.

No Cumulative Voting. FCMC’s amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Special Meetings of Stockholders. A special meeting of FCMC’s stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or the President, or by the Secretary upon the written request of at least one-half of the Board of Directors stating the purpose of the meeting.

Advance Notice of Stockholder-Proposed Business at Annual Meetings. FCMC’s by-laws require stockholders desiring to bring nominations or other business before an annual meeting of stockholders to do so in accordance with the terms of the Bylaws’ advance notice provision regardless of whether the Stockholder seeks to include such matters in FCMC’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. FCMC’s by-laws provide that a notice of the intent of a Stockholder to make a nomination or to bring any other matter before an annual meeting must be made in writing and received by the secretary of FCMC no earlier than the 119th day and not later than the close of business on the 45th day prior to the first anniversary of the date of mailing of FCMC’s proxy statement for the prior year’s annual meeting. However, if the date of the annual meeting has changed by more than 30 days from the date it was held in the prior year or if FCMC did not hold an annual meeting in the prior year, then such notice must be received a reasonable time before FCMC mails its proxy statement for the annual meeting.

Dissenters’ Rights of Appraisal. The Delaware General Corporation Law does not provide for dissenters’ rights of appraisal in connection with the distribution.

Amendments to FCMC’s Certificate of Incorporation and Bylaws. FCMC’s certificate of incorporation may be amended only if the proposed amendment is approved by FCMC’s Board of Directors and by stockholders holding a majority of the shares entitled to vote upon such amendment. However, any deletion, amendment to, repeal of any provision in FCMC’s certificate of incorporation relating to (a) the by-laws or any provision thereof, and (b) FCMC’s Board of Directors, including the number, removal or classification of directors and the filling of vacancies on FCMC’s Board of Directors (but not the provisions relating to indemnification and personal liability of directors), and (c) the provisions requiring super-majority vote of the stockholders on the aforementioned matters must be authorized by the holders of at least two-thirds of the shares then entitled to vote at an election of directors.

Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the Board of Directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the Board of Directors and by the affirmative vote at a meeting, not by written consent, of stockholders holding two-thirds of the outstanding voting stock that is not owned by the interested stockholder. While FCMC is not currently subject to the provisions of Section 203, these provisions would apply to us should FCMC’s stock be listed on a national securities exchange, such as NASDAQ, or have a class of voting stock that is held of record by more than 2,000 stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for FCMC’s common stock is Computershare.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and FCMC’s certificate of incorporation and bylaws.

Section 145 of the Delaware General Corporation Law (DGCL) provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

FCMC’s certificate of incorporation provides that none of its directors shall be liable to it or its stockholders for monetary damages for a breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions nit in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived and improper personal benefit. However, ff the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. FCMC’s certificate of incorporation further provides that the Corporation shall to the fullest extent permitted by Delaware law, as in effect from time to time (but, in the case of any amendment of the Delaware General Corporation Law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), indemnify each person who is or was a director of the Corporation or of any of its wholly-owned subsidiaries who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or was or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of the Corporation or of any of its subsidiaries, or is or was at any time serving, at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity

(provided that such person’s actions subject to such proceeding were taken in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful), against all expense, liability and loss (including, but not limited to, reasonable out-of-pocket attorneys’ fees, judgments, fines, excise taxes or penalties with respect to any employee benefit plan or otherwise, and amounts paid or to be paid in respect of any settlement approved in advance by the Corporation, which approval shall not be unreasonably withheld) incurred or suffered by such director in connection with such proceeding; provided, however, that, except as provided in Paragraph E of Article VI of the Certificate of Incorporation, the Corporation shall not be obligated to indemnify any person under this Article VI in connection with a proceeding (or part thereof) if such proceeding (or part thereof) was not authorized by the Board of Directors of the Corporation and was initiated by such person against (i) the Corporation or any of its subsidiaries, (ii) any person who is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries and/or (iii) any person or entity which is or was controlled, controlled by, or under common control with the Corporation or has or had business relations with the Corporation or any of its subsidiaries. FCMC’s by-laws provide that the corporation may indemnify any director, officer, employee or agent of the corporation to the full extent permitted by law.

WHERE YOU CAN FIND MORE INFORMATION

FCMC is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will file quarterly and annual reports, interim reports, proxy statements and other information with the SEC. If you would like more information about FCMC, we urge you to read FCMC’s SEC filings.

FCMC has filed a registration statement on Form 10 with the SEC with respect to the shares of its common stock. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information regarding FCMC and its common stock, please refer to the registration statement, including its exhibits and schedules filed therewith. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits filed with the registration statement for copies of the actual contract or document.

You may read and copy any materials that FCMC files with the SEC at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. You may obtain any documents that FCMC files with the SEC at http://www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement or the registration statement of which it forms a part.

FCMC intends to furnish the holders of its common stock with annual reports and proxy statements containing financial statements audited by an independent public accounting firm and file with the SEC quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. FCMC also intends to furnish other reports as we may determine or as required by law.

You should rely only on the information contained in this information statement or to which FCMC has referred you. Neither FCMC nor Franklin Holding has authorized any person to provide you with different information or to make any representation not contained in this information statement. This information statement is dated as of the date indicated on the cover page. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to stockholders nor the issuance of FCMC shares of common stock in the distribution shall create any implication to the contrary.

105

INDEX TO FINANCIAL STATEMENTS

Franklin CREDIT management corporation

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Franklin Credit Management Corporation

We have audited the accompanying balance sheets of Franklin Credit Management Corporation (the “Company”) as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Franklin Credit Management Corporation as of December 31, 2011 and 2010, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum llp

Marcum llp

New York, NY

March 29, 2012

F-2

FRANKLIN CREDIT MANAGEMENT CORPORATION

BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

	2011	2010

ASSETS
Cash and cash equivalents	$12,163,426	$12,071,212
Restricted cash	11,529,819	7,304,521
Receivables	2,595,160	3,688,360
Building, furniture and equipment, net	769,873	1,038,152
Other assets	725,834	687,309
Total assets	$27,784,112	$24,789,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Servicing liabilities	$11,529,819	$7,304,521
Accrued expenses and other current liabilities	2,291,265	1,611,871
Total liabilities	13,821,084	8,916,392

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 1,000; issued – none	—	—
Common stock and additional paid-in capital, $.001 par value, 4,000 authorized shares; issued and outstanding: 100	10,743,074	11,355,097
Retained earnings	3,219,954	4,518,065
Total stockholders’ equity	13,963,028	15,873,162

Total liabilities and stockholders’ equity	$27,784,112	$24,789,554
F-3

FRANKLIN CREDIT MANAGEMENT CORPORATION

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

REVENUES:
Servicing income	$11,119,927	$17,278,595
Other income	2,303,690	2,378,407
Interest income	16,915	30,689
Total revenues	13,440,532	19,687,691

OPERATING EXPENSES:
Collection, general and administrative	14,423,034	18,578,185
Depreciation	315,609	598,735
Interest expense	—	49,653
Total expenses	14,738,643	19,226,573

Net (loss)/income before provision for income taxes	(1,298,111)	461,118
Provision for income taxes	—	185,000
Net (loss)/income	$(1,298,111)	$276,118
F-4

FRANKLIN CREDIT MANAGEMENT CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Common Stock and Additional Paid-in Capital
	Shares	Amount	Retained Earnings	Total

BALANCE, JANUARY 1, 2010	100	$14,635,995	$4,241,947	$18,877,942

Tax benefit use of NOL	—	143,000	—	143,000
Non-dividend distribution	—	(6,000,000)	—	(6,000,000)
Capital contribution from parent	—	2,576,102	—	2,576,102
Net income	—	—	276,118	276,118

BALANCE, DECEMBER 31, 2010	100	11,355,097	4,518,065	15,873,162

Non-dividend distribution	—	(612,023)	—	(612,023)
Net (loss)	—	—	(1,298,111)	(1,298,111)

BALANCE, DECEMBER 31, 2011	100	$10,743,074	$3,219,954	$13,963,028
F-5

FRANKLIN CREDIT MANAGEMENT CORPORATION

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$(1,298,111)	$276,118
Changes in operating activities:
Depreciation	315,609	598,735
Use of NOL	—	143,000
Changes in operating assets & liabilities:
Increase in restricted cash	(4,225,298)	(2,533,654)
Receivables	1,093,200	732,613
Transfer of assets	—	(123,721)
Other assets	(38,525)	(77,544)
Servicing liabilities	4,225,298	2,533,654
Accrued expenses and other liabilities	679,394	(63,501)
Net cash provided by operating activities	751,567	1,485,700

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furniture and fixtures	(47,330)	(107,470)
Net cash (used in) investing activities	(47,330)	(107,470)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of financing agreements	—	(1,000,000)
Capital contribution from parent	—	2,576,102
Non-dividend distribution	(612,023)	(6,000,000)
Net cash (used in) financing activities	(612,023)	(4,423,898)

NET CHANGE IN CASH AND CASH EQUIVALENTS	92,214	(3,045,668)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	12,071,212	15,116,880
CASH AND CASH EQUIVALENTS, END OF YEAR	$12,163,426	$12,071,212

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for taxes	$23,950	$3,067
Cash payments for interest	$—	$49,650

F-6

FRANKLIN CREDIT MANAGEMENT CORPORATION

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

1.	Organization and Business

As used herein, references to “FCMC,” the “Company,” “we,” “our” and “us” refer to Franklin Credit Management Corporation (80% owned by Franklin Credit Holding Corporation (“Franklin Holding” or “FCHC”) and 20% owned by Thomas J. Axon, the principal stockholder and Chairman and President of Franklin Holding and the Chairman and President of FCMC), and references to the “Franklin Entities” refer to Franklin Credit Holding Corporation, collectively with its subsidiaries. References to the “Bank” or “Huntington” refer to The Huntington National Bank and its participants, which the Franklin Entities, but not FCMC or FCHC, have outstanding indebtedness (the “Legacy Credit Agreement”), and which FCMC and FCHC have a credit facility (the “Licensing Credit Agreement”).

FCMC is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, including specialized loan recovery and collection servicing, and in the due diligence, analysis, pricing and acquisition of residential mortgage portfolios, for third parties. The portfolios serviced for other entities, effective September 30, 2010 and as of December 31, 2011, (principally loans acquired and originated by the Franklin Entities prior to 2008), primarily consist of first and second-lien loans secured by 1-4 family residential real estate that generally fell outside the underwriting standards of Fannie Mae and Freddie Mac.

Effective September 30, 2010, FCMC has been operating its servicing, collections and recovery business free of pledges of its stock and free of significant restrictive covenants under the Legacy Credit Agreement between FCHC and the Bank. FCMC and Mr. Axon are, however, each obligated under an agreement (the “Deferred Payment Agreement”) entered into as part of certain implementing agreements regarding a transaction in September 2010 (the “September 2010 Transaction”) (as described in Note 6) with the Bank to pay the Bank under the Legacy Credit Agreement 10% of the aggregate value of each monetizing transaction, dividend or other distribution (other than the sale, restructuring or distribution, subject to the prior approval of the Bank, by FCHC of its ownership interests in FCMC), prior to March 20, 2019, in excess of a threshold of $4 million.

Mr. Axon directly owns 20% of FCMC, while the remaining 80% of FCMC is owned by FCHC and indirectly by its public shareholders (including Mr. Axon as a principal shareholder of FCHC). See Note 6.

In December 2008, the Company engaged in a series of transactions (the “Reorganization”) in which the Company adopted a holding company form of organizational structure, with Franklin Credit Holding Corporation serving as the new public-company parent of FCMC. Under the Reorganization, Franklin Credit Holding Corporation became the successor issuer to FCMC, and FCMC ceased to have portfolios of loans and real estate properties and the related indebtedness to the Bank under the Legacy Credit Agreement and became Franklin Credit Holding Corporation’s servicing business subsidiary.

Loan Servicing and Collection Operations

At December 31, 2011, FCMC had four significant servicing contracts to service 1-4 family mortgage loans and owned real estate, principally consisting of first and second-lien loans and owned properties secured by 1-4 family residential real estate that were previously acquired and originated by the Franklin Entities and transferred to a trust of the Bank in the March 2009 restructuring (the Restructuring), and then sold in July and September 2010 by the Bank’s trust and the Bank to third parties in the quarter ended September 30, 2010 (the “Loan Sales”) and in the sales of loans in December 2010 (the “December Loan Sale”).

F-7

At December 31, 2011, our servicing and collection business consisted of 70 servicing and collection employees who serviced and provided recovery collection services and actively managed approximately 31,000 loans and real estate properties (with an unpaid principal balance of approximately $1.524 billion), including a total of approximately 21,600 first and second-lien loans for the Bosco entities, which are related-party entities of FCMC, as follows: approximately 2,100 home equity loans for Bosco Credit, LLC (“Bosco I”); approximately 18,400 subordinate-lien loans for Bosco Credit II, LLC (“Bosco II”); and, approximately 500 actively serviced first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses, and approximately 600 actively serviced loans representing 100% of the loans underlying a 50% participation interest in commercial loans of a participant lender with the Bank to FCHC), for Bosco Credit III, LLC (“Bosco III”). See Note 11.

We have invested to create a loan servicing capability that is focused on collections, loss mitigation and default management. In general, we seek to ensure that the loans we service for others are repaid in accordance with the original terms or according to amended repayment terms negotiated with the borrowers and in accordance with the terms of our servicing contracts with our servicing clients. Because the loans we service generally experience above average delinquencies, erratic payment patterns and defaults, our servicing operation is focused on collections and recovery, and, therefore, maintaining close contact with borrowers and as a result, is more labor-intensive than traditional mortgage servicing operations. We maintain a call center staffed by professionals with skills based on customer service, collections, loss mitigation, and recovery. Our call center handles borrower inquiries on a “one-call resolution” basis, wherein the first agent with whom a borrower speaks is qualified to satisfy almost any request for information, such as payoff declarations, escrow account balance, payment information, collections, repayment arrangements, settlements and short sales.

Through frequent communication we are able to encourage positive payment performance, quickly identify those borrowers who are likely to move into seriously delinquent status and promptly apply appropriate collection, loss mitigation and recovery strategies. Our servicing staff employs a variety of collection and recovery strategies that we have developed to successfully manage serious delinquencies and defaults, bankruptcy and foreclosure. Additionally, we maintain a real estate department with experience in property management and the sale of residential properties.

Due Diligence Services

In 2008, FCMC began providing due diligence services for third parties not related to us or the Bank, on a fee-paying basis. During 2011, we were engaged in due diligence assignments principally for one independent third party.

Financing

Through a credit agreement with the Bank (the Licensing Credit Agreement), FCMC has available credit under a revolving loan facility of $1 million and a $6.5 million letter of credit facility with the Bank, which is secured by cash collateral of $7.5 million.

At December 31, 2011, FCMC had no debt outstanding under the revolving line and approximately $4.7 million of letters of credit under the Licensing Credit Agreement with the Bank.

F-8

Anticipated Bankruptcy Filing of FCHC and Separation of FCMC from FCHC

FCMC’s parent company (FCHC) has begun the process of spinning off FCMC through the filing of a voluntary petition for bankruptcy relief (the “Bankruptcy Filing”) and pre-packaged plan of reorganization (the “Plan of Reorganization”) under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), subject to having first obtained the consent of the only eligible voting creditor, the Bank, which we anticipate receiving. FCMC is not included in the filing for bankruptcy.

The primary objective of the Plan of Reorganization is to spin off FCHC’s 80% interest in FCMC to its shareholders in consideration for FCMC agreeing to pay FCHC the amount equal to the estimated fair market value of FCMC, as determined by an independent advisory firm, over a period not to exceed a certain number of years, which has not been determined. The potential benefits of a distribution of FCMC from FCHC include:

•	enabling FCHC stockholders to potentially retain some value, which would not be likely without the distribution due to Franklin Holding’s significant consolidated losses, significant stockholders’ deficit, inability to repay its outstanding debt to the Bank, and going concern uncertainty of the consolidated Franklin Holding;

•	enabling the financial markets to appropriately value FCMC as a stand-alone company;

•	enhancing the ability of FCMC to develop new business opportunities;

•	providing FCMC with potential financing and capital raising opportunities that are not available to FCMC as long as it is a part of Franklin Holding; and,

•	attracting and retaining qualified employees essential to FCMC’s business growth and success.

FCHC’s distribution of FCMC common stock is subject to numerous conditions, including approval by its board of directors and the Bank, the effectiveness of any required filings with the Securities and Exchange Commission, compliance with applicable legal and regulatory solvency requirements, regulatory approvals to the extent required, and accounting and tax treatment considerations.

Prior to the Bankruptcy Filing, FCHC (regarding FCMC) intends to seek from the Bank (i) an agreement to delete FCHC as a party and any references to FCHC under the Licensing Credit Agreement, with FCHC to have no further rights or obligations as a borrower thereunder, (ii) a waiver of any defaults under the Licensing Credit Agreement relating to the Bankruptcy Filing and (iii) a forbearance from the Bank on initiating collection proceedings or exercising its rights and remedies with respect to the cash collateral of $7.5 million pledged to the Bank under the Legacy Credit Agreement and Licensing Credit Agreement, until at least September 30, 2012. Because neither FCHC nor FCMC is an obligor or guarantor under the Legacy Credit Agreement, FCHC and FCMC are not liable to the Bank for the indebtedness under the Legacy Credit Agreement, except for the $7.5 million pledged by FCHC and FCMC to the Bank.

There can be no assurance, however, that (i) FCHC will obtain the consent of the Bank to the Plan of Reorganization or that the Plan of Reorganization filed with the Bankruptcy Filing to spin off FCMC from FCHC will be confirmed or that there might not be tax, shareholder, legal, regulatory, accounting or other matters that could prevent such a separation of FCMC from FCHC or (ii) that FCHC and FCMC will obtain the necessary waivers and agreements of the Bank with respect to the Legacy Credit Agreement and Licensing Credit Agreement to maintain the line of credit and letter of credit facility of FCMC for its servicing licenses, which is supported by the $7.5 million of cash collateral previously pledged to the Bank by FCHC and FCMC, should FCHC make the Bankruptcy Filing. The Bank, however, agreed as part of certain implementing agreements regarding a transaction in September 2010 (the September 2010 Transaction) (as described in Note 5) to a distribution of the ownership of FCMC from FCHC.

F-9

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The preparation of financial statements required by accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates and assumptions of the Company are useful lives of fixed assets and allowance for income taxes.

Reclassification – During the year ended December 31, 2011, FCMC changed the presentation of its Statements of Operations in order to more clearly present the income from providing specialized servicing and collection services for third parties by separating Servicing fees and other income into two classifications, Servicing fees and Other income. These reclassifications to the Statements of Operations had no effect on reported Total revenues.

Cash and Cash Equivalents – Cash and cash equivalents includes cash and certificates of deposit with original maturities of three months or less (when purchased), with the exception of restricted cash, which is reported separately on the balance sheet. FCMC maintains accounts at banks, which at times may exceed federally insured limits. FCMC has not experienced any losses from such concentrations.

Restricted Cash – Restricted cash held for third parties, which includes interest, principal and other collections received from servicing portfolios for third-party clients.

Building, Furniture and Equipment – Building, furniture and equipment, including leasehold improvements, are recorded at cost net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to 40 years. Amortization of leasehold improvements is computed using the straight-line method over the lives of the related leases or useful lives of the related assets, whichever is shorter. Maintenance and repairs are expensed as incurred.

Income Taxes – Income taxes are accounted for under Accounting for Income Taxes (“Topic 740”), which requires an asset and liability approach in accounting for income taxes. This method provides for deferred income tax assets or liabilities based on the temporary difference between the income tax basis of assets and liabilities and their carrying amount in the financial statement. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment of the changes.

Servicing Fees – Servicing fees consist of fees for servicing loans and providing collection and recovery services for third parties, ancillary fees from servicing loans for third parties, such as, late charges, prepayment penalties, and other miscellaneous servicing-related income. Servicing fees are recognized principally on an accrual basis.

F-10

Other Income – Other income consists of due diligence and other fees, such as property site visits for loans in various stages of delinquency and foreclosure, for services provided to third parties, and miscellaneous fees and other revenue not directly related to the servicing of loans and real estate properties. Revenues included in other income are recognized principally on an accrual basis.

Servicing Liabilities – Servicing liabilities consists of principal, interest, taxes and other payments collected from providing servicing, collection and recovery service to third-party clients.

Recent Accounting Pronouncement

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-04 (“ASU 2011-04”), Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This updated accounting guidance establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). This guidance includes amendments that clarify the intent about the application of existing fair value measurements and disclosures, while other amendments change a principle or requirement for fair value measurements or disclosures. This guidance is effective for interim and annual periods beginning after December 15, 2011. The adoption of this standard is not expected to have a material impact on the Company’s financial position and results of operations.

3.	CASH AND CASH EQUIVALENTS

At December 31, 2011 and 2010, the Company had $12.2 million and $12.1 million, respectively, in cash and cash equivalents. Included in Cash and cash equivalents at both December 31, 2011 and 2010 was pledged cash to the Bank of $7.5 million, under a Licensing Credit Agreement (secured by a first-priority lien) with FCMC and FCHC and the Legacy Credit Agreement (secured by a second-priority lien) with the Franklin Entities (but not FCMC or FCHC). See Notes 6 and 7.

4.	RECEIVABLES

Receivables at December 31, 2011 and 2010 consisted of:

	2011	2010

Due from affiliates	$160,000	$257,323
Third-party servicing fees and expenses	619,091	1,478,424
Servicing fees and expenses due from Bosco-related entities	757,219	656,025
Other receivables	1,058,850	1,296,588
	$2,595,160	$3,688,360

 Due from affiliates at December 31, 2011 and 2010 consisted of fees for administrative services provided to Franklin Holding and sister companies. Other receivables at December 31, 2011 and 2010 consisted principally of funds held by a trustee in the amount of $1.0 million.

F-11

5.	BUILDING, FURNITURE AND EQUIPMENT

At December 31, 2011 and 2010, building, furniture and equipment consisted of the following:

	2011	2010

Building and improvements	$2,180,827	$2,159,567
Furniture and equipment	1,707,925	1,681,855
	3,888,752	3,841,422

Less accumulated depreciation	(3,118,879)	(2,803,270)
	$769,873	$1,038,152

At December 31, 2010, a certain portion of the Company’s office space was not being utilized and was marketed for sublet. At December 31, 2010, the remaining lease payments, net of the estimated sublet payments (based on the Company’s estimate for subleasing the space), in the amount of $258,000 were accrued and non-usable leasehold improvements in the amount of $110,000 were written off.

In April 2011, we entered into a sublease for approximately half of the underutilized office space (6,856 square feet) for a term ending on December 31, 2013 with a base rent of $158,000 annually, payable in monthly installments of $13,000. The remaining approximately 6,269 square feet of under utilized office space continues to be marketed for sublet.

6.	RESTRUCTURING Agreements

Settlement Agreement with the Bank

On May 23, 2011, FCHC and FCMC entered into a settlement agreement (the “Settlement Agreement”) with the Bank, a subsidiary of the Bank’s parent, and the Bank’s lending participants covering the surrender and transfer of the FCHC’s investment in preferred stock and common stock of a REIT subsidiary of the Bank. Contemporaneously with the execution of the Settlement Agreement, FCHC and FCMC entered into an amendment to the Licensing Credit Agreement.

The term of the Licensing Credit Agreement among FCHC, FCMC and the Bank and its participating lenders, dated March 31, 2009, as amended, which provides for a $1 million line of credit and $6.5 million letter of credit facility, was extended to September 30, 2012, and the financial covenant that FCHC and FCMC maintain a minimum amount of net income before taxes was deleted.

September 2010 Transaction

September 16, 2010 Agreement

On September 16, 2010, FCMC and its parent FCHC entered into an agreement with the Bank, a trust of the Bank (the “Bank’s Trust” or “Trust”), Thomas J. Axon (“Mr. Axon”), the Chairman and President of FCHC and FCMC and Bosco II, an entity of which Mr. Axon is the sole member.

The agreement was entered into in connection with discussions regarding the then proposed sale to Bosco II of all of the subordinate lien consumer loans (the “Subordinate Consumer Loans”) owned by the Trust and serviced by FCMC under an amended and restated servicing agreement dated as of August 1, 2010 (the “Servicing Agreement”). The conditions and transactions contemplated by the September 16, 2010 agreement, including the sale of the Subordinate Consumer Loans to Bosco II (the “September Loan Sale”) were consummated on September 22, 2010.

F-12

It was agreed that contemporaneously with the consummation of the September Loan Sale, and after obtaining the requisite agreement of syndicate members under the credit agreement with the Bank (the Legacy Credit Agreement), FCHC’s pledge of 70% of the outstanding shares of FCMC as security for the Legacy Credit Agreement would be released, in consideration of and subject to:

•	receipt of $4 million in cash at closing from FCMC to be applied to the amounts outstanding under the Legacy Credit Agreement;

•	payment by Bosco II to the Trust of approximately $650,000 as additional payment for the September Loan Sale, an amount equal to the servicing fees paid by the Trust to FCMC for FCMC’s servicing of the Trust’s portfolio during August 2010;

•	FCMC and Mr. Axon entering into an agreement (the Deferred Payment Agreement) providing that upon each monetizing transaction, dividend or distribution (other than the sale, restructuring or distribution of FCMC (each a “Proposed Restructuring”)) prior to March 20, 2019, they will be obligated to pay the lenders under the Legacy Credit Agreement 10% of the aggregate value (to be defined in the agreement) of the transaction, in excess of a threshold of $4 million of consideration in respect of such transaction; and,

•	the cash payment of $1 million by FCMC to release the mortgages on certain office and residential condominium units owned by FCMC pledged to the Bank under the Legacy Credit Agreement and the Licensing Credit Agreement; provided, however, that if by the closing of the September Loan Sale and the Proposed Restructuring, FCMC was unable to make such payment, FCMC would deliver in lieu of such cash payment a $1 million note payable on November 22, 2010, guaranteed by Mr. Axon’s note. FCMC made the $1 million payment to the Bank prior to November 22, 2010, and the Bank released the applicable real estate.

The Bank also agreed that, in consideration of its receipt of the above items and either the payment for the release of the applicable real estate or delivery of Mr. Axon’s note upon closing, the EBITDA Payment described in the July 2010 Transaction among FCHC, FCMC, Mr. Axon, the Bank and the Trust would be waived.

Additionally, the agreement provided that:

•	the Trust will consent under the Servicing Agreement with FCMC to the change of control of FCMC resulting from the Proposed Restructuring and agree to eliminate any cross default provisions in the Servicing Agreement relating to defaults under the Legacy Credit Agreement;

•	the Bank and the requisite lenders will consent under the Legacy Credit Agreement to the change of control of FCMC resulting from the Proposed Restructuring and agree to waive any related defaults and amend the definition of collateral and certain FCMC-related restrictive covenants; and,

•	FCMC and the Bank will amend the Licensing Credit Agreement to permit a change of control of FCMC resulting from the Proposed Restructuring and agree to eliminate any cross default provisions relating to defaults under the Legacy Credit Agreement and extend the letter of credit facility and the revolving facility under the Licensing Credit Agreement to September 30, 2011. The Licensing Credit Agreement was further extended by the Bank on May 23, 2011 to September 30, 2012.

F-13

In the agreement, FCMC also waived any additional notice of the termination of the Servicing Agreement with respect to the Subordinate Consumer Loans, and any fees or other amounts in respect thereof with respect to any period from and after the closing of the September Loan Sale.

In consideration of Mr. Axon’s undertaking the obligations required of him under the agreement, and various guarantees and concessions previously provided by Mr. Axon for Franklin Holding’s benefit, Franklin Holding’s Audit Committees agreed, subject to specific terms to be negotiated with Franklin Holding and Mr. Axon, to the transfer to Mr. Axon of a number of shares of FCMC common stock currently held by Franklin Holding representing 10% of FCMC’s outstanding shares, effective upon the closing of the September Loan Sale and the release of Franklin Holding’s pledge of 70% of the outstanding shares of FCMC as security for the Legacy Credit Agreement.

September 22, 2010 Implementing Agreements

On September 22, 2010, FCHC and FCMC entered into various agreements implementing the transactions contemplated by the September 16, 2010 agreement (the “Implementing Agreements” or the September 2010 Transaction). On September 22, 2010, the letter agreement was superseded by the execution and delivery of an agreement, in a form and under terms substantially similar to the letter agreement, to implement the terms and conditions agreed to under the letter agreement.

Deferred Payment Agreement. On September 22, 2010, FCMC entered into the Deferred Payment Agreement with the Bank, in its capacity as administrative agent under the Legacy Credit Agreement, and Mr. Axon.

The Deferred Payment Agreement has a term expiring March 20, 2019, and provides that FCMC will pay to the Bank in respect of a qualifying transaction consummated during the term of the agreement an amount equal to ten percent of the aggregate value of the qualifying transaction minus $4 million.

Qualifying transactions, which do not include the Proposed Restructuring, would include transactions or series or combinations of related transactions involving any of:

•	sale of all or a portion of the assets (an “Asset Sale”) or the capital stock (a “Stock Sale”) of FCMC, whether any such sale is effected by FCMC, Mr. Axon, its then-current owners if such owners sell 30% or more of the fully diluted outstanding equity securities of FCMC, a third party or any combination of any of the foregoing;

•	any exchange or tender offer, merger, consolidation or other business combination involving FCMC;

•	any recapitalization, reorganization, restructuring or any other similar transaction including, without limitation, negotiated repurchases of FCMC’s securities, an issuer tender offer, a dividend or distribution, or a distribution or split-off involving FCMC; and,

•	any liquidation or winding-down of FCMC, whether by FCMC, its then-current owners, a third party or any combination of any of the foregoing.

•	Qualifying transactions specifically exclude:

•	the issuance of shares under FCMC’s equity compensation plans to the extent that those issuances do not exceed 7% of the fully diluted outstanding securities of FCMC during the term of the Deferred Payment Agreement; and,
F-14

•	the sale, restructuring or distribution, which is subject to the Bank’s prior approval, by FCHC of its ownership interests in FCMC.

In the event of a qualifying transaction, the aggregate value of the transaction will be:

•	in the case of a Stock Sale, the total consideration paid or payable to equity holders, or FCMC in the case of a new issuance. If a Stock Sale involves the acquisition of a majority of the fully diluted outstanding equity shares of FCMC, the total consideration will also include additional amounts reflecting FCMC’s indebtedness for borrowed money, net pension liabilities, to the extent they are underfunded and deferred compensation liabilities, and be grossed up to the amount that would have been paid if all of the outstanding equity securities were acquired for the same per share consideration as that ascribed to the shares actually acquired; and,

•	in the case of an Asset Sale, the total consideration paid or payable for the assets. If an Asset Sale involves the sale of a material portion of the assets or business of FCMC, the total consideration will also include any assumed debt (including capitalized leases and repayment obligations under letters of credit), pension liabilities assumed, to the extent they are underfunded, and deferred compensation liabilities assumed, the net book value of net current assets retained by FCMC and the fair market value of any other retained assets.

In any qualifying transaction, the aggregate value of the transaction will also include:

•	consideration paid or payable to FCMC and its equity holders in connection with the qualifying transaction for covenants not to compete and management or consulting arrangements (excluding reasonable salaries or wages payable under bona fide arrangements for actual services);

•	dividends or distributions declared, and payments by FCMC to repurchase outstanding equity securities, in either event, after the date of the Deferred Payment Agreement; and,

•	in any qualifying transaction, amounts payable pursuant to any earn out, royalty or similar arrangement will be included in the aggregate value of the transaction. If such amounts are contingent, the deferred payment in respect of the contingent amounts will be paid at the time the contingency is realized, provided that amounts payable pursuant to notes or an escrow arrangement will not be treated as contingent.

Additionally, pursuant to the Deferred Payment Agreement, Mr. Axon guaranteed prompt and full payment to the Bank of each required deferred payment when due.

Amendment to Legacy Credit Agreement. On September 22, 2010, subsidiaries of FCHC (other than FCMC) entered into an amendment to the Legacy Credit Agreement with the Bank. Various definitions, terms and FCMC-related covenants were amended to permit a change of control of FCMC as part of the Proposed Restructuring, to effectuate the release of the equity interests of FCHC in FCMC and release of the mortgages on certain office and residential condominium units owned by FCMC pledged to the Bank under the Legacy Credit Agreement and the Licensing Credit Agreement (subject to payment in full of Mr. Axon’s note, which payment was made to the Bank and the Bank released the applicable mortgages), and to add the Deferred Payment Agreement as collateral under the Legacy Credit Agreement.

F-15

On September 22, 2010, the limited recourse guarantee of FCMC under the Legacy Credit Agreement was released, cancelled and discharged by the Bank. On September 22, 2010, FCHC and the Bank entered into a first amendment to the limited recourse guaranty and first amendment to amended and restated pledge agreements of FCHC under the Legacy Credit Agreement, which eliminated any reference to the equity interests in FCMC of FCHC.

Amendment to Licensing Credit Agreement. On September 22, 2010, FCHC and FCMC entered into an amendment to the Licensing Credit Agreement with the Bank. Various definitions, terms and FCMC-related covenants were amended to permit a change of control of FCMC as part of the Proposed Restructuring, to effectuate the release of the mortgages on certain office and residential condominium units owned by FCMC pledged to the Bank under the Legacy Credit Agreement and the Licensing Credit Agreement (subject to the agreement of the applicable administrative agents and the lenders to release the same pursuant to the terms of the Restructure Agreement), eliminate any cross defaults resulting from any default under the Legacy Credit Agreement; permit incurrence of liabilities for indebtedness subject to the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed; and, eliminate the provision that FCMC shall, to the extent permitted by applicable law, no less frequently than semi-annually, within forty-five days after each June 30th and December 31st of each calendar year, make pro rata dividends, distributions and payments to FCMC’s shareholders and the Bank under the Legacy Credit Agreement. In addition the Licensing Credit Agreement and the revolving loan and letter of credit facilities thereunder were extended to September 30, 2011.

In connection with an agreement with the Bank in May 2011, the term of the Licensing Credit Agreement, which provides for a $1 million line of credit and $6.5 million letter of credit facility, was extended to September 30, 2012, and the financial covenant that FCMC maintain a minimum amount of net income before taxes was deleted.

Amendment to Servicing Agreement with the Bank. On September 22, 2010, the Servicing Agreement was amended to eliminate any cross-default provisions resulting from any default under the Legacy Credit Agreement.

EBIDTA Payment. On September 22, 2010, the Bank cancelled and terminated the obligations to make any EBITDA payments under the July 2010 Transaction.

Servicing Agreement with Bosco II. On September 22, 2010, FCMC entered into a servicing agreement with Bosco II for the servicing and collection of the loans purchased by Bosco II from the Trust (the “Bosco II Servicing Agreement”). See Note 11 to the Financial Statements.

July 2010 Transaction

On July 16, 2010, FCHC and FCMC, entered into a letter agreement (the “Letter Agreement”) with the Bank and the Trust and, for certain limited purposes, Mr. Axon. The Letter Agreement was entered into in connection with and in anticipation of the Trust’s then-proposed sale to a third party, on a servicing-released basis (the “July Loan Sale”), of substantially all of the first-lien residential mortgage loans serviced by FCMC under the servicing agreement by and among the Trust and FCMC dated March 31, 2009 (the Legacy Servicing Agreement).

The July Loan Sale, effective July 1, 2010, closed on July 20, 2010 (the “July Loan Sale Closing Date”) and, on July 20, 2010, the July Loan Sale purchaser (the “Purchaser”) entered into a loan servicing agreement with FCMC (the “Loan Sale Servicing Agreement”), pursuant to which FCMC continues to service approximately 75% of the first-lien residential mortgage loans acquired by Purchaser in the July Loan Sale (effective October 1, 2010, 25% of the loans acquired were transferred by the Purchaser to its affiliate, which was an event that had been planned by the Purchaser at acquisition). Approximately 3,300 residential mortgage loans, consisting principally of first-lien mortgage loans, were included in the July Loan Sale.

F-16

The Letter Agreement included terms amending, or committing the Bank, FCMC and FCHC, and related parties to amend certain of the Restructuring Agreements entered into in connection with Franklin Holding’s Restructuring with the Bank on March 31, 2009, including the existing relationships under the Legacy Servicing Agreement, the Legacy Credit Agreement, and the Licensing Credit Agreement, and FCMC to commit to make certain payments to the Bank. Additionally, the Letter Agreement set forth certain mutual commitments of the parties with respect to FCHC’s consideration of a restructuring or distribution of its ownership of FCMC, as well as certain guaranties of Mr. Axon, the Chairman and President of FCHC and FCMC.

Letter Agreement with the Bank. Under the Letter Agreement with the Bank:

•	FCMC made a $1 million payment to the Bank as reimbursement for certain expenses of the Bank in connection with the July Loan Sale;

•	FCMC released all claims under the Legacy Servicing Agreement as of the loan sale date (other than those for unpaid servicing advances for services incurred prior to June 30, 2010) with respect to the loans sold in the July Loan Sale;

•	FCMC refunded to the Trust an estimated $400,000 for servicing fees paid in advance to FCMC under the Legacy Servicing Agreement in respect of July 2010 to the extent attributable to the loans sold in the July Loan Sale;

•	the Legacy Servicing Agreement was terminated as to the loans sold, except with respect to FCMC’s obligations to assist in curing documentary issues or deficiencies relating to the loans sold; and,

•	FCMC and the Trust entered into an amended and restated servicing agreement (the “New Trust Servicing Agreement”) on July 30, 2010 and effective August 1, 2010, relating to the servicing of the loans and real estate properties previously serviced under the Legacy Servicing Agreement, other than those sold in the July Loan Sale (see below). On December 22, 2010, the Bank terminated the New Trust Servicing Agreement and the servicing of all assets by FCMC for the Trust (which as of December 31, 2010 consisted of only real estate owned (“REO”) assets) effective March 24, 2011. On March 24, 2011, the Bank notified FCMC that its servicing of the remaining real estate owned properties was extended through April 30, 2011.

On the July Loan Sale Closing Date, FCHC and FCMC entered into Amendment No. 2 to the Licensing Credit Agreement with the Bank and an affiliate of the Bank, Huntington Finance, LLC (“Amendment No. 2”).

Amendment No. 2 to the Licensing Credit Agreement with the Bank. Under Amendment No. 2 to the Licensing Credit Agreement with the Bank:

•	FCMC used $1 million in unpledged cash to repay the amount outstanding under its revolving line of credit with the Bank; and,

•	available credit under the revolving loan facility was reduced from $2 million to $1 million and the cash collateral, which was required to secure the revolving loan and letter of credit facilities, was reduced from $8.5 million to $7.5 million, with the released collateral applied as a voluntary payment made by FCMC against the debt outstanding of certain subsidiaries of Franklin Holding under the Legacy Credit Agreement.
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Loan Sale Servicing Agreement with Purchaser. On July 20, 2010, but effective as of July 1, 2010, FCMC entered into a loan servicing agreement (the Loan Sale Servicing Agreement) with the third-party Purchaser, pursuant to which FCMC provides servicing for the loans acquired by the Purchaser in the July Loan Sale. The Purchaser, which is now the second largest servicing client of FCMC, has the right to terminate the servicing of any of such loans without cause upon ninety (90) calendar days prior written notice, subject to the payment of a termination fee for each such loan terminated. Pursuant to the Loan Sale Servicing Agreement, FCMC services the loans subject to customary terms, conditions and servicing practices for the mortgage servicing industry.

Effective October 1, 2010, the Purchaser exercised its right to terminate the servicing of approximately 25% of the loans acquired by the Purchaser in the July Loan Sale (based on unpaid principal balance).

FCMC as servicer receives a monthly servicing fee per loan per month with the per loan amount dependent upon loan status at the end of each month, resolution and disposition fees based on the unpaid principal balance of loans collected from borrowers or gross proceeds from the sales of properties, as applicable, and a contingency fee for unpaid principal balance collected on loans designated by the Purchaser, in addition to various ancillary fees and reimbursement of certain third-party expenses.

Potential Restructuring. In the July 2010 Transaction, which was amended and modified in part by the September 2010 Transaction described above, the parties agreed that in connection with a potential restructuring (the “Potential Restructuring”), if the Potential Restructuring is acceptable to the Bank and the required lenders, in each party’s sole discretion, and the Potential Restructuring does not result in material tax, legal, regulatory, or accounting impediments or issues for Franklin Holding or FCMC, then:

•	the Bank would use its reasonable efforts to assist Franklin Holding and FCMC in connection with such Potential Restructuring in obtaining the approval of the required lenders for the Potential Restructuring and consenting to any change of control in connection with the Potential Restructuring to the extent required under the Legacy Credit Agreement, and FCMC or Franklin Holding would reimburse and hold the Bank and the required lenders harmless from any reasonable expense incurred by them in connection with any such Potential Restructuring;

•	FCMC would make semi-annual payments to the Bank under the Legacy Credit Agreement (the “EBITDA Payment”) equal to (i) 50% of FCMC’s EBITDA, in accordance with GAAP, for each period for the first 18 months from the July Loan Sale Closing Date, and (ii) 70% of FCMC’s GAAP EBITDA for each period thereafter, up to a maximum aggregate of $3 million. (The EBITDA Payment obligation, which was never triggered, was terminated and cancelled pursuant to the September 2010 Transaction);

•	Thomas J. Axon’s existing personal guaranty to the Bank would be extended to the EBITDA Payment pursuant to an amendment to the guarantee, which will also provide that to the extent that the EBITDA Payment in respect of any period is less than $500,000, Mr. Axon will pay such shortfall. Mr. Axon’s obligations pursuant to the guaranty would be secured and continue to be secured by the collateral he had pledged to the Bank on March 31, 2009; and,

•	any payments by FCMC or Mr. Axon in respect of the EBITDA Payment would go to reduce the obligation of the other in respect of the obligations to make such payment, or the guaranty in respect of such payment, as the case may be; and, any payments in respect of the EBITDA Payments, and application of payments to the Bank in respect of distributions by FCMC to its stockholders, would each serve as a credit against the other, which could have the effect of reducing the impact of the $3 million maximum amount of the EBITDA Payments otherwise payable as described above. (These obligations, which were never triggered, were terminated and cancelled, and Mr. Axon’s collateral has been released by the Bank, pursuant to the September 2010 Transaction.)

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New Trust Servicing Agreement. On July 30, 2010, FCMC entered into the New Trust Servicing Agreement for the loans and real estate properties not sold by the Trust, effective August 1, 2010, with the Trust to replace the servicing agreement (the Legacy Servicing Agreement) that had been entered into with the Trust as part of Franklin Holding’s March 31, 2009 restructuring with the Bank.

The New Trust Servicing Agreement, which contains terms that are generally similar to those included in FCMC’s Legacy Servicing Agreement does, however, include the following material changes: (i) the servicing fees for the second lien mortgage loans (which on September 22, 2010 were terminated from the New Trust Servicing Agreement and sold to Bosco II in the September Loan Sale) are based predominately on the percentage of principal and interest collected and a per unit monthly service fee only for contractually performing loans and loans in the early stages of bankruptcy, (ii) the servicing fees for the first lien mortgages and REO properties not sold to the Purchaser are based on a fee schedule from the Loan Sale Servicing Agreement FCMC had entered into with Purchaser (as described above), (iii) the New Trust Servicing Agreement is terminable without penalty and without cause on 90 days prior written notice, or 30 days prior written notice in connection with a sale of some or all of the assets by the Trust, (iv) the consent process for hiring vendors was replaced with a general restriction that vendors may not be engaged to perform a substantial portion of the primary day-to-day servicing obligations of FCMC, (v) minimum gross collection targets that could have triggered a termination of the agreement were removed, and (vi) the restrictions on entering into new servicing agreements that could reasonably likely impair the ability of FCMC to perform its obligations were eliminated. On December 22, 2010, the Bank terminated the New Trust Servicing Agreement and the servicing of all assets by FCMC for the Trust (which as of December 22, 2010 consisted of only REO assets) effective March 24, 2011. On March 24, 2011, the Bank notified FCMC that its servicing of the remaining real estate owned properties was extended through April 30, 2011. Since then, the servicing arrangement for the REO assets has been continued on essentially a month to month basis.

March 2009 Restructuring (the “Restructuring”)

On March 31, 2009, Franklin Holding, and certain of its subsidiaries, including FCMC, entered into a series of agreements, the Restructuring, with the Bank pursuant to which the Franklin Entities’ loans, pledges and guarantees with the Bank and its participating banks were substantially restructured.

The Restructuring did not include a portion of the Franklin Entities’ debt, (the “Unrestructured Debt”) which is due and payable in full as of September 30, 2011 under the Franklin Entities’ defaulted 2004 master credit agreement with the Bank, and as of December 31, 2011 remains unpaid and totals approximately $38.2 million. The Unrestructured Debt had been subject to a forbearance agreement, which expired on September 30, 2011 without further extension.

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FCMC is not obligated to the Bank with respect to the Unrestructured Debt and any references to FCMC in the Franklin 2004 master credit agreement governing the Unrestructured Debt have been amended to refer to Franklin Asset, a subsidiary of FCHC.

On June 25, 2009, also in connection with the Restructuring and with the approval of the holders of more than two-thirds of the shares of Franklin Holding entitled to vote at an election of directors, the Certificate of Incorporation of FCMC was amended to delete the provision, adopted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware in connection with the Franklin Entities’ December 2008 corporate reorganization, that had required the approval of the stockholders of Franklin Holding in addition to the stockholders of FCMC for any action or transaction, other than the election or removal of directors, that would require the approval of the stockholders of FCMC.

The Restructuring accomplished a number of overarching objectives for FCMC, including:

(1)	release of thirty percent of the equity in FCMC, ten percent of which has been transferred to Franklin Holding’s principal stockholder, Thomas J. Axon, from Franklin Holding’s pledges to the Bank in respect of Franklin Entities’ Legacy Credit Agreement;

(2)	entry into a servicing agreement enabling FCMC to receive fee income in respect of its continued servicing of the transferred Portfolio; and,

(3)	entry into amended credit facilities in the aggregate principal amount of $13.5 million, including a $5 million facility for working capital and to support various servicer licenses, a $2 million revolving facility and a $6.5 million letter of credit facility to support various servicer licenses.

Among the most significant costs of accomplishing these objectives was Franklin Holding and/or FCMC could incur significant income tax liabilities as a result in part of a tax basis transfer by Franklin Holding to the Bank as part of the Restructuring, at termination of the Legacy Credit Agreement, liquidation of Franklin Holding or any of its direct or indirect subsidiary companies, or certain other Franklin Holding events such as a de facto liquidation. The amount of any tax liability that Franklin Holding or FCMC may incur is not certain since any such calculations need to be performed on a company by company basis and are influenced by a number of factors including, but not limited to, the ability to use prior year tax losses and future results of operations.

On March 31, 2009 in connection with the Restructuring, Franklin Holding and FCMC entered into an amended and restated credit agreement (the Licensing Credit Agreement) to fund FCMC’s licensing obligations and working capital needs. The Licensing Credit Agreement included a credit limit of $13.5 million, composed of a secured (i) revolving line of credit (“Revolving Facility”) up to the principal amount outstanding at any time of $2.0 million, (ii) up to the aggregate stated amount outstanding at any time for letters of credit of $6.5 million, and (iii) a draw credit facility (“Draw Facility”) up to the principal amount outstanding at any time of $5.0 million. As of December 31, 2011, there were no borrowings outstanding under the revolving facility and approximately $4.7 million of letters of credit for various state licensing purposes were outstanding.

On March 26, 2010, Franklin Holding and FCMC entered into an amendment to the Licensing Credit Agreement with the Bank, which renewed and extended the Licensing Credit Agreement entered into with the Bank on March 31, 2009 as part of the Restructuring. The Amendment reduced the Draw Facility from $5.0 million to $4.0 million, which expired unrenewed on May 31, 2010, and extended the termination date for the $2.0 million revolving line of credit and $6.5 million letter of credit facilities to March 31, 2011. There were no amounts due under the Draw Facility when the facility expired.

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On July 16, 2010, the Licensing Credit Agreement was amended to reduce the revolving line of credit from $2 million to $1 million and to reduce the cash collateral securing the revolving loan and letter of credit facilities from $8.5 million to $7.5 million.

The Revolving Facility and the letters of credit are used principally to assure that all state licensing requirements of FCMC are met. The Draw Facility was used to provide working capital of FCMC, if needed, and amounts drawn and repaid under that facility could not be re-borrowed. At the time the Licensing Credit Agreement was renewed, $1.0 million was outstanding under the revolving facility and approximately $6.3 million of letters of credit for various state licensing purposes were outstanding.

The principal sum is due and payable in full on the earlier of the date that the advances under the Licensing Credit Agreement, as amended, are due and payable in full pursuant to the terms of the agreement, whether by acceleration or otherwise, or at maturity. Advances under the Revolving Facility shall bear interest at the 1-month reserve adjusted London Interbank Offered Rate (“LIBOR”) plus a margin of 8%. After any default, all advances and letters of credit shall bear interest at 5% in excess of the rate of interest then in effect.

On September 22, 2010, Franklin Holding and FCMC entered into a further amendment to the Licensing Credit Agreement. Various definitions, terms and FCMC-related covenants were amended to extend the revolving line of credit and letter of credit facilities to September 30, 2011; permit a future transfer, sale, restructuring or distribution of the ownership of FCMC, subject to a review and final approval of the Bank; release Bank liens on certain corporate condominium units of FCMC (subject to payment in full of Mr. Axon’s note, which was due in full on November 22, 2010, and which has been paid and subject liens have been released); eliminate any cross defaults resulting from any default under the Legacy Credit Agreement; permit the incurrence of liabilities for indebtedness subject to the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed; and eliminate the provision that FCMC shall, to the extent permitted by applicable law, no less frequently than semi-annually, within forty-five days after each June 30th and December 31st of each calendar year, make pro rata dividends, distributions and payments to FCMC’s shareholders and the Bank under the Legacy Credit Agreement. In addition, the Bank cancelled and terminated the obligation of FCMC, entered into on July 16, 2010, to make payments aggregating $3 million to the Bank based upon FCMC’s EBITDA over a three-year period.

The Licensing Credit Agreement, as amended, contains warranties, representations, covenants and events of default that are customary in transactions similar to the restructuring.

The Licensing Credit Agreement, as amended (and following the payment of Mr. Axon’s note in November 2010), is secured by (i) a first priority security interest in FCMC’s cash equivalents in a controlled account maintained at the Bank in an amount satisfactory to the Bank, but not less than $8.5 million (which, effective June 20, 2010, is $7.5 million), (ii) blanket existing lien on all personal property of FCMC, and (iii) any monies or sums due FCMC in respect of any program sponsored by any Governmental Authority, including without limitation any fees received, directly or indirectly, under the U.S. Treasury Homeowners Affordability and Stability Plan. The Licensing Credit Agreement expires on September 30, 2012.

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7.	FINANCING AGREEMENTS

FCMC has available credit under a credit facility with the Bank (the Licensing Credit Agreement), which includes a revolving loan facility of $1 million and a $6.5 million letter of credit facility, both of which are secured by cash collateral in the amount of $7.5 million. The Licensing Credit Agreement expires on September 30, 2012. See Note 6.

At December 31, 2011and 2010, FCMC had no debt outstanding under the revolving line; and, at December 31, 2011, FCMC had approximately $4.7 million of letters of credit under the letter of credit facility.

8.	income taxes

Components of the provision for income taxes for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010

Current (benefit)/provision:
Federal	$—	$143,000
State and local	—	42,000
Total provision	$—	$185,000

Reconciliation between the expected Federal income tax expense using the federal statutory rate of 34% to the Company’s actual income tax expense and resulting tax rate for 2011 and 2010 is presented in the following table.

	2011		2010
	Amount	Rate	Amount	Rate

Tax determined by applying U.S. statutory rate to income	$(441,358)	(34.0)%	$156,780	34.0%
Increase in taxes resulting from:
State and local taxes, net of Federal benefit	(85,685)	(6.60)%	19,813	4.30%
Increase in valuation allowance	518,465	39.94%	239,268	—
Basis adjustment
Change in federal tax estimate	—	—	(239,268)	—
Non-deductible expenses	8,578	0.66%	8,407	1.82%
	$—	—	$185,000	40.12%

 During 2011 and 2010, the Company performed a reconciliation of its estimated income tax provision to income tax returns filed for 2010 and 2009, which resulted in the recording of the deferred tax asset and corresponding valuation allowance. The Company recorded a Federal tax provision of $0 and $143,000, respectively, in the years ended 2011 and 2010, but was able to utilize in the year ended December 31, 2010 $420,000 of its parent company’s Federal net operating loss carryforwards. During 2010, the tax benefit of $143,000 was also recorded as Tax benefit use of NOL in the statement of stockholders’ equity. Because the Company had a net loss in the year ended December 31, 2011 and utilized its parent company’s Federal net operating loss carryforwards in the year ended December 31, 2010, the Company did not owe any Federal income tax for the years 2011 and 2010.

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The Company records interest and penalties as a Provision for income taxes; interest and penalties recorded during the years ended December 31, 2011 and 2010 were not material. As of December 31, 2011 and 2010, no liability for unrecognized tax benefits was required to be recorded.

The tax effects of temporary differences that gave rise to a deferred income tax asset at December 31, 2011 and 2010 are presented below:

	2011	2010

Net operating loss carryforwards	$632,683	$—
Fixed assets	348,258	239,268
Valuation allowance	(980,941)	(239,268)
Net deferred tax asset	$—	$—

The Company is not aware of any uncertain tax positions that will significantly increase or decrease within the next twelve months. The Company’s major tax jurisdictions are Federal (consolidated with its parent, FCHC, until September 23, 2010), which remains subject to examination from and including the years 2008 to 2010; and, New Jersey, which remains subject to examination from and including the years 2007 to 2010. The Company is not currently under examination by any taxing authorities.

In 2011, the Company filed a separate Federal income tax return for the period September 23, 2010 through December 31, 2010; the Company was included in the consolidated Federal tax return of its parent, FCHC, for the period January 1, 2010 through September 22, 2010.

As of December 31, 2011, the Company had tax a net operating loss carryforward with the state of New Jersey totaling approximately $1.3 million. As of December 31, 2011, the Company had a Federal tax net operating loss carryforward of approximately $1.6 million. The net operating loss carryforwards expire in various years beginning in 2015 through 2031.

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases – During 2005, the Company entered into two operating lease agreements for corporate office space, which contain provisions for future rent increases, rent-free periods, or periods in which rent payments are reduced (abated). The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is credited or charged to “accrued expenses,” which is included in Accounts payable and accrued expenses on the Company’s balance sheets. The Company’s aggregate rent expenses for 2011 and 2010 amounted to $1,350,000 and $1,390,000, respectively.

The combined future minimum lease payments as of December 31, 2011 are as follows:

Year Ended	Amount

2012	$1,597,107
2013	1,597,107
$3,194,214
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Substantially all of the Company’s office equipment is leased under multiple operating leases. The combined future minimum lease payments as of December 31, 2011 are as follows:

Year Ended	Amount

2012	$59,937
2013	59,937
2014	48,824
Thereafter	3,766
$172,464

Capital Leases – The Company entered into a lease for office furniture for its corporate office in Jersey City, New Jersey under an agreement that is classified as a capital lease. The cost of the furniture under this capital lease, included on the balance sheets as Building, furniture and equipment, net was originally $917,000. The lease was fully depreciated as of December 31, 2010. Amortization of assets under capital leases is included on the Company’s statements of operations in Depreciation.

Legal Actions – The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company’s financial statements.

10.	CERTAIN CONCENTRATIONS

Third-Party Servicing Agreements – The portfolios serviced for other entities, as of December 31, 2011, were heavily concentrated with loans serviced for related parties (which consist primarily of loans previously acquired and originated by the Company, transferred to the Trust and then subsequently sold by the Trust to third parties). As of December 31, 2011, FCMC had four significant servicing contracts with third parties to service 1-4 family mortgage loans and owned real estate; three with related parties (Bosco I, Bosco II and Bosco III); and one with an unrelated third party. At December 31, 2011, we serviced and provided recovery collection services on a total population of approximately 22,000 loans, with approximately $899 million of unpaid principal balance, for the Bosco-related entities, including Bosco Credit IV, LLC (“Bosco IV”), a third-party entity controlled by Mr. Axon. See Note 11.

The following table summarizes percentages of total principal balances by the geographic location of properties securing the residential mortgage loans serviced for other entities at December 31, 2011:

Location	December 31, 2011

California	26.31%
Florida	8.94%
New Jersey	6.62%
New York	6.59%
Texas	5.49%
Illinois	3.28%
Pennsylvania	3.27%
Ohio	3.06%
Georgia	2.90%
Michigan	2.89%
All Others	30.65%
100.00%

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Financing – All of the Company’s available credit facility is with one financial institution, Huntington. See Notes 6 and 7.

11.	RELATED PARTY TRANSACTIONS

Restructuring – On September 22, 2010, in consideration for Mr. Axon’s undertaking the obligations required of him under a series of transactions Franklin Holding and FCMC entered into with the Bank on that date (which resulted in a release of the pledge of FCMC stock to the Bank, a significant revision to the Franklin Entities’ Legacy Credit Agreement and, subject to the final approval of the Bank, the consent to proceed with a restructuring or distribution of the ownership of FCMC) and various guarantees and concessions provided by Mr. Axon for the benefit of both FCMC and FCHC, FCHC transferred to Mr. Axon an additional 10% of FCMC’s outstanding shares of common stock. When combined with FCMC shares already directly owned by Mr. Axon (which were granted in March 2009 in consideration of a guaranty, which has since been released, executed to support the Licensing Credit Agreement), the Chairman and President of FCHC and FCMC now directly owns 20% of FCMC, while the remaining 80% of FCMC is owned by FCHC and indirectly by its public shareholders (including Mr. Axon as a principal shareholder of FCHC’s publicly owned shares).

At December 31, 2011, our servicing and collection business consisted of approximately 21,600 first and second-lien loans for the Bosco Entities, which are related-party entities of FCMC: approximately 2,100 home equity loans for Bosco I; approximately 18,400 subordinate-lien loans for Bosco II; approximately 500 actively serviced first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses, and approximately 600 actively serviced loans, representing 100% of the commercial loans, 50% of which is held by Bosco III as a lending participant, securing the unrestructured portion of the indebtedness of certain of the Franklin Entities, but not including FCMC, with the Bank; and, approximately nine (9) real estate owned properties serviced for Bosco IV.

Included in the Company’s revenues were servicing fees recognized from servicing the portfolios for the Bosco Entities of $6.4 million and $2.5 million for the years ended December 31, 2011 and 2010, respectively.

Bosco I Servicing Agreement – On May 28, 2008, FCMC entered into various agreements, including a servicing agreement, to service on a fee-paying basis for Bosco I approximately $245 million in residential home equity line of credit mortgage loans. Bosco I was organized by FCMC, and the membership interests in Bosco I include the Company’s Chairman and President, Thomas J. Axon, and a related company of which Mr. Axon is the chairman of the board and three of the Company’s directors serve as board members. The loans that are subject to the servicing agreement were acquired by Bosco I on May 28, 2008. FCMC’s servicing agreement was approved by its Audit Committee. The Bosco I lending agreement expired on May 28, 2011 without being renewed or extended. Although Bosco I is still the owner of the collateral and FCMC remains as the servicer of the mortgage loans, it is uncertain whether the lenders at some time in the future will foreclose on the collateral or continue in the foreseeable future to permit FCMC to remain the servicer of the mortgage loans. The Bosco I servicing agreement also expired on May 28, 2011.

On February 27, 2009, at the request of the Bosco I lenders, FCMC adopted a revised fee structure, which was approved by FCMC’s Audit Committee. The revised fee structure provided that, for the next 12 months, FCMC’s monthly servicing fee would be paid only after a monthly loan modification fee of $29,167 was paid to Bosco I’s lenders. Further, the revised fee structure provided that, on each monthly payment date, if the aggregate amount of net collections was less than $1 million, 25% of FCMC’s servicing fee would be paid only after certain other monthly distributions were made, including, among other things, payments made by Bosco I to repay its third-party indebtedness.

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On October 29, 2009, at the additional request of the Bosco I lenders in an effort to maximize cash flow to the Bosco I lenders and to avoid payment defaults by Bosco I, the revised fee structure relating to deferred fees was adjusted through an amendment to the loan servicing agreement with Bosco I (the “Bosco Amendment”), which was approved by FCMC’s Audit Committee.

Under the terms of the Bosco Amendment, FCMC is entitled to a minimum monthly servicing fee of $50,000. However, to the extent that the servicing fee otherwise paid for any month would be in excess of the greater of $50,000 or 10% of the total cash collected on the loans serviced for Bosco I (such amount being the “Monthly Cap”), the excess will be deferred, without the accrual of interest. The cumulative amounts deferred will be paid (i) with the payment of the monthly servicing fee, to the maximum extent possible, for any month in which the servicing fee is less than the applicable Monthly Cap, so long as the sum paid does not exceed the Monthly Cap or (ii) to the extent not previously paid, on the date on which any of the promissory notes (“Notes”) payable by Bosco I to the lenders, which were entered into to finance the purchase of and are secured by the loans serviced by FCMC, is repaid, refinanced, released, accelerated, or the amounts owing thereunder increased (other than by accrual or capitalization of interest). If the deferred servicing fees become payable by reason of acceleration of the Notes, the lenders’ right to payment under such Notes shall be prior in right to FCMC’s rights to such deferred fees.

The Bosco Amendment did not alter FCMC’s right to receive a certain percentage of collections in the event Bosco I’s indebtedness to the Lenders has been repaid in full, the Bosco I equity holders have been repaid in full the equity investment in Bosco I made prior to Bosco I entering into the loan agreement with the lenders, and the lenders and Bosco I’s equity holders have received a specified rate of return on their debt and equity investments.

At December 31, 2010, the Company charged off as uncollectible $299,000 of accrued and unpaid servicing fees due from Bosco I that represented the remaining portion of outstanding servicing fees due and unpaid prior to August 1, 2009, due to current disputes among Bosco I and its lenders regarding the May 28, 2011 maturity of the Bosco I loan agreement. As of December 31, 2011, the Company had no outstanding accrued and unpaid servicing fees due from Bosco I other than the servicing fee due for the current month of December 31, 2011, which was received in January 2012, and $21,000 in outstanding reimbursable third-party expenses incurred by FCMC in the servicing and collection of the Bosco I loans. As of December 31, 2011, no deferred servicing fees per the Bosco I amendments have been accrued, and all such amounts remain unpaid.

Included in the Company’s revenues were servicing fees recognized from servicing the Bosco I portfolio of $607,000 and $501,000 for the twelve months ended December 31, 2011 and 2010, respectively.

Bosco II Servicing Agreement – On September 22, 2010, FCMC entered into a servicing agreement with Bosco II and a trust to service and collect loans purchased by Bosco II from an indirect subsidiary of the Bank’s Trust. 100% of the membership interest in Bosco II is held by the Company’s Chairman and President, Thomas J. Axon. The Bosco II Servicing Agreement governs the servicing of approximately 19,300 loans. Pursuant to the Bosco II Servicing Agreement, FCMC services the loans subject to customary terms, conditions and servicing practices for the mortgage servicing industry. The Bosco II Servicing Agreement may be terminated without cause and penalty upon thirty days prior written notice.

F-26

FCMC also provided the loan analysis and certain other services for Bosco II for the loans acquired by Bosco II and will perform various administrative and bookkeeping services for Bosco II at the rate of $1,500 per month (the administrative services agreement is pending approval of Bosco II’s lender). FCMC’s servicing agreement and administrative services agreement with Bosco II were approved by its Audit Committee.

Included in the Company’s revenues were servicing fees recognized from servicing the Bosco II portfolio for the twelve months ended December 31, 2011 and 2010 of approximately $5.4 million and $2.0 million, respectively.

Bosco III Servicing Agreement and Participation Interest in Unrestructured Debt with the Bank – In December 2010, FCMC entered into a servicing agreement with Bosco III to service and collect charge-off loans purchased by Bosco III from the Bank’s Trust (the remaining loans held by the Bank’s Trust) and purchased from the Bank a 50% participation interest in each of the commercial loans to certain of the Franklin Entities, but not FCMC, covering an unrestructured portion of the debt of those Franklin Entities (FMCM is the loan servicer for certain of the Franklin Entities that are the beneficial owners of the loans securing the unrestructured debt). 50% of the membership interest in Bosco III is held by the Company’s Chairman and President, Thomas J. Axon.

The Bosco III servicing agreement, as amended in January and April 2011, governs the servicing of approximately 4,300 of first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses (including the loans securing the unrestructured debt of certain of the Franklin Entities, but not FCMC), of which substantially fewer loans are actively serviced by FCMC. Pursuant to the Bosco III Servicing Agreement, FCMC services the loans subject generally to customary terms, conditions and servicing practices for the mortgage servicing industry. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice. From time to time, reimbursement of third-party expenses advanced by FCMC as servicer in the normal course of servicing the Bosco III portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses. When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections.

FCMC also provided the loan analysis and certain other services for Bosco III for the loans acquired by Bosco III. FCMC’s servicing agreement with Bosco III was ratified by its Audit Committee.

Included in the Company’s revenues for the year ended December 31, 2011 were servicing fees recognized from servicing the Bosco III portfolio of approximately $366,000. Servicing fees recognized from servicing the Bosco III portfolio for the year 2010 were not significant.

Bosco IV Servicing Agreement – In May 2011, the Bank’s Trust sold thirteen of its remaining REO properties to Bosco IV.

Pursuant to the Bosco IV Servicing Agreement, FCMC services the REO properties subject to customary terms, conditions and servicing practices for the mortgage servicing industry. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice. From time to time, reimbursement of third-party expenses advanced by FCMC as servicer in the normal course of servicing the Bosco IV portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses. When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections.

Included in the Company’s revenues for the year ended December 31, 2011 were servicing fees recognized from servicing the Bosco IV portfolio of approximately $11,000.

F-27

Other Related Party Transactions with the Company’s Chairman – At December 31, 2011, the Company had an outstanding receivable from an affiliate, RMTS, LLC, of $2,000. This receivable represents various operating expenses that are paid by the Company and then reimbursed by RMTS.

On September 13, 2010, FCMC’s Audit Committee authorized a 22% commission (minus certain expenses) to Hudson Servicing Solutions, LLC (“Hudson”), a procurer of force-placed insurance products for FCMC, with respect to force-placed hazard insurance coverage maintained on FCMC’s remaining portfolio of mortgage loans and mortgage loans serviced for third parties. The sole member of Hudson is RMTS, LLC, of which Mr. Axon, the Company’s Chairman and President, is the majority owner.

FCMC entered into a collection services agreement, effective December 23, 2009, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 4,000 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $56 million, which were acquired by two trusts set up by a fund in which the Company’s Chairman and President is a member, and contributed 50% of the purchase price and agreed to pay certain fund expenses. Under the collection services agreement, FCMC is entitled to collection fees consisting of a percentage of the gross amount collected. The agreement also provides for reimbursement of third-party fees and expenses incurred by FCMC. The collection fees earned by FCMC under this collection services agreement during the twelve months ended December 31, 2011 and 2010 amounted to approximately $47,000 and $116,000, respectively. In December 2010, FCMC entered into an agreement with the fund to provide certain administrative and bookkeeping services for a fee of $1,500 per month.

On February 1, 2010, FCMC entered into a collection services agreement, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 1,500 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $85 million, which were acquired through a trust set up by a fund in which the Company’s Chairman and President is a member, and contributed 25% of the purchase price. Under the collection services agreement, FCMC is entitled to collection fees consisting of a percentage of the amount collected, net of third-party expenses. The agreement also provides for reimbursement of third-party fees and expenses incurred by FCMC in compliance with the collection services agreement. The collection fees earned by FCMC under this collection services agreement during the twelve months ended December 31, 2011 and 2010 were not significant.

12.	LICENSES to service loans

By letter dated April 12, 2010, the New York State Banking Department (which is now a part of the New York State Department of Financial Services) had notified FCMC that in connection with its review of FCMC’s financial statements and mortgage servicing volume, its application for registration as a mortgage servicer in that state, which FCMC had filed during the transitional period allowed by the state for registration of mortgage servicers doing business in New York State on June 30, 2009, could not be accepted for processing until FCMC addressed its “Adjusted Net Worth” (as defined by the New York State Banking Department), which the Banking Department had determined to be below the minimum Adjusted Net Worth requirement for mortgage servicers of at least 1% of the outstanding principal balance of aggregate mortgage loans serviced (whether or not in New York), but in any event not less than $250,000; and, (ii) a ratio of Adjusted Net Worth to the outstanding principal balance of New York mortgage loans serviced of at least 5%.

On September 9, 2010, the New York State Banking Department found the capital plan submitted by FCMC on May 12, 2010 (to address how FCMC would achieve compliance with regulatory net worth requirements that were adopted in New York State in 2009 for mortgage servicers) to be satisfactory and accepted for processing the application of FCMC to continue to service residential mortgage loans in that state and granted a twelve-month waiver of otherwise applicable net worth requirements. The capital plan was to remain effective and enforceable until FCMC regained full compliance with net worth and financial responsibility requirements.

F-28

On August 24, 2011 (as filed for publication in the state register on September 14, 2011), new regulations were adopted that lowered minimum Adjusted Net Worth requirements to a minimum of at least $250,000 plus ¼ of 1% of the outstanding principal balance of aggregate mortgage loans serviced (whether or not in New York), provided, that, if such person is solely a third-party servicer (as defined in the regulations) with respect to certain mortgage loans and owns other mortgage loans or the servicing rights thereto, it shall maintain net worth of at least $250,000 plus ¼ of 1% of the outstanding principal balance of the non-third-party servicer loans and ¼ of 1% of the outstanding principal amount of the New York mortgage loans for which it is a third-party servicer. As FCMC is in compliance with such requirements, its capital plan is no longer in effect. However, its application to be a registered mortgage servicer is still pending with the New York State Department of Financial Services.

13.	distributions

During the third and fourth quarters of 2011, FCMC charged off a portion of a receivable due from its parent company, FCHC, in the aggregate amount of approximately $612,000 for management fees recognized in 2011, the collection of which has been determined to be in doubt; the charge off was recorded as a Non-dividend distribution charged to Stockholders’ equity.

Contemporaneously with the consummation of the September Loan Sale in September 2010, and after obtaining the requisite agreement of syndicate members under the Legacy Credit Agreement, FCHC’s pledge of 70% of the outstanding shares of FCMC as security for the Legacy Credit Agreement was released, in consideration of receipt of $4 million at closing from FCMC, which was applied to the amounts outstanding of the Franklin Entities under the Legacy Credit Agreement, and a cash payment of $1 million by FCMC to release the mortgages on certain office and residential condominium units owned by FCMC pledged to the Bank under the Legacy Credit Agreement and the Licensing Credit Agreement. These payments were applied by the Bank to pay down the debt obligations of certain of FCMC’s sister companies as provided for by the terms of the Legacy Credit Agreement with the Bank, and as such were recorded by FCMC in September 2010 as a distribution from Stockholders’ equity (Non-dividend distribution). Under the terms of Amendment No. 2 to the Licensing Credit Agreement with the Bank entered into in July 2010, FCMC made a cash payment to the Bank in the amount of $1.0 million to reduce the available credit of the revolving loan facility from $2 million to $1 million and the cash collateral, which was required to secure the revolving loan and letter of credit facilities, was reduced from $8.5 million to $7.5 million. The $1.0 million payment to the Bank was applied by the Bank to pay down the debt obligations of certain of FCMC’s sister companies as provided for by the terms of the Legacy Credit Agreement with the Bank, and as such was recorded by FCMC in July 2010 as a distribution from Stockholders’ equity (Non-dividend distribution).

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14.	Collection, general and administrative Expenses

The following table summarizes the major Collection, general and administrative expense categories for the twelve months ended December 31, 2011 and 2010. Facility costs include the costs of occupancy and furniture and equipment, excluding depreciation; Professional fees includes outside legal fees and other professional and consulting fees; and, the Bank fee was a fee paid to the Bank to facilitate the July Loan Sale by the Bank.

	2011	2010

Salaries and benefits expenses	$7,896,171	$10,721,775
Facility costs	1,920,535	1,975,783
Communication/technology costs	1,148,770	1,460,610
Professional fees	1,132,354	905,263
All other expenses	2,325,204	2,514,754
Bank fee	—	1,000,000
Total	$14,423,034	$18,578,185

15.	SUBSEQUENT EVENTS

New Servicing Agreement with Bosco II

On February 8, 2012, FCMC, entered into a terms agreement (the “Terms Agreement”), effective April 1, 2012, with the trust for Bosco II to service an additional pool of approximately seven thousand subordinate lien residential mortgage loans for a monthly servicing fee principally based on a percentage of monthly net collections. FCMC is entitled to reimbursement of certain third-party fees and expenses incurred by FCMC in the servicing and collection of the loans. The servicing of these loans may be terminated without cause and penalty upon thirty days prior written notice.

FCMC facilitated the purchase of the loans by the trust and Bosco II in order to enter into the Terms Agreement and obtain the subservicing of the additional Bosco II pool of loans by temporarily advancing $650,000, which has since been reimbursed, toward the purchase price of such loans.

Office Condominium Lease

In January 2012, the Company entered into a lease for approximately 5,877 square feet of condominium office space in New York City for a term ending in mid-February 2015 with a base rent of $204,000 annually, payable in monthly installments of $17,000, with annual rent escalations.

The Company has evaluated subsequent events through the date of the issuance of these Financial Statements.

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FRANKLIN CREDIT MANAGEMENT CORPORATION

BALANCE SHEETS

MARCH 31, 2012 (UNAUDITED) AND DECEMBER 31, 2011

	March 31, 2012	December 31, 2011

ASSETS
Cash and cash equivalents	$11,358,314	$12,163,426
Restricted cash	12,030,479	11,529,819
Receivables	2,463,505	2,595,160
Building, furniture and equipment, net	755,018	769,873
Other assets	545,393	725,834
Total assets	$27,152,709	$27,784,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Servicing liabilities	$12,030,479	$11,529,819
Accrued expenses and other current liabilities	2,212,830	2,291,265
Total liabilities	14,243,309	13,821,084

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 1,000; issued – none	—	—
Common stock and additional paid-in capital, $.001 par value, 4,000 authorized shares; issued and outstanding: 100	10,539,446	10,743,074
Retained earnings	2,369,954	3,219,954
Total stockholders’ equity	12,909,400	13,963,028

Total liabilities and stockholders’ equity	$27,152,709	$27,784,112

F-31

FRANKLIN CREDIT MANAGEMENT CORPORATION

STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	2012	2011

REVENUES:
Servicing income	$2,300,475	$3,026,897
Other income	238,278	685,426
Interest income	4,676	5,121
Total revenues	2,543,429	3,717,444

OPERATING EXPENSES:
Collection, general and administrative	3,318,888	3,560,095
Depreciation	74,541	83,049
Total expenses	3,393,429	3,643,144

Net (loss)/income before provision for income taxes	(850,000)	74,300
Provision for income taxes	—	30,000
Net (loss)/income	$(850,000)	$44,300

F-32

FRANKLIN CREDIT MANAGEMENT CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2012

	Common Stock and Additional Paid-in Capital
	Shares	Amount	Retained Earnings	Total

BALANCE, JANUARY 1, 2012	100	$10,743,074	$3,219,954	$13,963,028

Net (loss)	—	—	(850,000)	(850,000)
Non dividend distribution	—	(203,628)	—	(203,628)
BALANCE, MARCH 31, 2012	100	$10,539,446	$2,369,954	$12,909,400

F-33

FRANKLIN CREDIT MANAGEMENT CORPORATION

STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$(850,000)	$44,300
Changes in operating activities:
Use of NOL	—	23,000
Depreciation	74,541	83,049
Changes in operating assets and liabilities:
Increase in restricted cash	(500,660)	(8,085,188)
Receivables	131,655	323,975
Transfer of owned real property	—	(123,721)
Other assets	180,441	98,964
Accounts payable and accrued expenses	(78,435)	(134,205)
Servicing liabilities	500,660	8,085,188
Net cash (used in)/provided by operating activities	(541,797)	315,362

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furniture and fixtures	(59,687)	120,027
Net cash (used in)/provided by investing activities	(59,687)	120,027

CASH FLOWS FROM FINANCING ACTIVITIES:
Non-dividend distribution	(203,628)	—
Net cash (used in) financing activities	(203,628)	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(805,112)	435,389
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	12,163,426	12,071,212
CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,358,314	$12,506,601

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FRANKLIN CREDIT MANAGEMENT CORPORATION

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

AS OF MARCH 31, 2012

AND FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

1.	Organization and Business

As used herein, references to “FCMC,” the “Company,” “we,” “our” and “us” refer to Franklin Credit Management Corporation (80% owned by Franklin Credit Holding Corporation (“Franklin Holding” or “FCHC”) and 20% owned by Thomas J. Axon, the principal stockholder and Chairman and President of Franklin Holding and the Chairman and President of FCMC), and references to the “Franklin Entities” refer to Franklin Credit Holding Corporation, collectively with its subsidiaries. References to the “Bank” or “Huntington” refer to The Huntington National Bank and its participants, which the Franklin Entities, but not FCMC or FCHC, have outstanding indebtedness under a credit agreement (the “Legacy Credit Agreement”), and which FCMC and FCHC have a credit facility (the “Licensing Credit Agreement”).

FCMC is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, including specialized loan recovery and collection servicing, and in the due diligence, analysis, pricing and acquisition of residential mortgage portfolios, for third parties. The portfolios serviced for other entities, effective September 30, 2010 and as of December 31, 2011, (principally loans acquired and originated by the Franklin Entities prior to 2008), primarily consist of first and second-lien loans secured by 1-4 family residential real estate that generally fell outside the underwriting standards of Fannie Mae and Freddie Mac.

Effective September 30, 2010, FCMC has been operating its servicing, collections and recovery business free of pledges of its stock and free of significant restrictive covenants under the Legacy Credit Agreement between FCHC and the Bank. FCMC and Mr. Axon are, however, each obligated under an agreement (the “Deferred Payment Agreement”) entered into as part of certain implementing agreements regarding a transaction in September 2010 (the “September 2010 Transaction”) with the Bank to pay the Bank under the Legacy Credit Agreement 10% of the aggregate value of each monetizing transaction, dividend or other distribution (other than the sale, restructuring or distribution, subject to the prior approval of the Bank, by FCHC of its ownership interests in FCMC), prior to March 20, 2019, in excess of a threshold of $4 million.

Mr. Axon directly owns 20% of FCMC, while the remaining 80% of FCMC is owned by FCHC and indirectly by its public shareholders (including Mr. Axon as a principal shareholder of FCHC). See Note 9.

In December 2008, the Company engaged in a series of transactions (the “Reorganization”) in which the Company adopted a holding company form of organizational structure, with Franklin Credit Holding Corporation serving as the new public-company parent of FCMC. Under the Reorganization, Franklin Credit Holding Corporation became the successor issuer to FCMC, and FCMC ceased to have portfolios of loans and real estate properties and the related indebtedness to the Bank under the Legacy Credit Agreement and became Franklin Credit Holding Corporation’s servicing business subsidiary.

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2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The preparation of financial statements required by accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates and assumptions of the Company are useful lives of fixed assets and allowance for income taxes.

Cash and Cash Equivalents – Cash and cash equivalents includes cash and certificates of deposit with original maturities of three months or less (when purchased), with the exception of restricted cash, which is reported separately on the balance sheet. FCMC maintains accounts at banks, which at times may exceed Federally insured limits. FCMC has not experienced any losses from such concentrations.

Restricted Cash – Restricted cash held for third parties, which includes interest, principal and other collections received from servicing portfolios for third-party clients.

Building, Furniture and Equipment – Building, furniture and equipment, including leasehold improvements, are recorded at cost net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to 40 years. Amortization of leasehold improvements is computed using the straight-line method over the lives of the related leases or useful lives of the related assets, whichever is shorter. Maintenance and repairs are expensed as incurred.

Income Taxes – Income taxes are accounted for under Accounting for Income Taxes (“Topic 740”), which requires an asset and liability approach in accounting for income taxes. This method provides for deferred income tax assets or liabilities based on the temporary difference between the income tax basis of assets and liabilities and their carrying amount in the financial statement. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment of the changes.

Servicing Fees – Servicing fees consist of fees for servicing loans and providing collection and recovery services for third parties, ancillary fees from servicing loans for third parties, such as, late charges, prepayment penalties, and other miscellaneous servicing-related income. Servicing fees are recognized principally on an accrual basis.

Other Income – Other income consists of due diligence and other fees, such as property site visits for loans in various stages of delinquency and foreclosure, for services provided to third parties, and miscellaneous fees and other revenue not directly related to the servicing of loans and real estate properties. Revenues included in other income are recognized principally on an accrual basis.

Servicing Liabilities – Servicing liabilities consists of principal, interest, taxes and other payments collected from providing servicing, collection and recovery service to third-party clients.

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3.	CASH AND CASH EQUIVALENTS

At March 31, 2012 and December 31, 2011, the Company had $11.4 million and $12.2 million, respectively, in cash and cash equivalents. Included in Cash and cash equivalents at both March 31, 2012 and December 2011 was pledged cash to the Bank of $7.5 million, under a Licensing Credit Agreement (secured by a first-priority lien) with FCMC and FCHC and the Legacy Credit Agreement (secured by a second-priority lien) with the Franklin Entities (but not FCMC or FCHC). See Note 7.

4.	RESTRICTED CASH

Restricted cash represents cash held for third parties. Restricted cash, representing interest, principal and other collections received from servicing portfolios for third-party clients, amounted to $12.0 million and $11.5 million at March 31, 2012 and December 31, 2011, respectively.

5.	RECEIVABLES

Receivables at March 31, 2012 and December 31, 2011 consisted of:

	March 31, 2012	December 31, 2011

Due from affiliates	$4,000	$160,000
Third-party servicing fees and expenses	680,268	619,091
Servicing fees and expenses due from Bosco-related entities	688,401	757,219
Other receivables	1,090,836	1,058,850
	$2,463,505	$2,595,160

Due from affiliates at March 31, 2012 consisted of unreimbursed expenses paid for Franklin Holding and sister companies. Due from affiliates at December 31, 2011 consisted principally of a management fee for administrative services provided to Franklin Holding and sister companies. There were no fees for administrative services provided to Franklin Holding and sister companies accrued or outstanding at March 31, 2012. Other receivables at both March 31, 2012 and at December 31, 2011 consisted principally of funds held by a trustee in the amount of $1.0 million.

6.	BUILDING, FURNITURE AND EQUIPMENT

At March 31, 2012 and December 31, 2011, building, furniture and equipment consisted of the following:

	March 31, 2012	December 31, 2011

Building and improvements	$2,240,514	$2,180,827
Furniture and equipment	1,707,925	1,707,925
	3,948,439	3,888,752

Less accumulated depreciation	(3,193,421)	(3,118,879)
	$755,018	$769,873

In April 2011, we entered into a sublease for approximately half of certain underutilized office space (6,856 square feet) for a term ending December 31, 2013 with a base rent of $158,000 annually, payable in monthly installments of $13,000. The remaining approximately 6,269 square feet of the underutilized office space continues to be marketed for sublet.

F-37

In January 2012, the Company entered into a lease for approximately 5,877 square feet of condominium office space in New York City for a term ending in mid-February 2015 with a base rent of $204,000 annually, payable in monthly installments of $17,000, with annual rent escalations.

7.	FINANCING AGREEMENTS

FCMC has available credit under a credit facility with the Bank (the Licensing Credit Agreement), which includes a revolving loan facility of $1 million and a $6.5 million letter of credit facility, both of which are secured by cash collateral in the amount of $7.5 million. The Licensing Credit Agreement expires on March 31, 2013.

At March 31, 2012 and December 31, 2011, FCMC had no debt outstanding under the revolving line; and, at March 31, 2012, FCMC had approximately $4.7 million of letters of credit under the letter of credit facility.

8.	INCOME TAXES

The Company is not aware of any uncertain tax positions that will significantly increase or decrease within the next twelve months. The Company’s major tax jurisdictions are Federal (consolidated with its parent, FCHC, until September 23, 2010), which remains subject to examination from and including the years 2008 to 2010; and, New Jersey, which remains subject to examination from and including the years 2007 to 2010. The Company is not currently under examination by any taxing authorities.

In 2011, the Company filed a separate Federal income tax return for the period September 23, 2010 through December 31, 2010; the Company was included in the consolidated Federal tax return of its parent, FCHC, for the period January 1, 2010 through September 22, 2010.

As of December 31, 2011, the Company had tax a net operating loss carryforward with the state of New Jersey totaling approximately $1.3 million. As of December 31, 2011, the Company had a Federal tax net operating loss carryforward of approximately $1.6 million. The net operating loss carryforwards expire in various years beginning in 2015 through 2031.

9.	RELATED PARTY TRANSACTIONS

Ownership of FCMC – On September 22, 2010, in consideration for Mr. Axon’s undertaking the obligations required of him under a series of transactions Franklin Holding and FCMC entered into with the Bank on that date (which resulted in a release of the pledge of FCMC stock to the Bank, a significant revision to the Franklin Entities’ Legacy Credit Agreement and, subject to the final approval of the Bank, the consent to proceed with a restructuring or distribution of the ownership of FCMC) and various guarantees and concessions provided by Mr. Axon for the benefit of both FCMC and FCHC, FCHC transferred to Mr. Axon an additional 10% of FCMC’s outstanding shares of common stock. When combined with FCMC shares already directly owned by Mr. Axon, the Chairman and President of FCHC and FCMC now directly owns 20% of FCMC, while the remaining 80% of FCMC is owned by FCHC and indirectly by its public shareholders (including Mr. Axon as a principal shareholder of FCHC’s publicly owned shares).

F-38

Bosco-Related Entities – At March 31, 2012, the Company’s servicing and collection business consisted of approximately 28,500 first and second-lien loans for related-party entities (the Bosco entities) of FCMC: approximately 2,100 home equity loans for Bosco Credit, LLC (“Bosco I”); approximately 25,300 subordinate-lien loans for Bosco Credit II, LLC (“Bosco II”), including approximately 7,100 subordinate-lien residential mortgage loans purchased by Bosco II and serviced for Boaco II effective March 15, 2012; approximately 500 actively serviced first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses, and approximately 600 actively serviced loans (representing 100% of the loans securing a portion of the outstanding indebtedness owed to the Bank by the Franklin Entities, but not FCMC (the “Unrestructured Debt”), underlying a 50% participation interest in each of the commercial loans to the Franklin Entities covering that portion of the Unrestructured Debt with the Bank)) for Bosco Credit III, LLC (“Bosco III”); and, approximately seven (7) real estate owned properties serviced for Bosco Credit IV, LLC (“Bosco IV”).

Included in the Company’s revenues were servicing fees recognized from servicing the portfolios for the Bosco-related entities of $1.4 million and $1.7 million for the three months ended March 31, 2012 and 2011, respectively.

Bosco I Servicing Agreement. On May 28, 2008, FCMC entered into various agreements, including a servicing agreement, to service on a fee-paying basis for Bosco I approximately $245 million of residential home equity line of credit mortgage loans. Bosco I was organized by FCMC, and the membership interests in Bosco I include the Company’s Chairman and President, Thomas J. Axon, and a related company of which Mr. Axon is the chairman of the board and three of the Company’s directors serve as board members. The loans that are subject to the servicing agreement were acquired by Bosco I on May 28, 2008. FCMC’s servicing agreement was approved by its Audit Committee. The Bosco I lending agreement expired on May 28, 2011 without being renewed or extended. Although Bosco I is still the owner of the collateral and FCMC remains as the servicer of the mortgage loans, it is uncertain whether the lenders at some time in the future will foreclose on the collateral or continue in the foreseeable future to permit FCMC to remain the servicer of the mortgage loans. The Bosco I servicing agreement also expired on May 28, 2011.

In October 2009, at the request of the Bosco I lenders in an effort to maximize cash flow to the Bosco I lenders and to avoid payment defaults by Bosco I, the fee structure relating to deferred fees was adjusted through an amendment to the loan servicing agreement with Bosco I (the “Bosco Amendment”), which was approved by FCMC’s Audit Committee.

Under the terms of the Bosco Amendment, FCMC is entitled to a minimum monthly servicing fee of $50,000. However, to the extent that the servicing fee otherwise paid for any month would be in excess of the greater of $50,000 or 10% of the total cash collected on the loans serviced for Bosco I (such amount being the “Monthly Cap”), the excess will be deferred, without the accrual of interest. The cumulative amounts deferred will be paid (i) with the payment of the monthly servicing fee, to the maximum extent possible, for any month in which the servicing fee is less than the applicable Monthly Cap, so long as the sum paid does not exceed the Monthly Cap or (ii) to the extent not previously paid, on the date on which any of the promissory notes (“Notes”) payable by Bosco I to the lenders, which were entered into to finance the purchase of and are secured by the loans serviced by FCMC, is repaid, refinanced, released, accelerated, or the amounts owing thereunder increased (other than by accrual or capitalization of interest). If the deferred servicing fees become payable by reason of acceleration of the Notes, the lenders’ right to payment under such Notes shall be prior in right to FCMC’s rights to such deferred fees.

As of March 31, 2012, the Company had no outstanding accrued and unpaid servicing fees due from Bosco I other than the servicing fee due for the current month of March 2012, which was received in April 2012, and $32,000 in outstanding reimbursable third-party expenses, which also was received in April 2012, incurred by FCMC in the servicing and collection of the Bosco I loans. As of March 31, 2012, no deferred servicing fees per the Bosco I amendments have been accrued, and all such amounts remain unpaid.

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Included in the Company’s revenues were servicing fees recognized from servicing the Bosco I portfolio of $160,000 and $156,000 for the three months ended March 31, 2012 and 2011, respectively. Due to a dispute among Bosco I and its lenders in 2009 regarding the May 28, 2011 maturity of the Bosco I lending agreement, the Company did not recognize any administrative fees for the three months ended March 31, 2012 and 2011 and Bosco I did not pay for any fees for such services provided during the three months ended March 31, 2012 and 2011.

Bosco II Servicing Agreement. On September 22, 2010, FCMC entered into a servicing agreement with Bosco II and a trust to service and collect loans purchased by Bosco II from an indirect subsidiary of the Bank’s Trust. 100% of the membership interest in Bosco II is held by the Company’s Chairman and President, Thomas J. Axon. The Bosco II Servicing Agreement governs the servicing of approximately 18,200 loans. Pursuant to the Bosco II Servicing Agreement, FCMC services the loans subject to customary terms, conditions and servicing practices for the mortgage servicing industry. The Bosco II Servicing Agreement may be terminated without cause and penalty upon thirty days prior written notice.

FCMC also provided the loan analysis and certain other services for Bosco II for the loans acquired by Bosco II and will perform various administrative and bookkeeping services for Bosco Credit II at the rate of $1,500 per month. FCMC’s servicing agreement and administrative services agreement with Bosco II were approved by its Audit Committee.

On February 8, 2012, FCMC, entered into the Terms Agreement, effective April 1, 2012, with the trust for Bosco II to service an additional pool of approximately 7,100 subordinate-lien residential mortgage loans for a monthly servicing fee principally based on a percentage of monthly net collections. FCMC is entitled to reimbursement of certain third-party fees and expenses incurred by FCMC in the servicing and collection of the loans. The servicing of these loans may be terminated without cause and penalty upon thirty days prior written notice.

The servicing transfer was effective March 15, 2012, and FCMC is servicing the pool of subordinate-lien residential mortgage loans for a monthly servicing fee principally based on a percentage of monthly net collections and is entitled to reimbursement of certain third-party fees and expenses incurred by FCMC in the servicing and collection of the loans. Pursuant to the Terms Agreement effective April 1, 2012, the subservicing of the mortgage loans are governed by a loan servicing agreement dated and made effective as of November 19, 2010 between FCMC and the Bosco Credit II, LLC trust (under which FCMC already has been subservicing approximately 18,000 loans) and a new servicing fee schedule for this pool of loans. FCMC subservices these loans subject to customary terms, conditions and servicing practices for the mortgage servicing industry. The subservicing of the loans may be terminated without cause and penalty upon thirty days prior written notice.

FCMC facilitated the purchase of the loans by the trust and Bosco II in order to enter into the Terms Agreement and obtain the subservicing of the additional Bosco II pool of loans by temporarily advancing $650,000, which has since been reimbursed, toward the purchase price of such loans.

Included in the Company’s revenues for the three months ended March 31, 2012 and 2011 were servicing fees recognized from servicing the Bosco II portfolios of approximately $1.1 million and $1.5 million, respectively.

Bosco III Servicing Agreement and Participation Interest in Unrestructured Debt with the Bank. In January 2011, effective December 2010, FCMC entered into a servicing agreement with Bosco III to service and collect charge-off loans purchased by Bosco III from the Bank’s Trust (the remaining loans then held by the Bank’s Trust) and purchased from the Bank a 50% participation interest in each of the commercial loans to the Company covering that portion of the Company’s debt with the Bank, the Unrestructured Debt, in the amount of approximately $38.2 million (FCMC is the loan servicer for certain Company entities that are the beneficial owners of the loans securing the Unrestructured Debt). 50% of the membership interest in Bosco III is held by the Company’s Chairman and President, Thomas J. Axon.

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The Bosco III servicing agreement, as amended in January and April 2011, governs the servicing of approximately 4,300 of first and subordinate-lien loans that are principally in bankruptcy, foreclosure or charge-off statuses (including the loans securing the Unrestructured Debt), of which substantially fewer loans are actively serviced by FCMC. Pursuant to the Bosco III Servicing Agreement, FCMC services the loans subject generally to customary terms, conditions and servicing practices for the mortgage servicing industry. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice. From time to time, reimbursement of third-party expenses advanced by FCMC as servicer in the normal course of servicing the Bosco III portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses. When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections.

FCMC also provided the loan analysis and certain other services for Bosco III for the loans acquired by Bosco III. FCMC’s servicing agreement with Bosco III was ratified by its Audit Committee.

Included in the Company’s revenues for the three months ended March 31, 2012 and 2011 were servicing fees recognized from servicing the Bosco III portfolio of approximately $99,000 and $66,000, respectively.

Bosco IV Servicing Agreement. In May 2011, the Bank’s Trust sold thirteen (13) of its remaining real estate owned (“REO”) properties acquired through foreclosure actions to Bosco IV, a third-party entity controlled by Mr. Axon.

Pursuant to the Bosco IV Servicing Agreement, FCMC services the REO properties subject to customary terms, conditions and servicing practices for the mortgage servicing industry. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice. From time-to time reimbursement of third-party expenses advanced by FCMC as servicer in the normal course of servicing the Bosco IV portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses. When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections.

Included in the Company’s revenues for the three months ended March 31, 2012 were servicing fees recognized from servicing the Bosco IV portfolio of approximately $6,000.

Other Significant Related Party Transactions with the Company’s Chairman – In September 2010, FCMC’s audit committee authorized a 22% commission (minus certain expenses) to Hudson Servicing Solutions, LLC (“Hudson”), a procurer of force-placed insurance products for FCMC, with respect to force-placed hazard insurance coverage maintained on FCMC’s remaining portfolio of mortgage loans and mortgage loans serviced for third parties. The sole member of Hudson is RMTS, LLC, of which Mr. Axon, the Company’s Chairman and President, is the majority owner.

FCMC entered into a collection services agreement, effective December 23, 2009, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 4,000 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $56 million, which were acquired by two trusts set up by a fund in which the Company’s Chairman and President is a member, and contributed 50% of the purchase price and agreed to pay certain fund expenses. Under the collection services agreement, FCMC is entitled to collection fees consisting of a percentage of the gross amount collected. The agreement also provides for reimbursement of third-party fees and expenses incurred by FCMC. The collection fees earned by FCMC under this collection services agreement during the three months ended March 31, 2012 and 2011 amounted to approximately $4,000 and $7,000, respectively. In December 2010, FCMC entered into an agreement with the fund to provide certain administrative and bookkeeping services for a fee of $1,500 per month.

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On February 1, 2010, FCMC entered into a collection services agreement, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 1,500 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $85 million, which were acquired through a trust set up by a fund in which the Company’s Chairman and President is a member, and contributed 25% of the purchase price. Under the collection services agreement, FCMC is entitled to collection fees consisting of a percentage of the amount collected, net of third-party expenses. The agreement also provides for reimbursement of third-party fees and expenses incurred by FCMC in compliance with the collection services agreement. The collection fees earned by FCMC under this collection services agreement during the three months ended March 31, 2012 and 2011 were not significant.

10.	CERTAIN CONCENTRATIONS

Third-Party Servicing Agreements – The portfolios serviced for other entities, as of March 31, 2012, were heavily concentrated with loans serviced for related parties (which consist primarily of loans previously acquired and originated by the Company, transferred to the Bank’s Trust and then subsequently sold by the Bank’s Trust to third parties). As of March 31, 2012, FCMC had five significant servicing contracts with third parties to service 1-4 family mortgage loans and owned real estate; four with related parties (Bosco I, two contracts with Bosco II, and Bosco III); and one with an unrelated third party. At March 31, 2012, we serviced and provided recovery collection services on a total population of approximately 28,500 first and second-lien loans for the Bosco Entities, which are related-party entities of FCMC, as follows: approximately 2,100 home equity loans for Bosco I; approximately 25,300 subordinate-lien loans for Bosco II, including approximately 7,100 subordinate-lien residential mortgage loans purchased by Bosco II and serviced for Bosco II effective March 15, 2012; approximately 500 actively serviced first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses, and approximately 600 actively serviced loans (representing 100% of the loans securing the Unrestructured Debt) underlying a 50% participation interest in each of the commercial loans to Franklin Holding covering that portion of Franklin Holding’s Unrestructured Debt with the Bank, for Bosco III; and, approximately seven (7) real estate owned properties serviced for Bosco IV.

Included in FCMC’s revenues were servicing fees recognized from servicing the portfolios for the Bosco Entities of $1.4 million and $1.7 million for the three months ended March 31, 2012 and 2011, respectively (representing approximately 60% and 56% of the total servicing revenues earned during the three months ended March 31, 2012 and 2011, respectively).

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The following table summarizes percentages of total principal balances by the geographic location of properties securing the residential mortgage loans serviced for other entities at March 31, 2012:

	Number of Loans	Unpaid Principal Balance	Percentage of Total Principal Balance

California	5,535	$450,939,802	23.97%
Florida	4,022	213,675,704	11.35%
New York	1,454	123,958,900	6.59%
New Jersey	915	105,528,490	5.61%
Texas	3,614	96,979,113	5.15%
Illinois	1,605	67,143,570	3.57%
Nevada	1,081	65,804,570	3.50%
Georgia	1,433	53,253,491	2.83%
Maryland	795	53,015,019	2.82%
Virginia	741	51,302,144	2.73%
All Others	16,663	599,941,386	31.88%
Total	37,858	$1,881,542,189	100.00%

Financing – All of the Company’s available credit facility is with one financial institution, Huntington.

11.	distributions

During the quarter ended March 31, 2012, FCMC charged off a portion of a receivable due from its parent company, FCHC, in the aggregate amount of approximately $204,000 for management fees earned for the quarter ended March 31, 2012, the collection of which has been determined to be in doubt; the charge off was recorded as a Non-dividend distribution charged to Stockholders’ equity.

12.	Collection, general and administrative Expenses

The following table summarizes the major Collection, general and administrative expense categories for the three months ended March 31, 2012 and 2011. Facility costs include the costs of occupancy and furniture and equipment, excluding depreciation, and Professional fees includes outside legal fees and other professional and consulting fees.

	2012	2011

Salaries and benefits expenses	$1,987,765	$2,039,713
Facility costs	474,624	476,621
Communication/technology costs	244,629	330,401
Professional fees	202,224	252,198
All other expenses	409,646	461,162
Total	$3,318,888	$3,560,095

13.	SUBSEQUENT EVENTS

In April 2012, FCMC entered into a servicing agreement with a trust of for Bosco Credit V, LLC (“Bosco V”) to service and collect approximately 1,850 non-performing subordinate lien loans purchased by Bosco V. The sole member of Bosco V is Mr. Axon. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days’ prior written notice.

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In May 2012, FCMC participated in a joint venture with Bosco Credit VI, LLC (“Bosco VI”) that purchased a pool of approximately 1,900 performing, subperforming and non-performing subordinate lien loans, and entered into a servicing agreement with a trust of Bosco VI to provide the servicing and collection of the purchased pool. FCMC’s services may be terminated only for cause. The owners of Bosco VI include Mr. Axon at an ownership percentage at 67.39% and FCMC at 32.61%. FCMC’s equity investment in Bosco VI was $1,500,000.

Franklin Holding Bankruptcy – On June 4, 2012, Franklin Holding filed a voluntary petition for bankruptcy relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Filing”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) (Case No. 12-24411(DHS)) and filed with the Bankruptcy Court a proposed prepackaged plan of reorganization and a related disclosure statement (the “Disclosure Statement”) soliciting acceptance of the prepackaged plan.

FCMC did not and is not proposing to file for bankruptcy.

Franklin Holding’s previously announced distribution of its mortgage servicing business to Franklin Holding common stockholders, effectuated through its Prepackaged Plan of Reorganization, which was confirmed by the U.S. Bankruptcy Court in the District of New Jersey pursuant to a confirmation order in Chapter 11 Case No. 12-24411(DHS) entered on July 18, 2012 (the “Confirmation Order”), occurred on August 10, 2012 through a distribution of eighty percent (80%) of the outstanding common stock of FCMC, which represented all of the outstanding common stock of FCMC held by Franklin Holding. On the Distribution Date, all outstanding shares of common stock of Franklin Holding were cancelled. FCMC intends to take the steps necessary to have its shares of common stock become eligible for quotation on the Over-the-Counter Bulletin Board (OTC-BB).

Holders of record of Franklin Holding common stock as of the close of business on August 2, 2012 (the “Record Date”), which was the record date for the distribution, received one share of FCMC common stock for each share of Franklin Holding common stock held by such stockholder.

On July 18, 2012, the Court entered the Confirmation Order, which approved, amended and confirmed the Prepackaged Plan effective July 18, 2012, approved the adequacy of the solicitation procedures with respect to the solicitation of votes to accept or reject the Prepackaged Plan, and the adequacy of information contained in the Disclosure Statement.

Upon the expiration of the time to file an appeal of the Confirmation Order under the Federal Rules of Bankruptcy Procedure, the Confirmation Order became a final order of the Bankruptcy Court on August 2, 2012, and, pursuant to the Prepackaged Plan, August 2, 2012 was established as the Record Date.

On August 2, 2012, to further implement the Prepackaged Plan, FCMC executed a promissory note in the amount of $1,109,000 payable over a period of five years at an interest rate of 3.25% per annum (the “Note”). For the term of the Note, on the first day of each month beginning with the month following the effective date (which start date is expected to be September 1, 2012), FCMC shall pay to the bankruptcy estate of Franklin Holding $18,483.33 per month, plus interest of 3.25% calculated on the outstanding Note balance at the close of the prior month, based a 360 day year multiplied by the actual number of days elapsed each month. FCMC may prepay the principal due on the Note without penalty. If payments are not made on time, there would be a late charge of five cents ($0.05) for each dollar ($1.00) of the delinquent payment. The default interest rate for the Note should there be an event of default (as defined in the Note) would be 8.25%. Separate and apart from the Note, on or about August 9, 2012, FCMC anticipates making a payment of $250,000 to the bankruptcy estate of the Registrant (the “Cash Payment”). The proceeds received by Registrant from the Cash Payment and Note shall be used to pay the expenses of Liquidation Manager, Allowed Administrative Claims to the extent not otherwise paid, the Distributions to Holders of Allowed Claims and the additional costs of winding down the Debtor and the Estate under the Prepackaged Plan. The representations, warranties and covenants of FCMC, which are contained in the Note, are typical for agreements of this type.

The Company has evaluated subsequent events through the date of the issuance of these Financial Statements.

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